Exhibit 10.1

Execution Version

THE SELLERS (AS DEFINED HEREIN)

WIRELESS TELECOMMUNICATIONS GROUP, LTD. (AS BUYER)

WIRELESS TELECOM GROUP, INC.

SHARE PURCHASE AGREEMENT RELATING TO THE SALE AND PURCHASE OF SHARES IN COMMAGILITY LIMITED

Date: FEBRUARY 17, 2017

Execution Version

CONTENTS

1.	Interpretation	1
2.	Sale and purchase and waiver of pre-emption rights	12
3.	Purchase price	12
4.	Completion	15
5.	Employee loyalty bonus	17
6.	Deferred payment	18
7.	Warranties	19
8.	Limitations on claims	20
9.	Tax covenant	24
10.	Indemnities	24
11.	Buyer and WTG Warranties	24
12.	Guarantee and Indemnity	25
13.	Clawback Escrow Agreement Indemnities	26
14.	Restrictions on Sellers	26
15.	Sellers’ Representative	28
16.	Confidentiality and announcements	28
17.	Further assurance	30
18.	Assignment	30
19.	Whole agreement	31
20.	Variation and waiver	31
21.	Costs	31
22.	Notice	31
23.	Severance	33
24.	Agreement survives completion	33
25.	Third party rights	33
26.	Successors	33

Execution Version

27.	Counterparts	33
28.	Inadequacy of Damages	33
29.	Broker’s Fees	34
30.	set-off rights	34
31.	Governing law and jurisdiction	34
Schedule 1.	Particulars of Sellers	24
Schedule 2.	Particulars of the Company	27
Schedule 3.	Completion	29
Schedule 4.	Warranties	32
Schedule 5.	Tax covenant	68
Schedule 6.	Intellectual Property Rights	83
Schedule 7.	Information technology	89
Schedule 8.	Particulars of Properties	92
Schedule 9.	Earn-out Payments	94
Schedule 10.	Completion Working Capital and Completion Net Debt	108

Execution Version

THIS AGREEMENT is made as a deed on                                  2017

Parties

(1)	The several persons whose names are set out in Schedule 1 and whose addresses (for the purposes of this Agreement) shall be the addresses set out for each of them in the Disclosure Letter (the “Sellers”).

(2)	Wireless Telecommunications Group, Ltd. a private company limited by shares incorporated in England and Wales with company registration number 10614152 whose registered office is at C/O Bryan Cave, 88 Wood Street, London EC2V 7AJ (the “Buyer”).

(3)	Wireless Telecom Group Inc. of 25 Eastmans Road, Parsippany, New Jersey 07054 (“WTG”).

Background

(A)	The Company (as defined below) is a private company limited by shares incorporated in England and Wales. Further particulars of the Company at the date of this Agreement are set out in Schedule 2.

(B)	The Company has an issued share capital of £12 divided into 12 ordinary shares (of various classes) of £1 each.

(C)	The Sellers are the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares (as defined below) set out opposite their respective names in Schedule 1.

(D)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this Agreement.

(E)	WTG is a party to this Agreement for the purposes, inter alia, of entering into the guarantee and indemnity set out in clause 12 and of agreeing to the obligation to issue the Consideration Shares (subject always to the warranties and confirmations to be given by the Sellers in relation thereto and the execution of a Lock Up Agreement and Clawback Escrow Agreement (as defined below) by each of the Sellers).

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Accounts: the financial statements of the Company as at and for the 12 month period to the Accounts Date, comprising the accounts of the Company including the balance sheet, profit and loss account together with the notes on them, the cash flow statement and the directors’ reports (a copy of which is attached to the Disclosure Letter).

Accounts Date: 30 September 2016.

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Adjustment Date: the fifth Business Day following the date on which the Completion Accounts and the Completion Accounts Statement are agreed or determined in accordance with Schedule 10.

Aeroflex Agreement: the board manufacture and supply agreement between the Company and Aeroflex Limited dated 24 June 2013.

Bonus Tax Saving: the amount of any Tax saved by or repaid to any member of the Company’s Group in consequence of a Relief arising to any member of the Company’s Group by reason of the payment by the Company of the Employee Loyalty Bonus or any part thereof to any employee of the Company’s Group (less any sum payable by the Buyer in respect of stamp duty by virtue of the Purchase Price being increased in connection with the Bonus Tax Saving).

Business: the sale and licensing of advanced embedded signal processing products and LTE software carried on by the Company and its Group.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in the City of London and New York are open for business.

Buyer’s Solicitors: Bryan Cave, 88 Wood Street, London EC2V 7AJ.

CAA 2001: the Capital Allowances Act 2001.

Cash: the aggregate amount of (i) cash in hand, (ii) cash standing to the credit of any account with a bank or financial institution derived from bank statements, and (iii) cash equivalents, in each case to which the Company and/or the US Subsidiary are beneficially entitled at the Completion Date and for the purposes of the Completion Statement, as shown in the Completion Accounts but excluding (a) Debt Cash, (b) Working Capital Cash (c) the amounts of any cheques, drafts and wires issued by or commenced by the Company or its Subsidiaries but not yet cleared or withdrawn from the applicable account (only to the extent, if such cheques, drafts and wires, as applicable, are issued or commenced to pay a Completion Working Capital, or Indebtedness liability, that such liability is no longer reflected as Completion Working Capital or Indebtedness), and (d) any cash equivalents not convertible to cash within 30 days.

Claim: has the meaning set out in clause 8.

Clawback Consideration Shares: the percentage of Consideration Shares of each of the Sellers as set out in column 8 opposite their respective names in Schedule 1 which shall be subject to the forfeiture and return to WTG in accordance with clause 3.2(b).

Clawback Escrow Agreement: the agreement in the agreed form to be entered into on Completion between the Seller Representative, WTG and the Escrow Agent appointed as such pursuant to that agreement relating to the forfeiture and return of the Clawback Consideration Shares in the circumstances set out in clause 3.2(b) and in, and on the terms of, that agreement.

Consideration Shares: the WTG Shares each to be allotted and issued to the Sellers in accordance with clause 3.1(b) in consideration for the sale of the Sale Shares.

Company: Commagility Limited a private limited company incorporated in England and Wales with registration number 05914025 and whose registered office is located at

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Charnwood Building, Holywell Park, Ashby Road, Loughborough, Leicestershire LE11 3AQ further details of which are set out in Part 1, Schedule 2.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this Agreement.

Completion Cash: means Cash plus Debt Cash plus Working Capital Cash.

Completion Accounts: the consolidated statement of the financial position of the Company and the US Subsidiary as at the Completion Accounts Date set out in Part 2 of Schedule 10.

Completion Accounts Date means 31 December 2016.

Completion Accounts Price Increase: has the meaning set out in paragraph 4.2(a) of Schedule 10.

Completion Cash Statement: means a statement to be delivered by the Sellers to the Buyer at Completion confirming estimated figures for (i) Completion Working Capital (ii) Cash (iii) Debt Cash (iv) Working Capital Cash (v) Indebtedness and (vi) the Completion Net Debt or the Completion Net Cash.

Completion Date: means the date of this Agreement.

Completion Net Debt: if Indebtedness is greater than Completion Cash at 31 December 2016, the Indebtedness less the Completion Cash as determined pursuant to Schedule 10.

Completion Net Cash: if Completion Cash is greater than Indebtedness at 31 December 2016, the Completion Cash less the Indebtedness as determined pursuant to Schedule 10.

Completion Payment: the sum of GBP £9,000,000 (nine million pounds).

Completion Statement: the written statement derived from the Completion Accounts setting out the Cash, the Indebtedness and the Completion Working Capital as at the close of business on 31 December 2016 set out in Part 2 of Schedule 10.

Completion Working Capital: as determined pursuant to Schedule 10, the working capital of the Company and the US Subsidiary (being (i) current assets (excluding Cash but including, for the avoidance of doubt, any cash equivalents not convertible to cash within 30 days), stock and accounts receivable net of reasonable reserves (based on past practices of the Company and the US Subsidiary), deposits and prepayments, but excluding current and other receivables owing from any Related Party of the Company or the US Subsidiary or any Seller to the Company or the US Subsidiary) minus (ii) current liabilities (including without duplication trade payables, commissions, inclusive contracts and other current payables, accruals, deferred income, VAT, PAYE and NIC balances) (excluding all Indebtedness), in each case as at the close of business on 31 December 2016 and as shown in the Completion Statement.

Connected: in relation to a person, has the meaning given in section 1122 of the Corporation Tax Act 2010.

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Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Counsel: a barrister, chosen by the Buyer, of not less than 10 years standing having experience in disputes in relation to share purchase agreements (and who, save for the fact that he/she will be instructed and paid for by the Buyer, is independent of the parties).

CTA 2009: Corporation Tax Act 2009.

CTA 2010: Corporation Tax Act 2010.

Data Room: means the virtual data room containing documents and information relating to the Company and its Group made available by or on behalf of the Sellers to the Buyer, the contents of which are listed in the appendix to the Disclosure Letter.

Debt Cash: means an amount of cash equal to the Disclosed Debts to be retained by the Company at Completion.

Deferred Payment: the sum of GBP £1,000,000 (one million pounds).

Deferred Payment Dates: means 30 June 2017, 30 September 2017, 31 December 2017, and 31 March 2018.

Director: each person who is a director of the Company, the names of whom are set out in Schedule 2.

Disclosed: fairly and accurately disclosed (with sufficient details to identify the nature, scope and associated risk of the matter disclosed), in or under the Disclosure Letter.

Disclosed Debts: means the aggregate value as at 31 December 2016 of the MimoOn Deferred Consideration and any unpaid corporation tax of the Company and the Subsidiaries for the period up to and including 31 December 2016, being the sum of £237,325 in aggregate.

Disclosure Letter: the letter from the Sellers to the Buyer with the same date as this Agreement and described as the disclosure letter, including the bundle of documents attached to it (the “Disclosure Bundle”).

Due Amount: the amount (if any) due for payment by the Sellers to the Buyer in respect of a Resolved Claim.

Earn-out Payments: has the meaning given in Schedule 9.

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Employee Loyalty Bonus: the gross sum of £1,000,000, (which includes an amount to be paid in respect of employers NICs, which will reduce the amount payable to the recipients of the bonus) comprised of the Initial Employee Loyalty Bonus and the Future Employee Loyalty Bonus from which all income tax, employees’ NICs and other relevant payroll taxes shall be deducted by the relevant member of the Company’s Group.

Employee Loyalty Bonus Letters: the letters in the form to be agreed between the Buyer and the Seller’s Representative from the Company to the persons to whom the Employee Loyalty Bonus will be paid.

Employee Loyalty Bonus Allocation Schedule means the schedule in the agreed form setting out the proposed allocation of the Employee Loyalty Bonus.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, trust, security interest, title retention or any other security agreement or arrangement.

Escrow Agent: Wilmington Trust National Association.

Estimated Liability: in relation to an Outstanding Claim, an amount agreed by the Buyer and the Seller’s Representative in writing to be a reasonable and bona fide estimate of the amount of the Seller’s liability to the Buyer if the Outstanding Claim were to be resolved in the Buyer’s favour, or, in the absence of such agreement, the amount specified to be a reasonable and bona fide estimate of the amount of the Sellers’ liability to the Buyer in respect of such Outstanding Claim in a written opinion of Counsel to be addressed to the Buyer and the Sellers’ Representative (provided that Counsel is prepared to address his opinion to both the Buyer and the Sellers’ Representative) in which Counsel opines that the Outstanding Claim has a greater than 50% chance of succeeding.

Event: has the meaning given in Schedule 5.

Expert: an independent firm of chartered accountants of international repute appointed to resolve any dispute between the parties in connection with this Agreement as specified herein.

Extraordinary Payments: means any payments made by the Company in the period after the Completion Accounts date up to and including the Completion Date which were not in the ordinary course of the Company’s business, including payments relating to any or fees and expenses relating to the Transaction (including the PKF Fee to the extent that it is not a Permitted Payment) less any VAT charged in respect of such payments which is capable of recovery by the Company, but excluding any payments which are specified on the Payments Schedule and in respect of which the description of the payment given on the Payments Schedule is accurate and such payment was made in the ordinary course of business.

Final Deferred Payment Date: means 31 March 2018.

FSMA: the Financial Services and Markets Act 2000.

Fundamental Warrant(y)(ies): Warranties in paragraphs 1 and 2 of Part 1 of Schedule 4.

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Future Employee Loyalty Bonus: the gross sum of £666,667 in cash (which includes an amount to be paid in respect of employers NICs, which will reduce the amount payable to the recipients of the bonus) to be paid as a discretionary loyalty bonus to employees of the Company in accordance with clause 5.3 from which all income tax, employees’ NICs and other relevant payroll Taxes shall be deducted by the relevant member of the Company’s Group.

German Branch: means the German business located at Duisburg, Germany and which is operated by the Company, consisting inter alia of assets, contracts and employees which have been acquired by the Company from the insolvency administrator Dr. Andreas Röpke as insolvency administrator over the assets of MimoOn GmbH with asset purchase agreement dated 27 February 2015, with effect as of 1 March 2015.

Governmental Authority: means any supranational, national, foreign, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court, arbitral tribunal or regulatory or administrative body.

Grant Agreements: (i) Grant Agreement between the European Union (represented by the European Commission) and (1) Tecknologian Tutkimuskeskus VTT OY, (2) Eurecom, (3) Create-Net, (4) Aalto-Korkeakoulusaatio, (5) SICS Swedish ICT AB, (6) European Center for Information, (7) Thales Communication & Security SAS, (8) the Company, (9) Universitaet Duisburg-Essen, (10) Hellenic Telecommuncations Organization S.A., (11) Goldhamer Mariana, (12) Politechnika Poznanska, (13) Inea Spolka Akcyjna and (14) Fairspectrum OY (the “EU Grant”); and (ii) Granting decision dated 27 June 2016 relating to grant of the federal state North Rhine-Westphalia in use of funds of the European Regional Development Fund (“EFRE”) 2014-2020 “Investment in Growth and Employment” (the “German Grant”).

Group: in relation to a company, that company, its subsidiaries, any company of which it is a subsidiary (its holding company) and any other subsidiaries of any such holding company; and each company in a group is a member of the group.

Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

Guaranteed Obligations: all present and future payment obligations and financial liabilities of the Buyer to the Sellers from time to time due, owing or incurred by the Buyer under this Agreement (subject always to any right of set-off which the Buyer may have pursuant to the terms hereof).

holding company and subsidiary: a “holding company” and “subsidiary” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), by way of security or in connection with the taking of security, or (b) its nominee. In the case of a limited liability partnership which is a subsidiary of a company or another limited liability partnership, section 1159 of the Companies Act 2006 shall be amended so that: (a) references in sub sections 1159(1)(a) and (c) to voting rights are to the members’ rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (b) the reference in section 1159(1)(b) to the right to

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appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights.

IHTA 1984: the Inheritance Tax Act 1984.

Indebtedness: means in relation to the Company and the Subsidiaries, the aggregate amount of their respective borrowings and other financial indebtedness in the nature of borrowing, including (without double counting): (a) borrowings from any bank, financial institution or other entity; (b) indebtedness arising under any bond, note, loan stock, debenture, commercial paper or similar instrument; (c) obligations under any conditional sale, title retention, forward sale or purchase or any similar agreement or arrangement creating obligations with respect to the deferred purchase price of property (other than customary trade credit given in the ordinary course of trading); (d) indebtedness under any hire purchase agreement or finance lease (whether for land, machinery, equipment or otherwise) which is a liability under accounting standards; (e) any indebtedness for monies borrowed or raised under any other transaction that has the commercial effect of borrowing; (f) any off balance sheet guarantees; (g) any preference shares or element of preference shares shown as liabilities as required by applicable accounting standards; (h) the Disclosed Debts; and (i) the Employee Loyalty Bonus, and all unpaid accrued interest on any borrowings or indebtedness referred to in the paragraphs above, but excluding current and other receivables owing to any Related Party of the Company or the US Subsidiary or any Seller from the Company or the US Subsidiary, in each case as at 31 December 2016 and for the purposes of the Completion Statement, as shown in the Completion Accounts.

Indemnity Claim: a claim for breach of any of the indemnities referred to in clause 10 and set out in Part C of the Disclosure Letter.

Initial Employee Loyalty Bonus: the gross sum of £333,333 in cash (which includes an amount to be paid in respect of employers NICs, which will reduce the amount payable to the recipients of the bonus) to be paid as a discretionary Loyalty bonus to employees of the Company within one month of Completion pursuant to the Employee Loyalty Bonus Letters and from which all income tax, employees NICs and other relevant payroll Taxes shall be deducted by the relevant member of the Company’s Group.

Intellectual Property Rights: has the meaning given in paragraph 20.1 of Schedule 4.

Interest Rate: 4% per annum.

ITA 2007: Income Tax Act 2007.

ITEPA 2003: Income Tax (Earnings and Pensions) Act 2003.

Law: means any national, international (including that of the European Union), federal, state, local, municipal, foreign or other order, constitution, law, statute, sub-ordinate legislation, ordinance, directive, rule, regulation, statute, treaty, principle of common law, code, judgements, decisions and injunctions of any court or tribunal, or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

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Leakage: means the value attributable to the occurrence of any of the following after the Completion Accounts Date and on or before the Completion Date but excluding, for the avoidance of doubt, any Permitted Payments:

(a) any transfers of value (including, without limitation, dividends, distributions, returns of capital and any acquisition or disposal of assets) made to any of the Sellers or any person Connected with any of them by the Company or the US Subsidiary; and/or

(b) any debt or other amount owing to the Company or the US Subsidiary by any of the Sellers or any person Connected with them which has been waived, forgiven or otherwise released (in whole or in part); and/or

(c) any indemnity or waiver granted by the Company or the US Subsidiary in favour of any of the Sellers or any person Connected with them; and /or

(d) any costs or expenses of the Sellers or any person Connected with them incurred by the Company in connection with the Transaction, including any fees or expenses of any professional or other advisers.

Lock Up Agreement: means an agreement in the agreed form to be entered into by each of the Sellers with WTG at Completion confirming certain restrictions which will apply in relation to the Consideration Shares for an agreed period.

Losses: all and any claims, losses, damages, liabilities, fines, fees, penalties and reasonable and properly incurred expenses or costs.

Management Accounts: the unaudited consolidated balance sheet and the unaudited consolidated profit and loss account of the Company (including any notes thereon) for the period of 3 months ended 31 December 2016 (a copy of which is attached to the Disclosure Letter).

MimoOn APA: the asset purchase agreement dated 27 February 2015 relating to the business operations of MimoOn GmbH, Duisburg by and between Dr. Andreas Röpke, insolvency administrator over the assets of MimoOn GmbH and the Company, effective as of 1 March 2015.

MimoOn Deferred Consideration: the total outstanding liabilities of the Company under the MimoOn APA, amounting to €383,000, payable on 1 January 2018.

Net Working Capital PEG: £2,370,000.

Outstanding Claim: a Relevant Claim that has been notified by the Buyer to the Seller in accordance with this agreement but which is not yet a Resolved Claim.

Payments Schedule: means the schedule in the agreed form setting out the payments made by the Company in the period after the Completion Accounts Date up to and including the Completion Date.

Permitted Payments: means:

(a)	any and all salary and other emoluments and entitlements which have been Disclosed and which are properly payable to or for the benefit of the Sellers as employees, directors or officers of the Company in the
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ordinary course and due or accrued up to the Completion Date under any service or other agreement or by virtue of their employment or directorship;

(b)	any and all expenses properly payable to the Seller as employees, directors, consultants or officers of the Company and/or the US Subsidiary in the ordinary course and in a manner which is consistent with past practice properly due or accrued up to the Completion Date; and

(c)	50 per cent. of the PKF Fee (for the avoidance of doubt the other 50% will constitute an Extraordinary Payment).

PKF Fee: means the full amount of the fees charged to the Company by PKF (up to a maximum of £40,000 (inclusive of VAT)) relating to: the US GAAP footnote and inventory observations post 30 September 2016; the opening balance sheet of the Company at the Completion Date; the FY15 opening balance sheet opinion prepared at the request of the Buyer; the stub period between 31 December 2016 and the Completion Date.

Previously-owned Land and Buildings: has the meaning given in paragraph 24 of Schedule 4.

Properties: has the meaning given in paragraph 24 of Schedule 4.

Purchase Price: the purchase price for the Sale Shares to be paid by the Buyer to the Sellers in accordance with clause 3.1.

Reconciliation Statement: a statement showing the Cash at Completion and reconciliation from the Cash position shown in the Completion Statement.

Registration Rights Agreement: means an agreement in the agreed form to be entered into by each of the Sellers with WTG at Completion setting out certain rights in connection with the registration of the Consideration Shares.

Related Party: means in relation to any Seller or the Company or the US Subsidiary any Connected person of that Seller or the Company or the US Subsidiary (as the case may be).

Relevant Claim: a Claim, an Indemnity Claim, a claim under the Tax Covenant or any other claim under this Agreement.

Relief: includes any loss, relief, allowance, credit, exemption or set off for Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax or to a payment in respect of Tax.

Resolved Claim: a Relevant Claim that has been:

(a)	agreed in writing between the Buyer and the Seller as to both liability and quantum;
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(b)	finally determined by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is debarred (by passage of time or otherwise) from making an appeal; or

(c)	unconditionally withdrawn by the Buyer in writing.

Sale Shares: the 12 ordinary shares of £1 each (of various different classes) in the Company owned by the Sellers, all of which have been issued and fully paid, further details of which are set out in Schedule 1.

Sellers’ Representative: is Edward de Salis Young or, in the event of the death or incapacity of Edward Young, Paul Moakes.

Sellers’ Solicitors: means Rosenblatt Solicitors, of 9-13 St. Andrew Street, London EC4A 3AF.

Subsidiaries: the companies, further details of which are set out in Part 2 of Schedule 2, each a Subsidiary.

Tax or Taxation: has the meaning given in Schedule 5.

Tax Covenant: the tax covenant as set out in Schedule 5.

Tax Claim: has the meaning given in Schedule 5.

Tax Warranties: the Warranties in Part 2 of Schedule 4.

Taxation Authority: has the meaning given in Schedule 5.

Taxation Statute: has the meaning given in Schedule 5.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TIOPA 2010: Taxation (International and Other Provisions) Act 2010.

Transaction: the transaction contemplated by this Agreement or any part of that transaction.

UK GAAP: generally accepted accounting principles, standards and practices applied in the United Kingdom and the applicable accounting requirements of the Companies Act 2006.

UK Property: the property known as Part Area GB, Charnwood Building, Holywell Park, Ashby Road, Loughborough, Leicestershire LE11 3AQ occupied by the Company.

US Lease: means a lease dated 19 October 2016 between Rialto Melbourne Investor, LLC (the “Landlord”) and the US Subsidiary (the “Tenant”) in respect of premises known as Office No. 718, 100 Rialto Place, Melbourne, FL 32901.

US Subsidiary: means Commagility, Inc., a Delaware corporation whose principal office address is at Office N0 718, 100 Rialto Place, Melbourne, FL 32901, USA..

VAT: has the meaning given in Schedule 5.

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VATA 1994: the Value Added Tax Act 1994.

Voting Agreement: means an agreement in the agreed form to be entered into by each of the Sellers with WTG at Completion confirming certain restrictions on the exercise of voting rights which will apply in relation to the Consideration Shares.

Warranties: the warranties and representations in clause 7 and Schedule 4.

Working Capital Cash: means the sum of GBP£750,000 (seven hundred and fifty thousand pounds), comprised of the Working Capital Deferred Payment and the Future Employee Loyalty Bonus, which will be retained by the Company at Completion and subsequently applied in accordance with clause 4.4(d).

Working Capital Deferred Payment: means a sum of GBP£83,000 (eighty three thousand pounds).

Working Capital Deferred Payment Date: means the date which is 90 days following the Completion Date.

WTG Shares: shares of WTG being the common stock of WTG with a par value of $0.01 each.

1.2	Clause and schedule headings do not affect the interpretation of this Agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors or permitted assigns.

1.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.5	Unless the context otherwise requires, a reference to one gender includes a reference to the other genders.

1.6	Subject to clause 18, a reference to any party shall include that party’s personal representatives, successors and permitted assigns.

1.7	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.8	A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it, provided that no such amendment or re-enactment shall create or increase any liability of the Sellers pursuant to this Agreement.

1.9	Writing or written excludes faxes and e-mail.

1.10	Documents in agreed form are documents in the form agreed by the parties or on their behalf.
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1.11	References to clauses and schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.12	The Schedules form part of this Agreement and have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.13	Unless otherwise expressly provided, the obligations and liabilities of the Sellers under this Agreement are joint and several.

1.14	Reference to this Agreement include this Agreement as amended or varied in accordance with its terms.

1.15	Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	Sale and purchase and waiver of pre-emption rights

2.1	On the terms of this Agreement, the Sellers shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement.

2.2	Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on him under the articles of association of the Company or otherwise and shall procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this Agreement.

2.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	Purchase price

3.1	The Purchase Price shall be satisfied as follows:

(a)	on Completion the Buyer shall pay the Completion Payment to the Sellers in the amounts set out opposite the Sellers’ names in column 5 of Schedule 1 in accordance with the provisions of clause 4.4(a) below;

(b)	on Completion, subject to the provisions of clause 3.2, WTG shall allot and issue to each of the Sellers, free from all Encumbrances and credited as fully paid, the number of Consideration Shares having an aggregate value (as determined in accordance with clause 3.2(a)) of GBP £5,000,000 (five million pounds) in the proportions set out opposite the Sellers’ names in column 7 of Schedule 1.

(c)	the Deferred Payment, which shall be paid by the Buyer to the Sellers in the amounts and proportions set out opposite the Sellers’ names in column 6 of Schedule 1 in accordance with the provisions of clause 4.4(b) below;
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(d)	the Bonus Tax Saving, which shall be paid by the Buyer to the Sellers (if applicable) in accordance with clause 5.6 below;

(e)	any Completion Accounts Price Increase payable in accordance with Schedule 10 of this Agreement, which shall be paid by the Buyer to the Sellers in the amounts and proportions set out opposite the Sellers’ names in column 10 of Schedule 1 in accordance with the provisions of clause 4.4(c) below;

(f)	the Working Capital Deferred Payment, which shall be paid by the Buyer to the Sellers in the amounts and proportions set out opposite the Sellers’ names in column 9 of Schedule 1 in accordance with the provisions of clause 4.4(d) below; and

(g)	through the payment of the Earn-out Payments (if applicable) by the Buyer to the Sellers in the proportions set out opposite the Sellers’ name in column 11 of Schedule 1 and in accordance with Schedule 9.

3.2	Consideration Shares

(a)	For the purposes of clause 3.1(b) the value of each Consideration Share shall be US$1.7921 (GBP£1.4337).

(b)	In the event that:

(i)	2017 EBITDA (as defined in, and as may be adjusted in accordance with, Schedule 9) is less than £2,400,000 as determined by an audit of the Company conducted by the accountants of the Buyer; or

(ii)	2018 EBITDA (as defined in, and as may be adjusted in accordance with, Schedule 9) is less than £2,400,000 as determined by an audit of the Company conducted by the accountants of the Buyer,

the Buyer shall send a written notice to the Sellers, upon receipt of which the Sellers shall forfeit and return to WTG the Clawback Consideration Shares in accordance with the Clawback Escrow Agreement.

(c)	In connection with the issue of the Consideration Shares each Seller hereby severally warrants to WTG that each of the following statements are true and correct on the date hereof:

(i)	he is aware that the Consideration Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the Consideration Shares are deemed to constitute “restricted securities” under Rule 144 promulgated under the Securities Act (“Rule 144”). He also understands that the Consideration Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon each Seller’s warranties contained in this clause 3.2;

(ii)	he is obtaining the Consideration Shares for his own account and has no present intention of distributing or selling the Consideration Shares
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except as permitted under the Securities Act, applicable state securities Laws and the Lock Up Agreement;

(iii)	he has sufficient knowledge and experience in business and financial matters to evaluate WTG, its proposed activities and the risks and merits of this investment. He has the ability to accept the high risk and lack of liquidity inherent in this type of investment;

(iv)	he had an opportunity to discuss the WTG’s business, management and financial affairs with directors, officers and management of WTG. He has also had the opportunity to ask questions of and receive answers from WTG and its management regarding the terms and conditions of this investment. He understands the significant risks of this investment;

(v)	each Seller has the capacity to protect its own interests in connection with the issuance of the Shares by virtue of its business or financial expertise;

(vi)	he understands that the Consideration Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. He has been advised or is aware of the provisions of Rule 144, as in effect from time to time, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about WTG, the resale occurring following the required holding period under Rule 144, and the number of shares being sold during any three month period not exceeding specified limitations;

(vii)	hereby confirms that he has satisfied himself as to the full observance of the Laws of his jurisdiction of residence in connection with the receipt of the Consideration Shares including (i) the legal requirements within his jurisdiction for the receipt of the Consideration Shares (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any government or other consents that may need to be obtained in connection with such acquisition, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Consideration Shares.

(viii)	he is a certified high net worth individual within the meaning of article 48 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended);

(ix)	he resides at the address set forth next to his name in Schedule 1 hereto; and

(x)	following execution of this Agreement, he has an individual net worth, or a joint net worth with his spouse, in excess of $1,000,000; excluding the value of his primary residence and any indebtedness secured by such residence (except to the extent that the indebtedness exceeds the estimated fair market value of the residence, in which case such excess shall be included in the determination of his net worth); or has had an individual income in excess of $200,000 in each of the two most recent
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years; or a joint income with his spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

3.3	The Purchase Price shall be adjusted in accordance with paragraph 4 of Schedule 10.

3.4	The Purchase Price shall be deemed to be reduced by:

(a)	the amount of any payment made to the Buyer, or reduction in amounts payable by the Buyer to the Sellers pursuant to:

(i)	a breach of any Warranty;

(ii)	under clause 10 (Indemnities); and/or

(iii)	under the Tax Covenant;

(iv)	Schedule 10;

(b)	the value of the Clawback Consideration Shares which are subject to forfeiture and return in accordance with this Agreement and the Clawback Escrow Agreement.

4.	Completion

4.1	Completion shall take place on the Completion Date:

(a)	at the offices of the Buyer’s Solicitors; or

(b)	at any other place or time as agreed in writing by the Sellers and the Buyer.

4.2	At Completion the Sellers shall:

(a)	deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 3;

(b)	procure that board meetings of the Company are held at which the matters identified in Part 2 of Schedule 3 are carried out; and

(c)	deliver any other documents referred to in this Agreement as being required to be delivered by them at Completion.

4.3	At the Completion Date, all records, correspondence, documents, files, memoranda and other papers belonging to the Company and in the possession of (or under the control of) the Sellers shall be delivered to the UK Property.

4.4	The Buyer shall:

(a)	on Completion pay the Completion Payment by way of telegraphic transfer to the Sellers’ Solicitors (who are irrevocably authorised by the Sellers to receive the same);
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(b)	on each Deferred Payment Date and subject always to clause 6, pay the sum of £250,000 (less any deductions permitted under clauses 6.1 and 6.2) to the Sellers by way of a telegraphic transfer to the Sellers’ Solicitors (who are irrevocably authorised by the Sellers’ to receive the same);

(c)	on the Adjustment Date and subject always to clause 6 and paragraph 5 of Schedule 10 pay any Completion Accounts Price Increase (less any deductions permitted under clauses 6.2 or paragraph 5 of Schedule 10) to the Sellers by way of a telegraphic transfer to the Sellers’ Solicitors (who are irrevocably authorised by the Sellers’ to receive the same);

(d)	on the Working Capital Deferred Payment Date:

(i)	pay the Working Capital Deferred Payment to the Sellers by way of a telegraphic transfer to the Sellers’ Solicitors (who are irrevocably authorised by the Sellers’ to receive the same); and

(ii)	procure that the Company deposits the an amount equal to the Future Employee Loyalty Bonus into a separate deposit account in the name of the Company from which the joint instructions of the Sellers’ Representative and a representative of the Buyer are required to make withdrawals or otherwise operate the account.

(payment made in accordance with clauses 4.4(a), 4.4(b), 4.4(c), above shall constitute a valid discharge of the Buyer’s payment obligations in relation to such amount to the Sellers under the terms of this agreement); and

(e)	on Completion deliver to the Sellers:

(i)	a copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution of any documents relating thereto;

(ii)	a copy of the resolution adopted by the board of directors of WTG authorising the Transaction and the execution of any documents relating thereto, and the authorisation and issuance of the Consideration Shares to the Sellers (subject, as applicable, to the terms of the Clawback Escrow Agreement) in accordance with this Agreement;

(iii)	a counterpart of the Disclosure Letter duly executed by or on behalf of the Buyer;

(iv)	a counterpart of the Lock Up Agreement duly executed by or on behalf of WTG;

(v)	a counterpart of the Clawback Escrow Agreement duly executed by WTG;

(vi)	a counterpart of the Registration Rights Agreement duly executed by or on behalf of WTG; and
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(vii)	a counterpart of the Voting Agreement duly executed by or on behalf of WTG.

5.	Employee loyalty bonus

5.1	The Sellers and the Buyer shall use reasonable endeavours to procure that the Company provides Employee Transaction Letters to the persons specified on the Employee Loyalty Bonus Allocation Schedule within two weeks of Completion.

5.2	The Buyer and the Sellers shall procure that the Company pays the Initial Employee Loyalty Bonus to the persons and in the amounts as specified on the Employee Loyalty Bonus Allocation Schedule by the end of the calendar month following the month in which Completion occurs (provided it is reasonably practicable to do so and if not it shall be paid by the end of the following month).

5.3	The Buyer and the Sellers shall procure that, subject to clause 5.4, the Future Employee Loyalty Bonus is paid to the employees of the Company in accordance with the Employee Loyalty Bonus Allocation Schedule and the Employee Loyalty Bonus Letters:

(a)	as to £333,333, within one month of the end of the First Earn-out Year (as defined in Schedule 9);

(b)	as to £333,334, within one month of the end of the Second Earn-out Year (as defined in Schedule 9).

5.4	The Buyer and the Sellers shall procure that no amount of the Employee Loyalty Bonus shall be paid by the Company to any person who, on the relevant date on which payment is made by the Company:

(a)	is no longer employed or engaged by the Company;

(b)	has given notice of their resignation from their employment with the Company or termination of their engagement with the Company;

(c)	has been given notice by the Company of the termination of their employment or engagement with the Company.

5.5	The Buyer and the Sellers shall procure that any amount of the Employee Loyalty Bonus which is not paid to the persons specified on the Employee Loyalty Bonus Allocation Schedule for any of the reasons specified in clause 5.4 shall, at the discretion of the Sellers’ Representative be reallocated to other persons on the Employee Loyalty Bonus Allocation Schedule in equal proportion to their original allocation contained in the Employee Loyalty Bonus Letters.

5.6	The Bonus Tax Saving shall be paid by the Buyer to the Sellers (if applicable) in three tranches, each tranche being paid in the proportions set out opposite the Sellers’ name in column 12 of Schedule 1 within 30 Business Days of the submission of the relevant Tax return for each of the accounting periods in which the three tranches of the Employee Loyalty Bonus is paid.
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6.	Deferred payment

6.1	If, on or at any time prior to the Final Deferred Payment Date, the Adjustment Date, a Due Amount is outstanding, the Buyer shall be entitled to satisfy all (to the extent possible) or part of the Seller’s liability to pay the Due Amount by way of set-off against any Deferred Payment or the Completion Accounts Price Increase (if any), and to treat its obligation to make the Deferred Payment or Completion Accounts Price Increase (if any) as being reduced pro tanto by the amount so set off.

6.2	If on the Adjustment Date, or any Deferred Payment Date there is an Outstanding Claim, the Buyer shall be entitled (at its sole discretion) to withhold from the Completion Accounts Price Increase (if any), the Deferred Payment an amount equal to an Estimated Liability (if any) or, if the Completion Accounts Price Increase (if any) or Deferred Payment is lower than the Estimated Liability, the full amount of the Completion Accounts Price Increase (if any) or Deferred Payment (as applicable) (“Deferred Payment Reserved Sum”), and shall pay the balance of the Completion Accounts Price Increase (if any), Deferred Payment to the Sellers in accordance with clause 4.4. For the avoidance of doubt, no amount may be withheld pursuant to this clause 6.2 in respect of an Outstanding Claim in respect of which no Estimated Liability has been agreed by the Buyer and the Sellers or opined by Counsel in accordance with the definition of Estimated Liability set out in clause 1.1.

6.3	Where a Deferred Payment Reserved Sum has been withheld by the Buyer pursuant to clause 6.2 in respect of an Outstanding Claim, upon that claim becoming a Resolved Claim the Buyer shall:

(a)	be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the Seller’s liability to pay the Due Amount in respect of the relevant Resolved Claim by way of set-off against the corresponding Deferred Payment Reserved Sum, and to treat its obligation to pay the Deferred Payment Reserved Sum as being reduced pro tanto by the amount so set off; and

(b)	to the extent that the Due Amount is less than the Deferred Payment Reserved Sum, pay to the Sellers the balance of the corresponding Deferred Payment Reserved Sum (if any) after the Buyer has exercised its rights pursuant to clause 6.3(a) in accordance with the proportions set out in Schedule 1. Such payment shall be made by the Buyer within 5 Business Days of the Outstanding Claim becoming a Resolved Claim.

6.4	Nothing in this clause 6 shall prejudice, limit or otherwise affect:

(a)	any right or remedy the Buyer may have against the Sellers from time to time, whether arising under this agreement or any of the documents executed pursuant to this Agreement; or

(b)	the Buyer’s right to recover against the Sellers, whether before or after any Deferred Payment or Working Capital Deferred Payment is made in accordance with this agreement,

save to the extent that any such right or remedy, or Losses relating thereto, has been satisfied by the application of this clause 6.

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6.5	The amount of a Deferred Payment Reserved Sum withheld by the Buyer in accordance with this clause 6 shall not be regarded as imposing any limit on the amount of any claims under this Agreement or any of the documents executed pursuant to this agreement.

6.6	If a Due Amount is not satisfied in full by way of set-off under clause 6.1 or clause 6.3, nothing in this agreement shall prevent any right of the Buyer to recover the balance of the Due Amount from the Sellers (to the extent not so satisfied) in accordance with the terms of this Agreement.

6.7	For the avoidance of doubt, the liability of the Sellers for any Due Amount shall be extinguished to the extent of any set-off pursuant to this clause 6.

7.	Warranties

7.1	The Buyer is entering into this Agreement in reliance, inter alia, on the Warranties.

7.2	The Sellers jointly and severally warrant and represent to the Buyer that each Warranty is true, accurate and not misleading on the date of this Agreement except as Disclosed.

7.3	Unless expressly stated to the contrary, Warranties qualified by the expression so far as the Sellers are aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of any of the Sellers after they have made reasonable enquiries of each other and of Brian Meads and Jan Westmeijer.

7.4	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

7.5	The Sellers agree that any information supplied by the Company or by or on behalf of any of the employees, directors, agents or officers of the Company (“Representative”) to the Sellers or their advisers in connection with the Warranties, the information Disclosed in the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Sellers, and the Sellers hereby undertake to the Buyer, to the Company and each Representative that they irrevocably waive any and all claims which they might otherwise have against any of them in respect of such claims, save in the event of fraud, dishonesty or wilful concealment.

7.6	The rights and remedies of the Buyer in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion.

7.7	For the avoidance of doubt, and without limitation to any other provision within this Agreement, any action of the Company or the Sellers relating to the German Branch which breaches any of the Warranties (or any other provision within this Agreement) shall be deemed to be an action of the Company for the purposes of this Agreement.

7.8	Each of the Sellers (on their own behalf and on behalf of any persons from whom Sale Shares have been transferred to them) hereby releases and forever discharges
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the Buyer (and each member of its Group), the Company and each of their respective individual, joint or mutual, past, present and future subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements; debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Sellers now have or have ever had against the respective Releasees arising contemporaneously with or prior to the Completion Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Completion Date, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to organizational documents, contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Completion Date; provided, however, that nothing contained herein shall operate to release (i) any obligations of the Buyer or WTG arising under this Agreement or any other agreement being entered into at Completion in relation to the Transaction and/or (ii) any obligations of the Company for accrued and unpaid employee remuneration and benefits disclosed in the Disclosure Letter.

8.	Limitations on claims

8.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Claim: a claim for breach of any of the Warranties.

A Claim is connected with another Claim if they all arise out of the occurrence of the same event or set of circumstances or relate to the same subject matter.

8.2	This clause limits the liability of the Sellers in relation to any Claim.

8.3	The liability of each of the Sellers for all Relevant Claims when taken together shall not exceed the amount of the Purchase Price actually received by him.

8.4	The Sellers shall not be liable for a Claim, other than a Claim in relation to the Fundamental Warranties, unless:

(a)	the amount of a Claim, or of a series of connected Claims of which that Claim is one, exceeds £25,000; and

(b)	the amount of all Claims that are not excluded under clause 8.4(a) when taken together, exceeds £250,000 in which case the whole amount (and not just the amount by which the limit in this clause 8.4(b) is exceeded) is recoverable by the Buyer.

8.5	The Sellers shall not be liable for a Claim, an Indemnity Claim or claim under the Tax Covenant unless the Buyer has given the Sellers notice in writing (in accordance with the provisions of this Agreement) of the Claim or claim under the Tax Covenant, summarising in reasonable detail the matter giving rise to and the nature of the Claim or claim under the Tax Covenant, and, as far as is reasonably practicable, the amount claimed (or an estimate of such amount):
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(a)	in the case of a claim made under the Tax Warranties or the Tax Covenant within the period of seven years beginning with the Completion Date; and

(b)	in the case of an Indemnity Claim as set out at Part C of the Disclosure Letter.

(c)	in any other case other than a Claim under the Fundamental Warranties, within the period of two years beginning with the Completion Date.

8.6	Any Claim notified in accordance with clause 8.5 shall (if not previously satisfied, settled or withdrawn):

(a)	in the case of a claim made under the Tax Warranties or the Tax Covenant be deemed to have been irrevocably withdrawn 12 months after the end of the period referred to at clause 8.5(a) (and no new Claim or claim under the Tax Covenant may be made in respect of the same facts unless material new information relevant to such facts has come to light) unless on or before that date, legal proceedings have been issued and served on the Sellers in respect of the relevant claim; or

(b)	in the case of all other Claims or Indemnity Claims be deemed to have been irrevocably withdrawn 9 months after the date on which notice of the relevant Claim was given (and no new Claim may be made in respect of the same facts unless material new information relevant to such facts has come to light) unless on or before that date, legal proceedings have been issued and served on the Sellers in respect of the relevant claim.

8.7	The Sellers shall have no liability in respect of a Relevant Claim (which for the purposes of this clause 8.7 shall not include a claim under the Tax Covenant) if and to the extent of any specific allowance, provision or reserve (which is clearly identifiable as such) which was made in the Completion Accounts in respect of the matter or circumstances giving rise to the Relevant Claim.

8.8	If, in respect of any matter or circumstance which gives rise to a Claim or Indemnity Claim, the Company, the US Subsidiary or any other member of the Buyer’s Group (the “Insured Party”) is entitled to claim under any policy of insurance, then the relevant Insured Party shall (provided it is not materially prejudicial to the Buyer’s commercial interests to do so) make a claim against its insurers in respect of the relevant matter or circumstance, and use reasonable endeavours to pursue such claim. The Sellers’ liability in respect of any related Claim or Indemnity Claim shall then be reduced by any amount actually recovered under such policy of insurance (less all reasonable costs, charges and expenses incurred by the Insured Party in recovering that sum), or extinguished if the amount so recovered exceeds the amount of the Claim.

8.9	If the Buyer, the Company, the US Subsidiary or any other member of the Buyer’s Group (the “Entitled Claimant”) is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Claim or Indemnity Claim:

(a)	the Buyer shall (or shall procure that any the Entitled Claimant shall) use reasonable endeavours to enforce such recovery or seek such reimbursement from the relevant third party provided always that it is not materially prejudicial
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to the Buyer’s (or relevant Entitled Claimant’s) commercial interests to do so; and

(b)	the Sellers’ liability in respect of any subsequent related Claim or Indemnity Claim shall be reduced by the amount (if any) recovered by the Entitled Claimant from the relevant third party (less all reasonable costs, charges and expenses incurred by the Entitled Claimant in recovering that sum), or extinguished if the amount actually recovered exceeds the amount of the relevant Claim or Indemnity Claim.

8.10	If the Sellers make a payment to the Buyer in respect of a Claim or Indemnity Claim and the Company, the US Subsidiary or any other member of the Buyer’s Group subsequently recovers from a third party or insurer (pursuant to clause 7.9 or 7.10 above) a sum which is referable to that Claim or Indemnity Claim, the Buyer shall promptly repay to the Seller the lower of:

(a)	the amount recovered from such third party (less all reasonable costs, charges and expenses incurred by the Buyer, the Company, the US Subsidiary or other member of the Buyer’s Group in recovering that sum); and

(b)	the amount paid to the Buyer by the Sellers in respect of the relevant Claim.

8.11	This clause 8.11 applies in the event that any claim, action or demand is made by any third party against the Company, the US Subsidiary or any other member of the Buyer’s Group which would reasonably be expected to give rise to a Claim or Indemnity Claim (a “Third Party Claim”).

(a)	In the event of a Third Party Claim, the Buyer shall (provided that it is not precluded from doing so by Law or any duty of confidentiality):

(i)	as soon as reasonably practicable after the Buyer (or any other member of the Buyer’s Group) becomes aware of the Third Party Claim give written notice of the Third Party Claim to the Sellers, specifying in reasonable detail the matter giving rise to, and the nature of, the relevant claim;

(ii)	keep the Sellers informed of any significant developments in relation to, the Third Party Claim, including providing copies of material information and correspondence relating to the Third Party Claim; and

(iii)	make no legally binding admission of liability, agreement, compromise, settlement or payment in relation to the Third Party Claim (and shall procure that no other member of the Buyer’s Group shall do so) without first consulting with, and taking reasonable account of the view of the Sellers.

8.12	The Sellers shall not be liable in respect of a Claim to the extent that the event, matter or circumstance giving rise to such Claim is attributable to, or the Sellers’ liability pursuant to such Claim is increased (in which case the limit on liability contemplated under this clause 8.12 shall apply only to the increased amount of such liability) as a result of:
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(a)	any voluntary act or deliberate omission carried out by the Buyer, or by the Company or the US Subsidiary on or after Completion at the direction of the Buyer, but excluding such acts or omissions carried out or effected in the ordinary course of business and/or pursuant to a legally binding obligation entered into on or before the date of this Agreement;

(b)	any voluntary act or deliberate omission carried out by the Company or the US Subsidiary at the request, or with the specific written consent, of the Buyer before Completion; or

(c)	any material change after Completion in the accounting standards, policies, practices or methods applied in preparing the annual accounts, or valuing any assets or liabilities of the Company or its Group for the purpose of preparing the annual accounts compared to those used prior to Completion except for changes required because of a change in law or generally accepted accounting principles.

8.13	The Buyer shall not be entitled to make a Claim if and to the extent that the facts, matters, events or circumstances giving rise to the Claim:

(a)	are Disclosed; or

(b)	were within the actual knowledge of the Buyer (and for the purposes of this clause the Buyer shall be deemed to have the actual knowledge of Tim Whelan, Paul Genova, Luke Getto, Joe Debold and Dan Monopoli), on or before Completion, whether as a result of the Buyer’s due diligence investigations or otherwise and the Buyer actually knows (without having reviewed the Warranties for such purposes) that such facts, matters, events or circumstances, and the detrimental effect, loss or negative consequence resulting from such facts, matters, events or circumstances which gives rise to the Claim, have already arisen as at the date hereof.

8.14	The Sellers shall not be liable in respect of a Claim to the extent that the Claim is attributable to, or the value of the Claim is increased (in which case the limit on liability contemplated under this clause 8.14 shall apply only to the increased amount of such liability) by a change in any law, legislation, rule or regulation that comes into force with retrospective effect after the date of this Agreement, which, in each case, was not publicised prior to the date of this Agreement.

8.15	The Buyer shall not be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance.

8.16	The Buyer agrees that rescission shall not be available as a remedy for any Relevant Claim and it agrees not to seek that remedy.

8.17	Nothing in this clause 8 applies to a Claim or a claim under the Tax Covenant that arises or is delayed as a result of dishonesty, fraud or wilful concealment by the Sellers.
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8.18	The Sellers shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant up to seven years after the Completion Date.

9.	Tax covenant

The provisions of Schedule 5 apply in this Agreement.

10.	Indemnities

10.1	The Sellers shall jointly and severally hold the Buyer harmless and indemnify and keep indemnified the Buyer from and against, and the Sellers waive any claim or contribution for contribution from the Buyer or the Company or the US Subsidiary with respect to, any and all Losses, including, for the avoidance of doubt, reasonable and properly incurred professional fees and expenses incurred in connection with the enforcement of this Agreement and interest on the amount of such Losses at the Interest Rate, from the date such Losses were incurred until the date of payment to the Buyer Indemnified Persons determined based on a 360 day year (in all, “Indemnified Losses”) suffered or incurred by any of them resulting from or arising out of any of the items listed at Part C of the Disclosure Letter (“Indemnified Matters”).

10.2	Any payment made in respect of a claim under this clause shall include:

(a)	an amount in respect of all costs and expenses incurred by the Buyer or the Company or the US Subsidiary in relation to the bringing of the claim (including a reasonable amount in respect of management time); and

(b)	any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

11.	Buyer and WTG Warranties

The Buyer and WTG jointly and severally warrant to each of Sellers that:

(a)	they have all requisite power and authority to enter into, deliver and perform this agreement and any other document relating to the Transaction to which it is or they are a party;

(b)	this agreement and any other document relating to the Transaction to which it is or they are a party shall, upon execution, constitute valid, legal and binding obligations of them in accordance with their respective terms;

(c)	the execution, delivery and performance by the Buyer and WTG of this agreement and any other document relating to the Transaction to which it is or they are a party shall not result in:

(i)	a breach of any provision of the Buyer’s or WTG’s certificate of incorporation or other constitutional document;
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(ii)	a breach of, or constitute a default under, any agreement or instrument to which the Buyer and/or WTG is a party or by which either of them is otherwise bound; or

(iii)	a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which either of them is subject or by which either of them is bound;

which would affect the rights of the Sellers hereunder.

(d)	the Consideration Shares shall be issued free from all Encumbrances; and

(e)	WTG is duly authorised and empowered to issue the Consideration Shares to the Sellers in accordance with the terms of this Agreement, and all other requirements to ensure that the valid issuance of the Consideration Shares will, prior to their issuance, have been duly complied with.

12.	Guarantee and Indemnity

12.1	WTG guarantees to the Sellers the due and punctual performance, observance and discharge by the Buyer of all the Guaranteed Obligations if and when they become performable or due.

12.2	If the Buyer defaults in the payment when due of any amount that is a Guaranteed Obligation WTG shall on demand by the Sellers, pay that amount to the Sellers in the manner prescribed by this Agreement as if it were the Buyer.

12.3	WTG as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under clause 12.1 and clause 12.2, agrees to indemnify and keep indemnified the Sellers in full and on demand from and against all and any Losses suffered or incurred by the Sellers (or any of them) arising out of, or in connection with, the Guaranteed Obligations not being recoverable for any reason, or the Buyer’s failure to perform or discharge any of the Guaranteed Obligations, including in relation to the preservation or exercise or enforcement of any rights under or in connection with the guarantee in this clause 12 or any attempt so to do.

12.4	The guarantee in this clause 12 is and shall at all times be a continuing security and shall cover the ultimate balance of all monies payable by the Buyer to the Sellers in respect of the Guaranteed Obligations.

12.5	The liability of WTG under the guarantee in this clause 12 shall not be reduced, discharged or otherwise adversely affected by:

(a)	any act, omission, matter or thing which would have discharged or affected the liability of WTG had it been a principal obligor instead of a guarantor or indemnifier; or

(b)	anything done or omitted by any person which, but for this provision, might operate or exonerate or discharge WTG or otherwise reduce or extinguish its liability under the guarantee.
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12.6	WTG waives any right it may have to require the Sellers (or any of them, or any trustee or agent on their behalf) to proceed against or enforce any other right or claim for payment against any person before claiming from WTG under this clause 12.

12.7	In no circumstances shall the liability of WTG to make a payment pursuant to this clause 12 exceed the relevant underlying liability of the Buyer to make such payment under the relevant provision of this Agreement.

13.	Clawback Escrow Agreement Indemnities

13.1	WTG agrees to indemnify and keep indemnified the Sellers in full and on demand from and against all and any Losses suffered or incurred by the Sellers (or any of them) arising out of, or in connection with, any failure by WTG to comply fully with its obligations and liabilities pursuant to the Clawback Escrow Agreement.

13.2	The Sellers jointly and severally agree to indemnify and keep indemnified WTG in full and on demand from and against all and any Losses suffered or incurred by the WTG arising out of, or in connection with, any failure by the Sellers (or the Sellers’ Representative on behalf of the Sellers) to comply fully with their obligations and liabilities pursuant to the Clawback Escrow Agreement.

14.	Restrictions on Sellers

14.1	The Sellers severally covenant(s) with the Buyer and the Company that they shall not, in each case other than in their capacity as an officer, consultant, or employee of the Company (as applicable) (or any member of its Group);

(a)	at any time during the period of three years beginning with the Completion Date, in the EU, North America, the Middle East and Africa carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Completion Date; or

(b)	at any time during the period of three years beginning with the Completion Date:

(i)	offer employment to, enter into a contract for the services of, or attempt to entice away from the Company, any individual who is at the time of the offer or attempt, and was at the Completion Date, employed or directly or indirectly engaged in an executive or managerial position with the Company; or

(ii)	procure or facilitate the making of any such offer or attempt by any other person; or

(c)	at any time after Completion, use in the course of any business:

(i)	the words “Commagility” or “MimoOn”; or

(ii)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company; or
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(iii)	anything which is reasonably likely to be confused with such words, mark, name, design or logo;

(d)	at any time during a period of three years beginning with the Completion Date, solicit or entice away from the Company any customer of the Company who purchased services or goods or was provided a license from the Company at any time during the twelve months immediately preceding the Completion Date; or

(e)	at any time during a period of three years beginning with the Completion Date, sell or provide any goods or services competing with or similar to the goods or services provided by the Business to any customer of the Company who purchased services or goods or was provided a license from the Company at any time during the twelve months immediately preceding the Completion Date; or

(f)	at any time during a period of three years beginning with the Completion Date, solicit or entice away from the Company any supplier to the Company who had supplied goods and/or services to the Company at any time during the twelve months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company; or

(g)	at any time after the Completion Date, deliberately disparage in any way, or deliberately communicate anything intended to damage the reputation of, the Business, the Company or any of its products or services, its shareholders, Directors or employees.

14.2	The covenants in clause 14 are intended for the benefit of the Buyer and the Company and apply to actions carried out by the Sellers in any capacity and whether directly or indirectly, on their own behalf, on behalf of any other person or jointly with any other person.

14.3	Nothing in clause 14 prevents a Seller from holding for investment purposes only:

(a)	any units of any authorised unit trust; or

(b)	not more than 5% of any class of shares or securities of any company traded on an investment exchange recognised by the Financial Conduct Authority under Part XVIII of the FSMA, such that a recognition order is in force in respect of it; or

(c)	the Consideration Shares.

14.4	Each of the covenants in clause 14 is a separate undertaking by the Sellers in relation to himself and his interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in clause 14. Each of the covenants in clause 14 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or
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area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

14.5	The consideration for the undertakings contained in clause 14 is included in the Purchase Price.

15.	Sellers’ Representative

15.1	The Sellers’ Representative shall, and shall have full power and authority to, give on behalf of all the Sellers any approval, consent, action, notification or instruction which the Sellers or any of them are entitled or required to give under the terms of this Agreement in their capacity as Sellers.

15.2	Subject to clause 15.4, by giving notice to the Sellers’ Representative in the manner provided in clause 22, the Buyer shall be deemed to have given notice to all of the Sellers and any action taken by the Sellers’ Representative may be considered by the Buyer to be the action of each Seller for whom such action was taken for all purposes of this Agreement.

15.3	The Sellers irrevocably authorise the Sellers’ Representative to be their representative for the purposes specified in clause 15.1.

15.4	In the event of the death or incapacity of the Sellers’ Representative, the Sellers agree that the successor representative shall be Paul Moakes and shall be deemed a Sellers’ Representative for the purposes of this clause 15.

16.	Confidentiality and announcements

16.1	Each party severally undertakes to the others to keep confidential:

(a)	the terms of this Agreement; and

(b)	in the case of the Sellers, all information which they have acquired or may possess relating to the Company and the US Subsidiary; and

(c)	all information which they have acquired relating to the other parties (and, in relation to the Buyer, its Group).

and to use such information only as and to the extent reasonably required for the performance of his obligations and the exercise of his rights under and in connection with:

(d)	this Agreement; and/or

(e)	in relation to the Sellers, any engagement, employment and/or appointment agreement entered into with the Company, the US Subsidiary or any member of the Buyer’s Group on the date hereof or at any time hereafter.

16.2	The parties do not have to keep confidential or to restrict its use of:

(a)	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this Agreement or a breach of any other agreement relating to such information; or
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(b)	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.

16.3	The parties may disclose any information that it is otherwise required to keep confidential under clause 16:

(a)	to such professional advisers, consultants and employees or officers of its Group as and to the extent reasonably required in connection with this Agreement or to facilitate the Transaction, if the disclosing party procures that the persons to whom the information is disclosed keep it confidential as if they were that party; or

(b)	in the case of the Buyer only (and excluding information relating to the Sellers personally which does not relate to the Sellers ownership of or title to the Sale Shares), to a proposed transferee of the Sale Shares for the purpose of enabling the proposed transferee to evaluate the proposed transfer;

(c)	in the case of the Buyer only (and excluding information relating to the Sellers personally which does not relate to the Sellers ownership of or title to the Sale Shares), to its funders, potential investors and their respective advisors, employees, officers, representatives or consultants;

(d)	with the prior written consent of all the other parties; or

(e)	with the prior written consent of one party, if such information relates only to that party; or

(f)	to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other items of sale or making any other announcement); or

(g)	to the extent that the disclosure is required:

(i)	by Law; or

(ii)	by a regulatory body, Taxation Authority or securities or investment exchange; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(iv)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v)	to protect the disclosing party’s interest in any legal proceedings,

but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

16.4	Each party shall supply any other party with any information about itself, its Group or this Agreement as such other party may reasonably require for the purposes of
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satisfying the requirements of a Law, regulatory body or securities exchange to which such other party is subject.

Subject to clause 16.5 and to clause 16.6 (inclusive), no party shall make, or permit any person to make, any public announcement, communication or circular concerning this agreement or the Transaction (announcement) without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed) and the parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties.

16.5	Nothing in clause 16 shall prevent any party from making an announcement required by Law or any Governmental Authority, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, or by any court or other authority of competent jurisdiction, provided that, to the extent permitted by Law, the party required to make the announcement consults with the other parties and takes into account their reasonable requests in relation to the content of such announcement before it is made.

16.6	The Buyer may at any time after Completion announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company, the Subsidiaries or any other member of the Buyer’s Group.

17.	Further assurance

17.1	Each of the parties agrees that it will from time to time on or after the Completion promptly do, execute, acknowledge and deliver and will cause to be, done, executed, acknowledged and delivered, all such further acts, deeds, certificates, and other documents as may be reasonably requested by any of the other parties to give full effect to the terms of this Agreement.

18.	Assignment

18.1	Except as provided otherwise in this Agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this Agreement or any document referred to in it.

18.2	Each party that has rights under this Agreement is acting on its own behalf.

18.3	The Buyer may assign its rights under this Agreement (or any document referred to in this Agreement) to (i) a member of its Group or (ii) to any person to whom it transfers the Sale Shares or (iii) to a third party provider of finance, provided that no such assignment shall have the create or increase any liability of the Sellers to any party.

18.4	If there is an assignment:

(a)	the Sellers may discharge their obligations under this Agreement to the assignor until they receive notice of the assignment; and
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(b)	the assignee may enforce this Agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this Agreement.

19.	Whole agreement

19.1	This Agreement constitutes the whole agreement between the parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.

19.2	Each party agrees that it shall not have any claim for innocent or negligent misrepresentation or negligent misstatement based on any statement or warranty in this agreement.

20.	Variation and waiver

20.1	Any variation of this Agreement shall be in writing and signed by or on behalf of the parties.

20.2	Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

20.3	A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

20.4	No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by Law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

20.5	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

20.6	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by Law.

21.	Costs

21.1	Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

22.	Notice

22.1	A notice given under this Agreement:

(a)	shall be in writing;

(b)	shall be sent for the attention of the person, and to the address, specified in clause 22 (or such other address, or person as each party may notify to the others in accordance with the provisions of clause 22); and
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(c)	shall be:

(i)	delivered personally; or

(ii)	sent by pre-paid first-class post or recorded delivery; or

(iii)	(if the notice is to be served by post outside the country from which it is sent) sent by express mail courier.

22.2	The addresses for service of notice are:

(a)	To the Sellers’ Representative:

(i)	name: Edward de Salis Young

(ii)	address: (as set out in the Disclosure Letter)

(iii)	for the attention of: Edward de Salis Young

with a copy to Sellers’ Solicitors:

Rosenblatt Solicitors

9-13 St Andrew Street, London, EC4A 3AF

FAO: Tom Ferns / Martin Montgomery

(b)	BUYER

(i)	Name: Wireless Telecom Group, Inc.

(ii)	Address: 25 Eastmans Road, Parsippany, New Jersey 07054, USA

(iii)	for the attention of: Michael Kandell, CFO

with a copy to:

Buyer’s Solicitors:

Bryan Cave

88 Wood Street

London EC2V 7AJ

FAO: Tara Newell/ Andrew Hart

22.3	A notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of pre-paid first class post or recorded delivery two Business Days from the date of posting; or
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(c)	in the case of express mail courier, three Business Days from the date of posting; or

(d)	if deemed receipt under the previous paragraphs of clause 22.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt and all references to time are to local time in the place of deemed receipt.

22.4	To prove service, it is sufficient to prove that, in the case of post, the envelope containing the notice was properly addressed and posted.

23.	Severance

23.1	If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

23.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

24.	Agreement survives completion

24.1	This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

25.	Third party rights

25.1	This Agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

25.2	Each of the parties warrants to the others that their respective rights to agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

26.	Successors

26.1	The rights and obligations of the Sellers and the Buyer under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

27.	Counterparts

27.1	This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

28.	Inadequacy of Damages

28.1	Without prejudice to any other rights or remedies that the Buyer may have, the Sellers acknowledge and agree that damages alone may not be an adequate
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remedy for the breach of clause 14 and 16 of this Agreement. Accordingly, the Buyer shall be entitled to the seek remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of clause 14 and 16 of this Agreement.

29.	Broker’s Fees

29.1	The Sellers shall be responsible for, and shall hold the Buyer and each member of the Buyer’s Group harmless against, any fees or commissions for which any such Seller is liable to any broker, finder or agent (except to the extent such broker, finder or agent is retained by the Buyer) with respect to the transactions contemplated by this Agreement (including brokers engaged by the Company or the Subsidiary prior to Completion).

30.	set-off rights

30.1	Without prejudice to any other provisions set out herein the Buyer shall not be entitled to withhold and set off against any sum which is payable to the Sellers under this Agreement (or any other agreement referred to herein) any amount due and payable by the Sellers to the Buyer in respect of any claim under this Agreement save as expressly stated in this Agreement.

31.	Governing law and jurisdiction

31.1	This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the laws of England.

31.2	The parties irrevocably agree that the courts of England have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes and claims). Notwithstanding the above, nothing shall prevent the Buyer and/or the Company and/or the US Subsidiary from seeking injunctive or similar equitable relief in a competent court in any jurisdiction.

This Agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

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Schedule 1. Particulars of Sellers

Particulars of Sellers and apportionment of purchase price

1	2	3	4	5	6	7	8	9	10	11	12
Seller’s name	Number of shares	Share Class	Amount paid per share (including nominal value)	Amount of entitlement to Completion Payment	Entitlement to receive any Deferred Payment payable (%)	Entitlement to receive Consideration Shares (%)	Proportion of Consideration Shares subject to Clawback (%)	Entitlement to receive Working Capital Deferred Payment (%)	Entitlement to receive any payments on Adjustment Date /responsibility for liability to make payments on Adjustment Date (%)	Entitlement to receive Earn-out Payments (%)	Entitlement to receive Bonus Tax Payment (%)
Paul Moakes	1	Ordinary Share	£1	£2,250,000	25%	25%	25%	25%	25%	25%	25%
	1	Ordinary G Share	£1
	1	Ordinary H Share	£1
Edward de Salis Young	1	Ordinary Share	£1	£2,250,000	25%	25%	25%	25%	25%	25%	25%
	1	Ordinary C Share	£1
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1	2	3	4	5	6	7	8	9	10	11	12
Seller’s name	Number of shares	Share Class	Amount paid per share (including nominal value)	Amount of entitlement to Completion Payment	Entitlement to receive any Deferred Payment payable (%)	Entitlement to receive Consideration Shares (%)	Proportion of Consideration Shares subject to Clawback (%)	Entitlement to receive Working Capital Deferred Payment (%)	Entitlement to receive any payments on Adjustment Date /responsibility for liability to make payments on Adjustment Date (%)	Entitlement to receive Earn-out Payments (%)	Entitlement to receive Bonus Tax Payment (%)
	1	Ordinary D Share	£1
Simon Pack	1	Ordinary Share	£1	£2,250,000	25%	25%	25%	25%	25%	25%	25%
	1	Ordinary A Share	£1
	1	Ordinary B Share	£1
Martin Hollingshead	1	Ordinary Share	£1	£2,250,000	25%	25%	25%	25%	25%	25%	25%
	1	Ordinary E Share	£1
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1	2	3	4	5	6	7	8	9	10	11	12
Seller’s name	Number of shares	Share Class	Amount paid per share (including nominal value)	Amount of entitlement to Completion Payment	Entitlement to receive any Deferred Payment payable (%)	Entitlement to receive Consideration Shares (%)	Proportion of Consideration Shares subject to Clawback (%)	Entitlement to receive Working Capital Deferred Payment (%)	Entitlement to receive any payments on Adjustment Date /responsibility for liability to make payments on Adjustment Date (%)	Entitlement to receive Earn-out Payments (%)	Entitlement to receive Bonus Tax Payment (%)
	1	Ordinary F Share	£1
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Schedule 2. Particulars of the Company

Part 1.

THE COMPANY

Name:	Commagility Limited
Registration number:	05914025
Registered office:	Charnwood Building, Holywell Park, Ashby Road, Loughborough, Leicestershire LE11 3AQ
Authorised share capital amount:	None
Issued share capital:	£12 comprising 4 Ordinary shares of £1 each, 1 Ordinary A share of £1, 1 Ordinary B share of £1, 1 Ordinary C share of £1, 1 Ordinary D share of £1, 1 Ordinary E share of £1, 1 Ordinary F share of £1, 1 Ordinary G share of £1 and 1 Ordinary H share of £1.
Registered shareholders (and number of Sale Shares held):	As set out in Schedule 1
Beneficial owners of Sale Shares (if different) and number of Sale Shares beneficially owned:	N/A
Directors and shadow directors:	Edward Stanley de Salis Young Martin Rupert Hollingshead Dr Paul Alan Moakes Simon Edward Pack
Secretary:	Dr Paul Alan Moakes
Registered Charges	None

Part 2. The US Subsidiary

Name:	Commagility, Inc.
Principal office:	Office No. 718, 100 Rialto Place, Melbourne, FL 32901, USA
Authorised share capital amount:	5,000 shares of common stock of par value $0.01
Issued share capital:	$10.00
Shareholder:	Commagility Limited
Beneficial owner (if different):	N/A
Directors:	Edward de Salis Young Martin Hollingshead Paul Moakes
Secretary:	Paul Moakes
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Schedule 3. Completion

Part 1. What the Sellers shall deliver to the Buyer at Completion

1.	At Completion, the Sellers shall deliver or cause to be delivered to the Buyer the following documents and evidence:

(a)	transfers of the Sale Shares executed by the registered holders in favour of the Buyer or its nominees;

(b)	the share certificates for the Sale Shares and the shares held in the US Subsidiary in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

(c)	an irrevocable power of attorney in agreed form given by each of the Sellers in favour of the Buyer or its nominees to enable the beneficiary (or its proxies) to exercise all voting (if any) and other rights attaching to the Sale Shares before the transfer of the Sale Shares is registered in the register of members;

(d)	the original of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed (in respect of Simon Pack it is acknowledged that the original will be sent to the Buyer’s Solicitors within 3 Business Days of Completion);

(e)	in relation to the Company and the US Subsidiary, the statutory registers and minute books (written up to immediately prior to Completion), the common seal (if any), certificate of incorporation and any certificates of incorporation on change of name;

(f)	the written resignation, executed as a deed and in the agreed form, of any Directors and the Secretary of the Company and the US Subsidiary from their offices as notified by the Buyer to the Sellers prior to Completion;

(g)	a copy of the executed consent to change of control from Texas Instruments Incorporated;

(h)	a copy of the minutes of the board meetings held pursuant to Part 2 of Schedule 3;

(i)	statements from each bank at which the Company or the US Subsidiary has an account, giving the balance of each account at the close of business on the last Business Day before Completion; and reconciliation statements reconciling the cash book balances of the Company and the US Subsidiary and the cheque books of the Company and the US Subsidiary with the bank statements delivered;

(j)	the Completion Cash Statement;

(k)	executed copies of employment agreements in the agreed form to be entered into between the Company and each of Edward Stanley De Salis Young, Martin Rupert Hollingshead, Dr Paul Alan Moakes and Simon Edward Pack (“Employment Agreements”);
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(l)	the Clawback Escrow Agreement executed by the Seller Representative;

(m)	a Lock Up Agreement executed by each of the Sellers;

(n)	the Registration Rights Agreement executed by each of the Sellers;

(o)	the Voting Agreement executed by each of the Sellers;

(p)	Financial Promotion Order High Net Worth Statements for each of the Sellers (in respect of Simon Pack it is acknowledged that the original will be sent to the Buyer’s Solicitors within 10 Business Days of Completion).
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Part 2. Matters for the board meeting at Completion

1.	The Sellers shall cause a board meeting of the Company to be held at Completion at which the matters set out below shall take place:

(a)	A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped.

(b)	Those Directors and the Secretary (nominated by the Buyer) shall resign from their offices with the Company conditional upon and with effect from Completion.

(c)	The persons the Buyer nominates shall be appointed as directors of the Company. The appointments shall take effect conditional upon and with effect from Completion.

(d)	All the existing instructions and authorities to bankers shall be amended or revoked and replaced with new instructions and authorities to those banks in the form the Buyer requires.

(e)	The address of the registered office of the Company shall be changed to the address required by the Buyer.

(f)	The accounting reference date of the Company shall be changed to 31 December.

(g)	Execution of the Employment Agreements shall be approved.

2.	The Sellers shall cause a board meeting of the US Subsidiary to be held at Completion at which the persons the Buyer nominates shall be appointed as directors and officers of the US Subsidiary.
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Schedule 4. Warranties

Part 1. General warranties

1.	Power to sell the company

1.1	The Sellers have all requisite power and authority to enter into and perform this Agreement in accordance with its terms and the other documents referred to in it to which they are a party.

1.2	This Agreement and the other documents relating to the Transaction referred to in it to which the Sellers are parties constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this Agreement and the documents relating to the Transaction referred to in it to which they are a party shall not breach or constitute a default under any of the following:

(a)	any agreement or instrument to which any of the Sellers is a party or by which any of them is bound; or

(b)	any order, judgment, decree or other restriction applicable to any of the Sellers.

2.	Shares in the company

2.1	The particulars of the Company and the US Subsidiary given in Schedule 1 are true, accurate and not misleading.

2.2	The Sale Shares constitute the whole of the allotted share capital of the Company and are fully paid.

2.3	Each of the Sellers is the sole legal and beneficial owner of the number of Sale Shares set against his name in Schedule 1.

2.4	Each of the issued shares in the capital of the US Subsidiary:

(a)	is solely legally and beneficially owned by the Company;

(b)	have been properly authorised and issued; and

(c)	are fully paid and are non-assessable.

2.5	Other than the US Subsidiary, the Company has no subsidiary or subsidiaries, nor any other interests in any other company, corporation, entity, venture or person.

2.6	The Sale Shares and the issued shares in the capital of the US Subsidiary are free from all Encumbrances.

2.7	No option, warrant or other right has been granted to any person to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interest in them) of the Company or the US Subsidiary
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and none of the Company, the US Subsidiary nor the Sellers have agreed to confer any such rights, and no person has claimed any such right.

2.8	No Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company or the US Subsidiary.

2.9	No commitment has been given to create an Encumbrance affecting the Sale Shares or the issued shares in the capital of the US Subsidiary (or any unissued shares or debentures or other unissued securities of the Company or the US Subsidiary) and the Sellers have not received notice that any person has claimed any rights in connection with any of those things.

2.10	Each of the Company and the US Subsidiary:

(a)	does not hold or beneficially own, nor has agreed to acquire, any securities of any corporation (other than the US Subsidiary); or

(b)	is not nor has agreed to become a member of any partnership or other unincorporated association, joint venture, LLC or consortium (other than recognised trade associations); or

(c)	other than in relation to the German Branch, neither has, nor has ever had, outside its country of incorporation, any branch or permanent establishment; or

(d)	has not, allotted or issued any securities that are convertible into shares.

2.11	Each of the Company and the US Subsidiary has not at any time:

(a)	purchased, redeemed or repaid any of its own share capital; or

(b)	given any financial assistance for the purchase of its own shares in contravention of any applicable Law or regulation.

2.12	All dividends or distributions declared, made or paid by the Company or the US Subsidiary have been declared, made or paid in accordance with (as applicable) its memorandum, articles of association, certificate of incorporation all applicable Laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.	Constitutional and corporate documents

3.1	The Data Room contains a copy of the memorandum and articles of association, certificate of incorporation and by-laws (with regards to the US Subsidiary) or other constitutional documents of the Company and the US Subsidiary, which are true, complete and accurate in all respects, and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the Law applicable are annexed or incorporated, all of which are Disclosed to the Buyer. Such documents fully set out all the rights and restrictions attaching to each class of shares in the capital of the Company or the US Subsidiary (as the case may be).

3.2	Other than the documents referred to at paragraph 3.1 above, which have been Disclosed, there are no shareholders agreements (or similar contractual
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arrangements) in place between the Sellers in relation to the Sale Shares or the shares in the US Subsidiary.

3.3	All registers required by law to be maintained by the Company and/or the US Subsidiary have been properly kept in all material respects and no notice or allegation that any of them is incorrect or should be rectified has been received by the Company or the US Subsidiary.

3.4	All returns, particulars, documentation and resolutions which the Company and the US Subsidiary is required by Law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have in all material respects been correctly made up and filed or, as the case may be, delivered.

3.5	In relation to its PSC Register, the Company has at all times complied with its duties under section 790D (Duty to investigate and obtain information) and section 790E (Duty to keep information up-to-date) of the Companies Act 2006.

4.	Information

The Sellers are not actually aware that any of the information provided to the Buyer in the Data Room was, having due regard to all of the other information provided to the Buyer, inaccurate or misleading in any material respect at the time it was provided.

5.	Compliance with laws

5.1	The Company and the US Subsidiary has at all times conducted its business in accordance with, and has acted in compliance with, all applicable Laws and regulations.

5.2	Neither the Company, the US Subsidiary nor any of their respective directors or employees (current or past), has been convicted of an offence in relation to the business or affairs of the Company or the US Subsidiary.

6.	Licences and consents

6.1	The Company and the US Subsidiary has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on (“Permissions”), all of which are valid and subsisting.

6.2	The Company has not received notice that any Permission will be suspended, cancelled, revoked or not renewed on the same terms and, so far as the Sellers are aware, there is no reason why any Permission should be.

6.3	No consent, approval, license, permit, order, qualification or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required in respect of any Permission in connection with the execution, delivery and performance by the Sellers of this Agreement.
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7.	Insurance

7.1	Details of the insurance policies maintained by or on behalf of the Company and the US Subsidiary are Disclosed to the Buyer in the Data Room and the particulars of those policies are accurate and not misleading.

7.2	There are no material outstanding claims under, or in respect of the validity of, any of those policies (and the Company has not received notice that any such claims are or have been threatened), and the Sellers are not aware of any circumstances which would reasonably be expected to give rise to any claim under any of those policies.

7.3	All the insurance policies of the Company and the US Subsidiary are in full force and effect, are not void or voidable, and nothing has been done or not done by the Sellers, the Company or the US Subsidiary or, so far as the Sellers are aware, by any other person, which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy prior to Completion.

8.	Power of attorney

8.1	There are no powers of attorney in force given by the Company or the US Subsidiary.

8.2	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company the US Subsidiary to any obligation not in the ordinary course of the Company or the US Subsidiary’s business.

8.3	The Disclosure Letter sets out details of all persons (other than their respective directors and officers) who have authority to bind the Company or the US Subsidiary in the ordinary course of business.

9.	Disputes and investigations

9.1	Neither the Company, the US Subsidiary nor, so far as the Sellers are aware, any person for whom the Company or the US Subsidiary is vicariously liable:

(a)	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or any claims, actions or hearings before any statutory or Governmental Authority, department, board or agency ; or

(b)	so far as the Sellers are aware, is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority.

9.2	No Director is, to the extent that it relates to the business of the Company or the US Subsidiary, engaged in or subject to any of the matters mentioned in paragraph 9.1 of Schedule 4.

9.3	So far as the Sellers are aware, no such proceedings, investigation or inquiry as are mentioned in paragraph 9.1 or paragraph 9.2 of Schedule 4 have been threatened or are pending and, so far as the Sellers are aware, there are no circumstances which would reasonably be expected to give rise to any such proceedings.
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9.4	The Company and the US Subsidiary are not the subject of any existing or pending judgments or rulings and nor has the Company or the US Subsidiary given any undertakings arising from legal proceedings to a court, Governmental Authority or third party.

10.	Defective products and services

10.1	The Company and the US Subsidiary have not manufactured or sold any products which were, at the time they were manufactured or sold, faulty or defective, or did not comply with:

(a)	warranties or representations expressly made or implied by or on behalf of the Company or the US Subsidiary; or

(b)	all Laws, regulations, standards and requirements applicable to the products in all material respects.

10.2	No proceedings or disputes have been started, or, so far as the Sellers are aware, are pending or have been threatened against the Company the US Subsidiary in which it is claimed that any products manufactured or sold by the Company or the US Subsidiary are defective, not appropriate for their intended use or have caused bodily injury or material damage to any person or property when applied or used as intended.

10.3	No proceedings have been started and, so far as the Sellers are aware, there are no outstanding liabilities or claims pending or threatened against the Company or the US Subsidiary in respect of any services supplied by the Company or the US Subsidiary for which the Company or the US Subsidiary is or may become liable and no dispute exists between the Company or the US Subsidiary and any of its respective customers or clients.

11.	Customers and suppliers

11.1	In the 12 months ending with the date of this Agreement, the business of the Company or the US Subsidiary has not been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company or the US Subsidiary:

(a)	the loss of any of its customers or suppliers; or

(b)	a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

(c)	a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

11.2	The Disclosure Letter sets out (i) each customer who has paid aggregate consideration to Company or the US Subsidiary for goods or services rendered in an amount greater than or equal to £75,000 for each of the two most recent financial years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Neither the Sellers, the Company or the US Subsidiary has received any notice that any of the Material Customers has ceased, or intends to cease after Completion, to use the
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goods or services of the Company or the US Subsidiary or to otherwise terminate or materially reduce its relationship with the Company or the US Subsidiary.

11.3	The Disclosure Letter sets out (i) each supplier to whom the Company or the US Subsidiary has paid consideration for goods or services rendered in an amount greater than or equal to £75,000 for each of the two most recent financial years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Neither the Sellers, the Company or the US Subsidiary has received any notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or the US Subsidiary or to otherwise terminate or materially reduce its relationship with the Company or the US Subsidiary.

12.	Competition

12.1	The definition in this paragraph applies in this Agreement.

Competition Law: the national and directly effective Laws of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

12.2	Neither the Company nor the US Subsidiary are engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company or the US Subsidiary conducts business and no Director is engaged in any activity which would be an offence or infringement under any such Competition Law.

12.3	Neither the Company nor the US Subsidiary has received notice that it is the subject of any investigation, inquiry or proceedings by any relevant Governmental Authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company or the US Subsidiary conducts business, and so far as the Sellers are aware, no such investigation, inquiry or proceedings have been threatened or are pending.

12.4	Neither the Company nor the US Subsidiary is the subject of any existing or, so far as the Sellers are aware, pending decisions, judgments, orders or rulings of any relevant Governmental Authority responsible for enforcing the Competition Law of any jurisdiction and neither the Company nor the US Subsidiary has given any undertakings or commitments to such bodies which affect the conduct of the Business.

12.5	Neither the Company nor the US Subsidiary are in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty or Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the internal market.
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13.	Contracts

13.1	The definition in this paragraph applies in this Agreement.

Material Contract: an agreement or arrangement to which the Company or the US Subsidiary is a party or is bound by and which is of material importance to the business, profits or assets of the Company or the US Subsidiary, regardless of whether it is written, including any contract:

(a)	for the sale by the Company or the US Subsidiary of materials, supplies, goods, services, equipment or other assets, which, for the 12 months ending on the Accounts Date, had annual GBP£ sales amount of £50,000 or more;

(b)	for the purchase by the Company or the US Subsidiary of materials, supplies, goods, services, equipment or other assets which provides for annual payments of £20,000 or more;

(c)	that is a mortgage, indenture, note, debenture, bond, pledge, security agreement, letter of credit, loan or other contract for the borrowing or lending of money or granting a lien upon any rights, assets or properties of the Company or the US Subsidiary, an agreement or arrangement for a line of credit, pledge or undertaking of the Indebtedness of any other person, or under which (A) any person has directly or indirectly guaranteed Indebtedness of the Company or the US Subsidiary; or (ii) the Company or the US Subsidiary has directly or indirectly guaranteed Indebtedness of any person;

(d)	that is a lease or agreement under which the Company or the US Subsidiary is lessor or lessee of or holds or operates or permits any person to hold or operate, as applicable, any personal property owned by any other person, providing for annual payments in excess of £20,000;

(e)	that is a settlement, conciliation or similar agreement, the performance of which will involve payment after the Completion Date of consideration in excess of £10,000;

(f)	that relate to an acquisition, divestiture, merger or similar transaction, regardless of whether such transaction has yet been consummated, that contain warranties, indemnities, representations or other obligations (including payment, indemnification, “earn-out” or other contingent obligations) that are in effect; or

that have an aggregate future liability of a Seller in excess of £50,000 per annum and are not terminable by the Company or the US Subsidiary by notice of not more than 30 days without penalty.

13.2	Except for the agreements and arrangements Disclosed, neither the Company nor the US Subsidiary is a party to or subject to any agreement or arrangement which:

(a)	is a Material Contract; or

(b)	is of an unusual or exceptional nature; or

(c)	is not in the ordinary and usual course of business of the Company or the US Subsidiary; or
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(d)	may be terminated or materially altered as a result of any Change of Control of the Company or the US Subsidiary; or

(e)	includes a specific restriction on the freedom of the Company or the US Subsidiary to carry on the whole or any part of its business in any part of the world or with any person in any line of business in such manner as it thinks fit; or

(f)	involves any person acting as a distributor; or

(g)	involves any person acting as an agent; or

(h)	involves partnership, joint venture, consortium, joint development, shareholders, limited liability or similar arrangements or agreements or related to the formation of the same; or

(i)	involves the grant of any sole or exclusive rights, right of first refusal, right of first offer or similar right by or to the Company or the US Subsidiary; or

(j)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

(k)	cannot be readily fulfilled or performed by the Company or the US Subsidiary on time and without undue or unusual expenditure of money and effort; or

(l)	involves or is likely to involve an aggregate consideration payable by or to the Company or the US Subsidiary in excess of £50,000.

(m)	requires the Company or the US Subsidiary to pay any commission, finders’ fee, royalty or the like; or

(n)	is for the supply of goods and/or services by or to the Company or the US Subsidiary on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

(o)	is not on arm’s length terms; or

(p)	is a finance lease, hire purchase, rental or credit sale agreement or which otherwise provides for the purchase or right to purchase any asset by instalment payments.

13.3	There are no outstanding or on-going negotiations of material importance to business, profits or assets of the Company or the US Subsidiary, or any outstanding quotations or tenders for a contract that, if accepted, would give rise to a Material Contract.

13.4	Each Material Contract is binding on the Company and the US Subsidiary (as the case may be) and, so far as the Sellers are aware, each Material Contract is in full force and effect and binding on the other counterparties to it. Neither the Company nor the US Subsidiary has defaulted under or breached a Material Contract, nor, so far as the Sellers are aware, has any other party to a Material Contract defaulted under or breached such a Material Contract and, so far as the Sellers are aware, no such breach is likely or threatened.
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13.5	No notice of termination of a Material Contract has been received or served by the Company or the US Subsidiary and so far as the Sellers are aware there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such Material Contract.

14.	Transactions with Sellers

14.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company or the US Subsidiary and any of the following:

(a)	any of the Sellers or any person Connected with any of the Sellers; or

(b)	any Director, secretary, officer or employee of the Company or the US Subsidiary or any person Connected with such Director, secretary, officer or employee.

14.2	None of the Sellers, nor, so far as the Sellers are aware, any person Connected with any of the Sellers, is entitled to a claim of any nature against the Company or the US Subsidiary or has assigned to any person the benefit of a claim against the Company or the US Subsidiary to which the Sellers or a person Connected with the Sellers would otherwise be entitled.

14.3	None of the Sellers are, at the date of this Agreement, or have been at any time during the period of 5 of years immediately preceding the date of this Agreement, concerned, interested or engaged, directly or indirectly and in whatever capacity, in any other business similar to or competitive with all or any part of the Business as it is carried on at the date of this Agreement.

15.	Finance and guarantees

15.1	Neither the Company nor the US Subsidiary has Indebtedness, save for trade payables and liabilities incurred in the ordinary course of business.

15.2	No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company, the US Subsidiary or any third party in respect of borrowings or other obligations of the Company or the US Subsidiary.

15.3	The total amount of Indebtedness of the Company and the US Subsidiary does not exceed any limitations on the borrowing powers contained:

(a)	in the memorandum and articles of association of the Company or the US Subsidiary (as the case may be); or

(b)	in any debenture or other deed or document binding on the Company or the US Subsidiary (as the case may be).

15.4	Neither the Company nor the US Subsidiary has outstanding loan capital, nor lent any money that has not been repaid, and there are no debts owing to the Company or the US Subsidiary other than debts that have arisen in the normal course of business.
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15.5	Neither the Company nor the US Subsidiary has :

(a)	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts or the accounts of the US Subsidiary; or

(b)	waived any right of set-off it may have against any third party.

15.6	All debts (less any provision for bad and doubtful debts) owing to the Company are reflected in the Accounts or the Completion Accounts (as at the date to which they have been made up) or the accounts of the US Subsidiary. No debts subsequently recorded in the books of the Company or the US Subsidiary has been outstanding for more than two months from its due date for payment.

15.7	No Indebtedness of the Company or the US Subsidiary is overdue or outstanding for payment and no security over any of the assets of the Company or the US Subsidiary is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. Neither the Company nor the US Subsidiary has received any notice whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company or the US Subsidiary.

15.8	Neither the Company nor the US Subsidiary has given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

15.9	Neither the Company nor the US Subsidiary are subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

15.10	Particulars of the balances of all the bank accounts of the Company and the US Subsidiary, showing the position as at the day immediately preceding the date of this Agreement, have been Disclosed and the Company and the US Subsidiary have no other bank accounts. Since those particulars were given, there have been no payments out of those accounts other than routine payments in the ordinary course of business.

15.11	No Indebtedness of the Company or the US Subsidiary will become due, or capable of being declared due and payable, prior to its stated maturity as a result of a Change of Control of the Company or the US Subsidiary.

16.	Insolvency

16.1	The Company:

(a)	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986; and

(b)	has not stopped paying its debts as they fall due.
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16.2	There are no attachments, executions or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief Laws, contemplated by or, so far as the Sellers are aware, pending or threatened against the US Subsidiary or any of its directors or officers, as the case may be. Without limiting the generality of the foregoing, none of the following have been done by, against or with respect to the US Subsidiary: (i) the commencement of a case under Title 11 of the U.S. Code as now constituted or hereafter amended, or under similar Law; (ii) the appointment of a trustee or receiver of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking of, failure to take, or submission to, any action indicating an inability to meet its financial obligations as they accrue; or (vi) a dissolution or liquidation

16.3	No step has been taken by the Company or the US Subsidiary, and so far as the Sellers are aware no other person has taken any step in any applicable jurisdiction to initiate any process by or under which:

(a)	the ability of the creditors of the Company or the US Subsidiary, to take any action to enforce their debts is suspended, restricted or prevented; or

(b)	some or all of the creditors of the Company or the US Subsidiary accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company or the US Subsidiary; or

(c)	a person is appointed to manage the affairs, business and assets of the Company or the US Subsidiary, on behalf of the Company or the US Subsidiary’s, creditors; or

(d)	the holder of a charge over all or any of the Company or the US Subsidiary’s assets is appointed to control the business and/or all or any assets of the Company or the US Subsidiary.

16.4	In relation to the Company:

(a)	no administrator has been appointed;

(b)	no documents have been filed with the court for the appointment of an administrator; and

(c)	no notice of an intention to appoint an administrator has been given by the Company, the US Subsidiary, any of their Directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

16.5	So far as the Sellers are aware, no process has been initiated which could lead to the Company or the US Subsidiary being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

16.6	No distress, execution or other analogous process has been levied on any asset of the Company or the US Subsidiary

16.7	None of the Sellers have:
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(a)	had a bankruptcy petition presented against him or been declared bankrupt; or

(b)	been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986; or

(c)	entered into, or has proposed to enter into, any composition or arrangement with, or for, his creditors (including an individual voluntary arrangement); or

(d)	been subject of any other event analogous to the foregoing in any jurisdiction.

17.	Assets

17.1	The Company is the full legal and beneficial owner of to all the assets included in the Accounts, and any assets acquired since the Accounts Date and all other assets used by the Company, except for those disposed of since the Accounts Date in the normal course of business.

17.2	None of the assets shown in the Accounts or acquired by the Company or the US Subsidiary since the Accounts Date or other assets used by the Company or the US Subsidiary is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

17.3	Either the Company or the US Subsidiary is in possession and control of all the assets included in the Accounts or acquired since the Accounts Date and all other assets used by the Company or the US Subsidiary, except for those Disclosed as being in the possession of a third party in the normal course of business.

17.4	None of the assets, undertaking or goodwill of the Company or the US Subsidiary is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and the Company has not received notice from any person claiming to be entitled to create such an Encumbrance.

18.	Condition of equipment

18.1	The equipment used in connection with the Business:

(a)	is in reasonable working order having regard to its age and useful life, and has been properly maintained; and

(b)	is capable of doing the work for which it was designed.

19.	Environment and health and safety

19.1	The definitions in this paragraph apply in this agreement.

CRC: the CRC Energy Efficiency Scheme established by the CRC Order.

CRC Order: the CRC Energy Efficiency Scheme Order 2010 (SI 2010/768) and the CRC Energy Efficiency Scheme Order 2013 (SI 2013/1119).

Environment: the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-

43

made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media.

EHS Laws: all applicable Laws to the extent that they relate to or apply to the Environment or to the health and safety of any person.

EHS Matters: all matters relating to:

(a)	pollution or contamination of the Environment;

(b)	the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(c)	the exposure of any person to Hazardous Substances or Waste;

(d)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(e)	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

(f)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

EHS Permits: any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Business or in relation to any of the Properties.

Harm: harm to the Environment, and in the case of man, this includes harm caused to any of his senses or to his property.

Hazardous Substances: any material, substance or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances, materials containing asbestos and Japanese knotweed.

Waste:  any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

19.2	The Company and the US Subsidiary have obtained and complied at all times with all EHS Permits. All EHS Permits are in full force and effect, and the Company and the US Subsidiary have not received notice that any EHS Permit will be revoked, suspended, varied or not renewed (following application, as necessary).

19.3	The Company and the US Subsidiary have at all times operated in compliance with all EHS Laws in force from time to time (including relating to the CRC).

19.4	So far as the Sellers are aware, there are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any of the Properties.

19.5	So far as the Sellers are aware, there are, and have been, no landfills, underground storage tanks, or uncontained or unlined storage treatment or disposal areas for
44

Hazardous Substances or Waste (whether permitted by EHS Laws or otherwise) present or carried out at, on or under any of the Properties or within 200 metres of any of the Properties, and they are not aware that any such operations are proposed.

19.6	Neither the Company nor the US Subsidiary has ever been required to hold, nor have ever applied for, a waste disposal licence, a waste management licence or an environmental permit for waste operations under any EHS Laws.

19.7	There have been no claims, investigations, prosecutions or other proceedings against or, so far as the Sellers are aware, threatened against the Sellers, the Company, the US Subsidiary or any of their respective directors, officers or employees in respect of Harm arising from the operation of the Business or occupation of any of the Properties or for any breach or alleged breach of any EHS Permits or EHS Laws and, so far as the Sellers are aware, there are no facts or circumstances that may lead to any such claims, investigations, prosecutions or other proceedings.

19.8	Neither the Sellers, the Company nor the US Subsidiary has received any enforcement, prohibition, stop, remediation, improvement or any other notice from, or been subject to any civil sanction imposed by, any enforcement authority, including (but not limited to) the Environment Agency, Natural Resources Wales, the Health and Safety Executive or the relevant local authority, with regard to any EHS Matters or any breach of EHS Laws in respect of the Business, the Company, the US Subsidiary or any of the Properties.

19.9	Copies of all:

(a)	current EHS Permits;

(b)	environmental and health and safety policy statements;

(c)	reports in respect of environmental and health and safety audits, investigations or other assessments;

(d)	registrations, reports and evidence packs required to be submitted or kept by the CRC Order;

(e)	anonymised records of accidents, illnesses and reportable diseases;

(f)	assessments of substances hazardous to health;

(g)	correspondence on EHS Matters between the Company or the US Subsidiary and any relevant enforcement authority; and

(h)	copies or details of all Waste disposal contracts,

relating to the Business or any of the Properties have been Disclosed.

19.10	Neither the Company nor the US Subsidiary has received notice of any actual or potential liability under any EHS Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.
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19.11	Neither the Company nor the US Subsidiary has given or received any warranties or indemnities or entered into any other agreement in respect of any liabilities, duties or obligations that arise under EHS Laws.

20.	Intellectual property

20.1	The definition in this paragraph applies in this Agreement.

Intellectual Property Rights: all rights in intellectual property of any type throughout the world, including, but not limited to: (i) patents, patent applications and statutory registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisional and non-provisional applications, re-examinations, reissues and extensions; (ii) all copyrights, whether registered or at common law, and registrations and applications for registration thereof, including the right to make derivative works and all other associated rights that a copyright owner possesses, including rights in computer software; (ii) trademarks and service marks, trade names, logos, business names, and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof, and domain names, (iv) trade secrets, proprietary know-how, technical, business and other information, such as design processes and methods, design materials, algorithms and customer lists, in each case whether registered or unregistered and including all applications and rights to apply for and be granted any of the same and including renewals or extensions thereof, and rights to claim priority therefrom, and all similar or equivalent rights or forms of protection which subsist in any part of the world; (iv) the right and power to assert, defend and recover title to any of the foregoing; and (v) all rights to assert, defend and recover for any past or present infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing.

20.2	Brief particulars are set out in Part 1 of Schedule 6 of all material registered Intellectual Property Rights owned by the Company and the US Subsidiary. The Company and the US Subsidiary do not own any other registration for registered Intellectual Property Rights that are required to be listed in Part 1 of Schedule 6.

20.3	Brief particulars are set out in Part 2 of Schedule 6 of all material registered Intellectual Property Rights owned by a third party and used, licensed to or held for use by the Company or the US Subsidiary, excluding only any Intellectual Property Rights in the IT System or under any IT Contracts.

20.4	Brief particulars are set out in Part 3 of Schedule 6 of all material unregistered Intellectual Property Rights owned by the Company and the US Subsidiary, including a description of the right, the date when the right first accrued and the owner of such rights.

20.5	Brief particulars are set out in Part 4 of Schedule 6 of all material unregistered Intellectual Property Rights (excluding non-bespoke “off-the-shelf” software which is available for licence on the licensor’s standard commercial licence terms and related configuration information provided that the software is not incorporated in the Company or the US Subsidiary’s products), and any open source software incorporated in the Company or the US Subsidiary’s products, all owned by a third party and used, licensed or held for use by the Company or the US Subsidiary, and
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excluding any Intellectual Property Rights in the IT System or under any IT Contracts.

20.6	Brief particulars are set out in Part 5 of Schedule 6 of all material licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which the Company or the US Subsidiary has licensed, sublicensed, or agreed to license or sublicense Intellectual Property Rights identified in Part 2, Part 3 or Part 4 of Schedule 6 to, or otherwise permitted the use of any such Intellectual Property Rights by, any third party.

20.7	The Company or the US Subsidiary is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and Part 3 of Schedule 6, free from all Encumbrances, save only as Disclosed and subject to the licences, agreements, authorisations and permissions set out in Part 6 of Schedule 6.

20.8	Neither the Company nor the US Subsidiary require any material Intellectual Property Rights other than those set out in Part 1, Part 2, Part 3 and Part 4 of Schedule 6 (or as required under the IT System and IT Contracts) in order to carry on its activities.

20.9	In relation to the Intellectual Property Rights set out in Part 1 and Part 3 of Schedule 6 are valid, subsisting and enforceable, and, so far as the Sellers are aware, nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable and, in particular, and so far as the Sellers are aware:

(a)	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

(b)	all confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are Disclosed);

(c)	no mark, trade name or domain name identical or similar to any mark, trade name or domain name listed in Part 1 or Part 3 of Schedule 6 has been registered, or is being used by any person in the same or a similar business to that of the Company or the US Subsidiary, in any country in which the Company or the US Subsidiary has registered or is using its mark, trade name or domain name;

(d)	there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of any Intellectual Property Rights set out in Part 1 or Part 3 of Schedule 6;

(e)	all employees or subcontractors of the Company have signed agreements obligating them to protect the confidential information of Company, and assigning their interests in any Intellectual Property Rights created for the Company or the US Subsidiary to the Company.

20.10	As far as Sellers are aware, there has been no infringement by any third party of any of the Intellectual Property Rights set out in part 1 and Part 3 of Schedule 6, and the
47

Company and the US Subsidiary have not made or threatened any claim against any third party asserting any unauthorized use or disclosure, infringement, misappropriation or other violation of any of the Company’s Intellectual Property Rights set out in Part 1 and Part 3 of Schedule 6.

20.11	No Intellectual Property Rights have been deposited by the Company or the US Subsidiary with any software escrow agents.

20.12	So far as the Sellers are aware, each of the agreements and licences set out in Part 2 and Part 4 of Schedule 6:

(a)	is valid and binding on the parties thereto;

(b)	has not been the subject of any breach or default by any party or the subject of any event which, with the giving of notice or lapse of time, could constitute such a breach or default;

(c)	is not the subject of any claim, dispute or proceeding, pending or threatened.

20.13	So far as the Sellers are aware:

(a)	the Company and/or the US Subsidiary has/have the necessary permissions to use, exploit and/or sublicense the Intellectual Property Rights set out in Part 2 and Part 4 of Schedule 6;

(b)	there are and have been no claims, challenges, disputes or proceedings against the Company or the US Subsidiary pending or threatened, in relation to the ownership, validity or use of any Intellectual Property Rights set out in Part 2 and Part 4 of Schedule 6 which might have a material effect on the use of such Intellectual Property Rights by the Company or the US Subsidiary under and pursuant to any of the licenses, agreements, authorisations or permissions set out in Part 2 and Part 4 of Schedule 6.

20.14	Except as set forth in Part 6 of Schedule 6, Company and the US Subsidiary are not bound by any agreement that in any way limits or restricts the ability of Company or its US Subsidiary to use, exploit, license or sublicense (whether or not through multiple tiers of sublicenses) any Intellectual Property Rights set out in Part 1 and Part 3 of Schedule 6

20.15	The activities of the Company and the US Subsidiary:

(a)	have not infringed and do not infringe the Intellectual Property Rights of any third party;

(b)	have not constituted and do not constitute any breach of confidence, passing off or actionable act of unfair competition;

(c)	have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever; and

(d)	there has been no claim made or threatened by any third party against Company or the US Subsidiary (and neither the Company nor the US Subsidiary has been a party to any action including such a claim) asserting any unauthorized use or
48

disclosure, infringement, misappropriation or other violation of any third party Intellectual Property Rights.

21.	Information technology

21.1	The definitions in this paragraph apply in this Agreement.

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company or the US Subsidiary excluding only (i) any software created by the Company or the US Subsidiary; (ii) non-bespoke “off-the-shelf” software which is available for licence on the licensor’s standard commercial licence terms; and (iii) any other material software incorporated in any products created, developed, manufactured or supplied by the Company or the US Subsidiary, all of which software is identified in Schedules 6 and 7.

IT Contracts: all arrangements and agreements under which any third party (including without limitation any source code deposit agents) provides any material element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

21.2	Brief particulars of the IT System and all IT Contracts are set out in Schedule 7.

21.3	Save to the extent provided in the IT Contracts, the Company or the US Subsidiary is the owner of the IT System free from Encumbrances.

21.4	So far as the Sellers are aware, the IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such IT Contract.

21.5	There are and have been no claims, disputes or proceedings arising or threatened against the Company and/or the US Subsidiary under any IT Contracts.

21.6	The Company or the US Subsidiary has either (i) possession or control of the source code of all software in the IT System, or (ii) has the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents (particulars of which are set out in Schedule 7).

21.7	So far as the Sellers are aware, the elements of the IT System:

(a)	are not materially defective in any respect and have not been materially defective or materially failed to function during the last two years;

(b)	have industry-standard antivirus software that is updated regularly and require user authentication before access;

(c)	have sufficient capacity and performance to meet the current business requirements of the Company or the US Subsidiary;

(d)	have been regularly maintained and the IT System has the benefit of those maintenance and support agreements, brief particulars of which are set out in Schedule 7.
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21.8	The Disclosure Letter contains brief details of the procedures of the Company and the US Subsidiary for ensuring the security of the IT System.

21.9	The Disclosure Letter contains brief details of the disaster recovery plan in relation to the IT System of the Company and the US Subsidiary, and the plan is in effect and all of its components have been put in place and are executable.

22.	Data protection

22.1	The Disclosure Letter contains details of the registrations of the Company nor the US Subsidiary pursuant to the Data Protection Act 1998.

22.2	No personal data have been transferred outside the European Economic Area.

22.3	The Company and the US Subsidiary have complied in all respects with the Data Protection Act 1998 and has established the procedures necessary to ensure continued compliance with such legislation.

22.4	The Company and the US Subsidiary have complied with the requirements of the seventh principle of the Data Protection Act 1998 in respect of any processing of data carried out by a data processor on behalf of the Company or the US Subsidiary, including by entering into a written contract with the data processor (copies of which are Disclosed).

22.5	Neither the Company nor the US Subsidiary has received any:

(a)	notice or complaint under the Data Protection Act 1998 alleging non-compliance with such Act (including any information or enforcement notice, or any transfer prohibition notice); or

(b)	claim for compensation for loss or unauthorised disclosure of data; or

(c)	notification of an application for rectification or erasure of personal data,

and the Sellers are not aware of any circumstances which may give rise to the giving of any such notice or the making of any such notification.

22.6	The Company and the US Subsidiary have complied with its obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

23.	Employment

23.1	The definitions in this paragraph apply in this agreement.

Employment Legislation: legislation applying in the United Kingdom or Germany affecting contractual and other employment relations between employers and their employees or workers including, but not limited to, any legislation and any amendment, extension or re-enactment of such legislation and/or legal obligations arising under European treaty provisions or directives enforceable against the Company by any Employee or Worker.

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Employee: any person employed by the Company under a contract of employment.

Worker: any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship with the Company.

23.2	The name of each person who is a Director is set out in Schedule 2.

23.3	The Disclosure Letter includes anonymised details of all Directors, Employees and Workers as follows and the principal terms of their contract including:

(a)	the Company which employs or engages them;

(b)	their remuneration (including any benefits or insurances which the Company is legally bound to provide to them or their dependants, whether now or in the future);

(c)	the commencement date of the current contract and, if an Employee, the date on which their continuous service began;

(d)	the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term (and details of any previous renewals);

(e)	the type of contract (whether full or part-time or other);

(f)	their job title;

(g)	their standard hours of work;

(h)	their date of birth;

(i)	their normal place of work; and

(j)	the law governing their employment contract.

23.4	The Disclosure Letter also includes anonymised details of all persons who are not Employees or Workers and who are providing services to the Company (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not the Company) and the particulars of the terms on which the individual provides services, including:

(a)	the entity which engages them;

(b)	the fee paid in respect of the service provision (including any benefits or insurance provided directly by the Company);

(c)	the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(d)	any country in which the individual provides services, if the individual provides services wholly or mainly outside the United Kingdom; and

(e)	the law governing the agreement, if the individual provides services wholly or mainly outside the United Kingdom.
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23.5	The Disclosure Letter includes anonymised details of all Employees and Workers of the Company who are on secondment, maternity, paternity, parental or adoption leave, sabbatical or ill health leave or any other leave or who have otherwise been absent for any reason for over three months.

23.6	So far as the Sellers are aware, no notice to terminate the contract of employment of any Employee or Worker of the Company (whether given by the Company or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between:

(a)	the Company and any of its current or former Employees relating to their employment, its termination and any reference given by the Company regarding them; or

(b)	the Company and any of its current or former Workers relating to their contract, its termination and any reference given by the Company regarding them.

23.7	No statutory questionnaire or similar request has been served on the Company by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

23.8	Every Employee or Worker of the Company who requires permission to work in the country in which they are employed or engaged has current and appropriate permission to work in that country.

23.9	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

23.10	Save as provided for elsewhere in this agreement, the acquisition of the Sale Shares by the Buyer and compliance with the terms of this Agreement will not entitle any Directors, officers, Employees or Workers of the Company to terminate their employment or receive any payment or other benefit or treat himself as being released from any obligation nor so far as the Sellers are aware are there any facts which suggest that any current Director, Employee or Consultant is likely to leave his office or employment or engagement as a result within the 12 months following Completion.

23.11	All contracts between the Company and its Employees and Workers are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal, a statutory redundancy payment or a payment-in-lieu-of-notice) or any liability on the part of the Company other than accrued wages, benefits, commission, pension or holiday pay.

23.12	All agreements entered into by the Company with agencies or other organisations to engage temporary or permanent Workers will terminate prior to Completion with no liability on the Company to make any payment or provide any compensation as a consequence.

23.13	All contracts between the Company and its Directors comply with any relevant requirements of section 188 of the Companies Act 2006.
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23.14	The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors, Employees or Workers any redundancy payment scheme in addition to statutory redundancy pay, and there is no pre-agreed procedure for redundancy selection.

23.15	The Disclosure Letter includes full particulars of any incentive scheme (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme) which the Company is a party to, bound by or proposing to introduce, in respect of its Directors, Employees or Workers.

23.16	The Disclosure Letter lists all Employees whose employment was terminated and consultants whose contracts were terminated in the 6 months ending on the date of this agreement, the reason for termination and any payments made to the Employees or consultants on or in connection with termination.

23.17	The Company has no outstanding liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

23.18	The Company has not incurred any actual or contingent liability for failure to provide information or to consult with Employees under any Employment Legislation, and as far as Sellers are aware, there is nothing likely to give rise to such a dispute or claim.

23.19	The Company has not made or agreed to make a payment or agreed to provide a benefit to a present or former Director, Employee or Worker or their dependants in connection with the actual or proposed termination of employment or variation of an employment contract in the six months prior to Completion.

23.20	The Company is not currently involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and as far as Sellers are aware, there is nothing likely to give rise to such a dispute or claim.

23.21	No data subject access requests made to the Company pursuant to the Data Protection Act 1998 or, so far as the Sellers are aware, pursuant to the Federal Data Protection Act (Bundesdatenschutzgesetz) by Employees or Workers are outstanding and, so far as the Sellers are aware, the Company has complied with the provisions of data protection legislation in respect of personal data held or processed by it relating to their respective Employees, Workers, and former Employees and Workers.

23.22	The Company has not transferred or agreed to transfer any Employee or Worker from working for the Company or induced any Employee or Worker to resign their employment with the Company in the six months prior to Completion.

23.23	Within the period of one year preceding the date of this agreement the Company has not been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 (the “Regulations”) nor so far as the Sellers are aware has the Company failed to comply with any duty to inform and consult any appropriate representative under the Regulations or failed to comply with its duty under Regulation 11 of the Regulations.
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23.24	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages and benefits for the current salary period and holiday pay for the current holiday year.

23.25	Since the Accounts Date the Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker or made any material change in the rate or basis of remuneration, fees or the pension or other benefits paid to or provided for any current Director, Employee or Worker and no changes are due to be considered.

23.26	In the twelve months prior to Completion, the Company has not received an application for recognition nor entered into any union membership, security of employment, redundancy, recognition or other collective agreement with a trade union (whether recognised or unrecognised), association of trade unions, works council, staff association or other organisation or body of Employees, nor so far as the Sellers are aware has the Company done any act which might be construed as recognition, nor has the Company in respect of any Employee entered into any agreement with any trade union or other employee body representing employees concerning the introduction of new equipment or technology.

23.27	The Sellers have provided to the Buyer prior to the Completion Date complete:

(a)	anonymised copies of all contracts, handbooks and policies which apply to any of the Employees and Workers;

(b)	copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives and details of any such unwritten agreements or arrangements which may affect any Employee or Worker.

23.28	So far as the Sellers are aware, in respect of each Employee and Worker, the Company has:

(a)	performed all legal obligations and duties it is required to perform (and settled all outstanding claims), where legally binding and whether arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or the Treaty on the Functioning of the European Union or Laws of the European Union or otherwise;

(b)	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives;

(c)	maintained adequate, suitable and up to date records.

23.29	No Employee is subject to a current disciplinary warning or procedure, or so far as the Sellers are aware is about to be subject to any such warning or procedure.

23.30	The Sellers are not aware of any fact or matter affecting any Employee which might reasonably be considered grounds for dismissal or for a written warning that the continuation of any conduct or behaviour might lead to dismissal and no such warning has been given to any Employee
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23.31	There are no outstanding loans or notional loans to any Director or former Director, or any Employee or Worker (or any of their nominees or associates) made or arranged by the Company.

23.32	No employment-related securities or securities options (as defined in Part 7 of ITEPA 2003) (including, without limitation, shares in the Company and options over them) have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with the Company.

23.33	There are no securities, options over securities or interests in securities (other than those securities or options referred to in paragraph 22.32 above) in respect of which the Company may have to account for income tax or national insurance contributions liabilities issued, granted or transferred to any current or former director, Employee or Worker.

23.34	There are no employee benefit trusts, family benefit trusts or similar arrangements under which any current or former Director, Employee or Worker or any of their nominees or associates may benefit in any form.

24.	Property

24.1	The definitions in this paragraph apply in this agreement.

Current Use: the use for the Properties as set out in Schedule 8.

Lease: the lease under which a Leasehold Property is held.

Leasehold Properties: the Leasehold Properties set out in Schedule 8 and Leasehold Property means any one of them or part or parts of any one of them.

Previously-owned Land and Buildings: land and buildings that have, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are no longer owned, occupied or used by the Company or the US Subsidiary.

Properties: the leasehold premises occupied by the Company or the US Subsidiary as set out in Schedule 8 and “Property” shall mean any of them.

24.2	The particulars of the Properties set out in Schedule 8 are true, complete and accurate.

24.3	The Properties are the only land and buildings owned, used or occupied by the Company and the US Subsidiary.

24.4	Neither the Company nor the US Subsidiary has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

24.5	Neither the Company nor the US Subsidiary (nor any other company that has at any time been a subsidiary of the Company) has any actual or contingent liability in respect of Previously-owned Land and Buildings.
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24.6	Neither the Company nor the US Subsidiary (nor any other company that has at any time been a subsidiary of the Company) has given any guarantee or indemnity for any liability relating to any of the Properties, any Previously-owned Land and Buildings or any other land or buildings.

24.7	All written replies to written enquiries given by or on behalf of the Seller, the Company, any Subsidiary or any other member of the Seller’s Group, in relation to the Properties, and all written replies given in response to any written enquiries raised by or on behalf of the Buyer in relation to the Properties were true and accurate at the date they were given, and would still be true and accurate if the replies were instead being given on the date of this Agreement.

24.8	The Company or the Subsidiary identified as the proprietor in Schedule 8 is solely legally and beneficially entitled to each of the Properties.

24.9	The Company or the Subsidiary identified as the proprietor in Schedule 8 is in possession and actual occupation of the whole of each of the Properties on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, or has been granted or agreed to be granted to any third party.

24.10	The Seller has in its possession and control and has Disclosed:

(a)	copies of all the title deeds and documents necessary to prove title to the Properties; and

(b)	in relation to each Lease:

(i)	evidence of the reversioner’s title to the Lease;

(ii)	all consents required under the Lease;

(iii)	copies of all assignments of the Lease; and

(iv)	evidence of the current annual rent payable under the Lease.

24.11	The original of each Lease will be delivered to the Buyer on Completion and, in the case of each of the Leases of the UK Property, will be accompanied by the proper stamp duty land tax return, where required.

24.12	There is no circumstance that could render any transaction affecting the title of the Company or the US Subsidiary to any of the Properties liable to be set aside under the Insolvency Act 1986.

24.13	No written notice in relation to each of the Properties has been received nor is expected to be received which (with or without taking other action) would entitle any third party to take possession of all or any part of any of the Properties, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Properties.

24.14	There are no insurance policies effected by the Company or the US Subsidiary relating to any issue of title affecting any of the Properties.
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24.15	There are, appurtenant to each of the Properties, all rights and easements necessary for their Current Use and enjoyment (without restriction as to time or otherwise).

24.16	There are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Properties.

24.17	The unexpired residue of the term granted by each Lease is vested in the Company or a Subsidiary and is valid and subsisting against all persons, including any person in whom any superior estate or interest is vested.

24.18	In relation to each Lease, the Company and the US Subsidiary has and, so far as the Sellers are aware, the landlord of each Lease has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and there has not been (expressly or impliedly) any waiver of or acquiescence to any breach of them.

24.19	In relation to each Lease, all principal rent and additional rent and all other sums payable by the Company or the US Subsidiary under each Lease (Lease Sums) have been paid as and when they became due and no Lease Sums have been:

(a)	set off or withheld; or

(b)	commuted, waived or paid in advance of the due date for payment.

24.20	No collateral assurances, undertakings or concessions have been made by any party to any Lease.

24.21	No premium or principal rent has been taken or accepted from or agreed with the Company or the US Subsidiary under any Lease beyond what is legally permitted.

24.22	Any consents (if required) for the grant of each Lease and for any assignment of each Lease have been obtained and placed with the documents of title along with evidence of the registration of grant where required.

24.23	The Properties are free from:

(a)	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rent charge, lien or other right in the nature of security; and

(b)	any agreement for sale, estate contract, option, right of pre-emption or right of first refusal,

(c)	and there is no agreement or commitment to give or create any of them.

24.24	The Properties are not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges (and, in the case of the Leasehold Properties, principal rent, insurance premiums and service charges) and all outgoings have been paid when due and none is disputed.

24.25	No written notices, complaints or requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Properties, the Current Use of the Properties or any machinery, plant or equipment in them.
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24.26	No dispute exists between the Company or the US Subsidiary and the owner or occupier of any other premises adjacent to or neighbouring the Properties, and the Sellers do not expect, and is not aware of, any circumstances that may give rise to any such dispute after the date of this Agreement.

25.	Accounts

25.1	The Accounts and the Completion Accounts have been prepared in accordance with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the applicable Law and regulation of that jurisdiction.

25.2	The Accounts and the Completion Accounts:

(a)	make proper provision for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets;

(b)	do not overstate the value of current or fixed assets by an aggregate amount of more than £10,000 (in which case the whole amount (and not just the amount by which the £10,000 is exceeded) shall be capable of being included in any Warranty claim brought by the Buyer); and

(c)	do not understate any liabilities (whether actual or contingent) by an aggregate amount of more than £10,000 (in which case the whole amount (and not just the amount by which the £10,000 is exceeded) shall be capable of being included in any Warranty claim brought by the Buyer)

25.3	The Accounts give a true and fair view of the state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company, for the period ended on that date.

25.4	The Accounts and the Completion Accounts do not overstate the profits of the Company in respect of the period up to which it relates by an aggregate amount of more than £10,000 (in which case the whole amount (and not just the amount by which the £10,000 is exceeded) shall be capable of being included in any Warranty claim brought by the Buyer).

25.5	The Accounts and the Completion Accounts contain either provision adequate to cover, or particulars in notes of, all Taxation (including deferred Taxation) and other known liabilities (whether quantified, contingent, disputed or otherwise) of the Company in respect of which provision is required to be made in accordance with UK GAAP as at the Accounts Date (in relation to the Accounts) and the Completion Accounts Date (in relation to the Completion Accounts).

25.6	As at the Accounts Date and the Completion Accounts Date, the level of debtors had not been influenced in any respect by calling in debtors in advance of the usual debtor days and the level of creditors had not been influenced in any respect by paying creditors outside the usual creditor days. The Accounts and the Completion Accounts are not affected by any unusual or non-recurring items save as stated therein.
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25.7	The Accounts have been filed in accordance with the requirements of all applicable Laws and regulations.

25.8	The Accounts and the Completion Accounts have been prepared on a basis consistent with the audited accounts of, the Company, for the two prior accounting periods without any change in accounting policies used.

25.9	Having regard to the purpose for which they are prepared, the Management Accounts have been prepared on a basis consistent with that employed preparing the Accounts and fairly represent the assets and liabilities and the profits and losses, or income and expenditure of the Company as at and to the date for which they have been prepared.

25.10	There are no legal restrictions or limitations on any cash held by the Company or its Subsidiaries which would restrict its use or distribution.

26.	Financial records

26.1	All financial records of the Company and the US Subsidiary required by Law to be maintained:

(a)	have been properly prepared and maintained;

(b)	constitute an accurate record of all matters required by Law to appear in them;

(c)	do not contain any material inaccuracies or discrepancies; and

(d)	are in the possession of the Company or the US Subsidiary.

26.2	No notice has been received by the Company or the US Subsidiary that any of those records are incorrect or should be rectified.

26.3	All deeds and documents belonging to the Company and the US Subsidiary are in the possession of the Company or the US Subsidiary (as the case may be).

27.	Changes since accounts date

27.1	Since the Accounts Date:

(a)	the Company and the US Subsidiary has conducted its business in the normal course and as a going concern;

(b)	there has been no material adverse change in the turnover, financial position or prospects of the Company or the US Subsidiary;

(c)	Neither the Company nor the US Subsidiary has issued or agreed to issue any share or loan capital;

(d)	Neither the Company nor the US Subsidiary has incurred any liabilities, save as Disclosed in the Accounts or the Management Accounts or incurred in the ordinary and proper course of business;
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(e)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company or the US Subsidiary;

(f)	Neither the Company nor the US Subsidiary has borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company or the US Subsidiary in excess of £10,000 and Neither the Company nor the US Subsidiary has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company or the US Subsidiary in excess of £10,000;

(g)	no shareholder resolutions of the Company or the US Subsidiary have been passed other than as routine business at the annual general meeting;

(h)	there has been no abnormal increase or reduction of stock-in-trade;

(i)	none of the stock-in-trade reflected in the Accounts has realised an amount less than the value placed on it in the Accounts;

(j)	neither the Company nor the US Subsidiary has offered price reductions or discounts or allowances on sales of stock-in-trade, or sold stock-in- trade at less than cost price; and

(k)	the Company and the US Subsidiary has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Company or any of the Subsidiaries which have been overdue for more than 60 days.

28.	Effect of sale on sale shares

28.1	Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this Agreement will:

(a)	cause the Company or the US Subsidiary to lose the benefit of any right or privilege it presently enjoys; or

(b)	relieve any person of any obligation to the Company or the US Subsidiary (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or the US Subsidiary, or to exercise any right in respect of the Company or the US Subsidiary; or

(c)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares or the issued share capital in the US Subsidiary; or

(d)	entitle any person to receive from the Company or the US Subsidiary any finder’s fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer; or

(e)	entitle any customer or supplier to cease dealing with the Company or the US Subsidiary or to reduce substantially its existing level of business or to change the terms on which it deals with the Company the US Subsidiary; or

(f)	so far as the Sellers are aware, result in any officer or senior Employee leaving the Company or the US Subsidiary; or
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(g)	constitute a breach of contract, Law, regulation, order, judgment, injunction, undertaking, decree or other like imposition by the Sellers, the Company or the US Subsidiary; or

(h)	constitute the loss or impairment of or any default under any licence, authorisation or consent required by the Company or the US Subsidiary for the purposes of its business; or

(i)	cause the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company or the US Subsidiary; or

(j)	cause any present or future indebtedness of the Company or the US Subsidiary to become due and payable, or capable of being declared due and payable, prior to its stated maturity date; or

(k)	entitle any person to acquire, or affect the entitlement of any person to acquire shares in the Company or the US Subsidiary.

29.	Retirement benefits

Pension Scheme: the defined contribution personal pension scheme operated by Aviva with policy number TK064945 on behalf of the Company.

29.1	Save for the Pension Scheme and for the auto-enrolment obligations detailed in paragraph 29.4, the Company does not have (nor may it have) so far as the Sellers are aware any liability or obligation to provide, contribute towards or meet expenses in relation to any pension, lump sum, death, ill-health, disability or accident benefits (Relevant Benefits) in respect of its current or former officers or employees (Pensionable Employees) and no proposal or announcement has been made to any Employee or Director about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any Relevant Benefits.

29.2	All contributions paid or remitted by the Company to the Pension Scheme have been paid or remitted in accordance with statutory requirements.

29.3	All material documentation relating to the Pension Scheme has been Disclosed.

29.4	The Company has complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. Details of this compliance are set out in the Disclosure Letter, including any documents relating to the Company’s staging date, copies of any correspondence between the Company and the Pensions Regulator regarding auto-enrolment, copies of any records kept in accordance with regulations 5 to 8 of the Employers’ Duties (Registration and Compliance) Regulations 2010 in respect of the Employees and details of any Employees who have opted out and copies of any opt-out letters in respect of those Employees.

29.5	No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company.

29.6	So far as the Sellers are aware, the Company has not discriminated against any Pensionable Employee on any grounds in providing any Relevant Benefits.
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29.7	No claims or complaints have been made, or so far as the Sellers are aware, are pending or threatened in respect of the provision of (or failure to provide) any Relevant Benefits by the Company in relation to any of the Pensionable Employees and as far as Sellers are aware, there is no fact or circumstance likely to give rise to such claims or complaints.

29.8	So far as the Sellers are aware, neither the Company nor any person who is an “associate” of or “connected” with it (as defined in the Insolvency Act 1986) has, at any time since 19 December 1996, contributed towards, participated in or had employees who participated in, an occupational pension scheme to which section 75 of the Pensions Act 1995 applies, has applied or can apply.

29.9	No one has been employed by the Company as a result of a “relevant transfer” (for the purposes of either the Transfer of Undertakings (Protection of Employment) Regulations 1981 (before those Regulations were revoked) or the Transfer of Undertakings (Protection of Employment) Regulations 2006 which has or might have resulted in the continuation of any rights or obligations in relation to or connected with any defined benefit pension scheme.

30.	The US Subsidiary

30.1	At the date of this agreement, the US Subsidiary has not carried on any business, has no assets liabilities or Indebtedness, has no employees and is not a party to any contracts, except in relation to the US Lease.

Part 2. Tax warranties

1.	GENERAL

1.1	Provision or reserve has been made in the Accounts in accordance with generally accepted accounting principles for all Taxation for which the Company is accountable (whether primarily or otherwise) in respect of all income, profits or gains earned, accrued or received on or before the Accounts Date or deemed to have been or treated as earned, accrued or received for Taxation purposes on or before the Accounts Date and/or in respect of any event occurring or deemed to have occurred on or before the Accounts Date, including distributions made on or before the Accounts Date or provided for in the Accounts.

1.2	Provision has been made in the Accounts for deferred Taxation in relation to the Company in accordance with generally accepted accounting principles.

1.3	Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by any member of the Company’s Group for Tax purposes or to the clawback of any relief previously given.

2.	PAYMENT OF TAX

2.1	Each member of the Company’s Group has properly paid all Taxation (whether of the UK or elsewhere) prior to Completion which it has become liable to pay prior to Completion and it has never paid or become liable to pay, nor are there any
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circumstances which may cause it to become liable to pay, any penalty, fine, surcharge or interest in connection with Taxation.

2.2	All Taxation and national insurance contributions and other similar payments that are deductible and payable under the PAYE system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by any member of the Company’s Group. All amounts due to be paid to the relevant Tax Authority on or before to the date of this agreement have been so paid by the due date, including, without limitation, all Tax chargeable on benefits provided for directors, employees or former employees of any member of the Company’s Group or any persons required to be treated as such.

3.	COMPLIANCE

3.1	Each member of the Company’s Group has made all returns, claims for relief, applications, notifications, computations, reports, accounts, statements, registrations and assessments (whether physically in existence or electronically stored) (“Returns”) it is required by Law to make. All Returns have been properly submitted by the relevant Company within any relevant time limits to each relevant Taxation Authority and the Returns give full disclosure of all material facts and circumstances and are not likely to be the subject of any question or dispute with any Taxation Authority.

3.2	Each member of the Company’s Group has prepared, kept and preserved records it is required to keep in relation to Taxation to enable it to make and complete returns for Taxation purposes and to calculate the liability to Taxation or the amount of a Relief arising on the disposal of any asset owned at the Accounts Date or acquired since the Accounts Date but before Completion and otherwise as required by Law.

3.3	No member of the Company’s Group is involved in any dispute with any Taxation Authority nor have any of them, within the past 12 months, been subject to any non-routine visit, audit, investigation, discovery or access order by any Taxation Authority. The Sellers are not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months. No Taxation Authority has investigated or indicated in writing that it may investigate the Taxation affairs of any member of the Company’s Group and so far as the Sellers are aware no member of the Company’s Group is subject to any ongoing investigation.

3.4	All particulars furnished to any Taxation Authority in connection with an application for any consent or clearance made on behalf of or affecting any member of the Company’s Group during the last six years were made to the appropriate office, section, department or body and disclosed all material facts, circumstances and (where appropriate) Law material to the decision of the relevant Taxation Authority and any such consent or clearance given remains valid and effective and any transaction for which such consent or clearance has previously been obtained has been carried into effect (if at all) in all material respects in accordance with the terms of the relevant application, consent or clearance.

3.5	The amount of Tax chargeable on any member of the Company’s Group during any accounting period ending in the last six years (or in respect of the accounting period current at Completion) has not depended on any concession, agreements or
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arrangements with any Taxation Authority (other than published extra-statutory concessions, statements of practice and statements of a similar nature).

3.6	No member of the Company’s Group is liable nor may become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding to any Taxation) payable by or chargeable on or attributable to any other person, whether in consequence of the failure by that person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to profits, income, gains or a transaction, event, omission or circumstance arising, occurring or deemed to arise or occur on or prior to Completion.

3.7	Each member of the Company’s Group has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts. No such claims, disclaimers or elections are likely so far as the Sellers are aware to be disputed or withdrawn.

4.	CORPORATION TAX/CAPITAL ALLOWANCES

4.1	Each member of the Company’s Group has sufficient records to determine whether, on a disposal of all of its assets by any member of the Company’s Group for (in the case of each asset owned by the relevant member of the Company’s Group at the Accounts Date) a consideration equal to the value attributed to that asset in preparing the Accounts or (in the case of each asset acquired since the Accounts Date) a consideration equal to the actual consideration given for the acquisition then (in the case of each asset so owned) the liability to Tax (if any) which would be incurred by the relevant member of the Company’s Group would not exceed the amount (if any) taken into account in respect of that asset in computing the liability of the relevant member of the Company’s Group to deferred Tax as provided for in the Accounts and (in the case of assets so acquired) whether any Tax Liability would be incurred by any member of the Company’s Group in respect of that asset.

4.2	No member of the Company’s Group has claimed any first year tax credits within the meaning of Schedule A1 of CAA 2001, business renovation allowances under Part 3 of CAA 2001 or flat conversion allowances under Part 4A of CAA 2001.

4.3	No member of the Company’s Group has made any distribution or deemed distribution (or will be deemed to have made) within the meaning of section 1000 or sections 1022-1027 of CTA 2010 save for any dividend disclosed in the Accounts nor is it bound to make such a distribution.

4.4	The Company has not, within the period of six years preceding Completion, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010, nor has it made or received a chargeable payment as defined in Section 1086 of CTA 2010.

4.5	The Company has not received, and is not likely to receive, a dividend which is not exempt within the provisions set out in Chapters 2 and 3 of Part 9A of CTA 2009.

4.6	Where any rents, interest, annual payments or other sums of an income nature, paid by any Member of the Company’s Group have been treated as wholly or partially
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allowable as deductions, management expenses or charges in computing taxable profits for Taxation purposes, this treatment has been correct.

5.	CLOSE COMPANIES

5.1	Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 have been Disclosed in the Disclosure letter. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

5.2	No Member of the Company’s Group has ever been a close investment-holding company (as defined in section 34 of CTA 2010, for financial years before the financial year commencing 1 April 2015).

6.	TAX AVOIDANCE

6.1	No member of the Company’s Group has entered into or been a party to any scheme, arrangement or transaction designed wholly or mainly, or containing artificial steps or stages designed wholly or mainly, for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation.

6.2	No member of the Company’s Group has been party to any arrangements, transaction or series of transactions which it has or may become liable to notify to any Taxation Authority under any legislation requiring the disclosure of tax avoidance schemes.

7.	VALUE ADDED TAX

7.1	The Company is a taxable person for the purposes of VATA 1994 and/or Council Directive 2006/112/EC and is duly registered for the purposes of VATA 1994 and has been registered at all times since inception. The Company has a fixed establishment for VAT purposes in Germany and is duly registered in Germany in accordance to the German VAT Act (Umsatzsteuergesetz).

7.2	Neither the Company nor any relevant associate (within the meaning of paragraph 3(7) Schedule 10 VATA 1994) has made any election under paragraph 2(1) Schedule 10 VATA 1994 in respect of any land in, over or in respect of which the Company has any interest, right or licence to occupy and the Company has no obligation to make such an election.

7.3	The Company does not own nor has at any time within the period of ten years preceding the date of this Agreement owned any assets which are capital items subject to the Capital Goods Scheme under Part XV of the VAT Regulations 1995.

8.	EMPLOYEES

No profit sharing, share option, share incentive or bonus schemes or other employment-related schemes or arrangements are currently operated by the Company for the benefit of their current or former officers or employees.

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9.	INTERNATIONAL

9.1	The Company was incorporated in and is and always has been resident only in the United Kingdom for Taxation purposes. The Company has not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under Clause 18 of CTA 2009 and Clause 2 of TIOPA 2010 or for any other tax purpose.

9.2	The Subsidiary was incorporated in and is and always has been resident only in the United States of America for Taxation purposes and for the purposes of any double taxation agreement. The Subsidiary is not liable to, and has not at any time incurred any, or is required to be registered for any Taxation in any jurisdiction other than the United Kingdom or had a branch outside the United Kingdom or any permanent establishment outside the United Kingdom.

9.3	Neither the Company nor the Subsidiary is an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing such company, person, business or enterprise to Tax in the country of residence of the Company or any Subsidiary.

9.4	Neither the Company nor the Subsidiary is, or has been within the past seven years, a dual resident company.

10.	GROUPS OF COMPANIES

10.1	The Company has not within the seven years prior to Completion been a 51 per cent subsidiary of any person within the meaning of section 1154 CTA 2010 (subsidiaries) or otherwise been a member of a group of companies for tax purposes.

11.	STAMP DUTIES

11.1	There is no instrument to which any member of the Company’s Group is a party and which is necessary to establish the relevant Company’s rights or the relevant Company’s title to any asset, which is liable to stamp duty and which has not been duly stamped, or which would attract stamp duty, interest or penalties if brought into the United Kingdom.

11.2	The Company is not nor may become liable to pay stamp duty land tax after Completion by reference to any land transaction, as defined in section 43 Finance Act 2003, to which it has been a party prior to Completion.

12.	LOAN RELATIONSHIPS

12.1	There are no outstanding debts owed to or by the Company, or any securities issued by the Company or the Company owns or in which it has an interest, which will not be repaid at Completion, other than trade debts which fall within the exemption in section 251(1) TCGA 1992 and which do not arise out of loan relationships of the Company for the purposes of section 302 (1) and (2) CTA 2009.

12.2	The Company is not, and has not in the six years prior to the date of this agreement, been party to a debtor relationship (within the meaning of section 302(6) of CTA 2009), to which Chapter 8 of Part 5 of CTA 2009 applies or may apply.
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13.	TRANSFER PRICING

13.1	All transactions or arrangements made by any member of the Company’s Group have been made on arm’s length terms. There are no circumstances in which Part 4 of TIOPA 2010 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes. No notice, enquiry or adjustment has been made by any Taxation Authority in connection with any such transactions or arrangements.

13.2	In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which any member of the Company’s Group has entered with a party with which it was connected, the relevant member of the Company’s Group has documentary evidence of the process and policy used to establish that arm’s length terms applied.

14.	CONSTRUCTION INDUSTRY SUB-CONTRACTORS’ SCHEME

14.1	The Company is not required to register as a Contractor under the provisions of Clause 59 of the Finance Act 2004 and the expenditure incurred by each member of the Company’s Group on construction, refurbishment and fitting-out works in each of the three years ending on 31 December 2016 is less than £1 million.

15.	INHERITANCE TAX

15.1	The Company has not:

(a)	made any transfer of value within Clauses 94 and 202 of IHTA 1984; or

(b)	received any value such that liability might arise under Clause 199 of IHTA 1984; or

(c)	been a party to associated operations in relation to a transfer of value as defined by Clause 268 of IHTA 1984.

15.2	There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Shares or any asset of the Company. None of them are subject to any Inland Revenue charge as mentioned in Clauses 237 and 238 of IHTA 1984.

No asset owned by the Company or the Shares, are subject to any power of sale, mortgage or charge by virtue of Clause are liable to be 212(1) of IHTA 1984.

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Schedule 5. Tax covenant

1.	Definitions and Interpretation

1.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

1.2	Defined terms:

“Buyer Associate” means:

(a)	the Buyer;

(b)	any member of the Company’s Group; and

(c)	any company or person (other than any member of the Company’s Group) that may be treated for the purposes of any Taxation as being at any time after Completion either a member of the same group of companies as the Buyer or any member of the Company’s Group or otherwise associated with the Buyer or the Company;

“Buyer’s Relief” means any Relief or right to repayment of Taxation (including any repayment supplement) which:

(a)	arises to any member of the Company’s Group, to the extent the Relief arises in respect of an Event occurring after Completion or in the ordinary course of business between the Completion Accounts Date and Completion; or

(b)	arises to any Buyer Associate (other than any member of the Company’s Group) (whenever such Relief or right to repayment of Taxation arises); or

(c)	is treated as an asset of any member of the Company’s Group in the Completion Accounts or is taken into account in computing any deferred Tax asset which appears in the Completion Accounts or which is taken into account in computing and so reducing or eliminating any provision for Tax or deferred Tax which appears in the Completion Accounts (or which but for such Relief would have appeared in the Completion Accounts);

“Dispute” means any Tax Claim where conduct is delegated to the Sellers pursuant to sub-paragraph 8.4 of this Tax Covenant or where any member of the Company’s Group is requested to take any action pursuant to sub-paragraph 8.2 of this Tax Covenant;

“Event” means (without limitation) the expiry of a period of time, any member of the Company’s Group becoming or ceasing to be associated or connected with any other person for any Tax purpose, the earning, receipt or accrual for any Tax purpose of any income, profits or gains, the incurring of any loss or expenditure and any payment, transaction, act, omission or occurrence of whatever nature whether or not any member of the Company’s Group or the Buyer is a party thereto and for the avoidance of doubt includes the execution of this Agreement and completion of the sale of the Sale Shares to the Buyer, a change in residence, the death or the winding up or the dissolution of any person and the non-compliance with German tax registration and references to an Event occurring on or before Completion shall include an Event deemed, pursuant to any

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Taxation Statute, to occur or which is otherwise treated or regarded as occurring on or before Completion;

“IHT Liability” means:

(a)	any liability of any member of the Company’s Group that arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring);

(b)	any amount of inheritance tax in respect of which, as at Completion, any Taxation Authority or any other person has a charge on or a power to sell, mortgage or charge any of the Shares or assets of any member of the Company’s Group; or

(c)	any amount of inheritance tax for which any member of the Company’s Group becomes primarily or secondarily liable after Completion as a result of the death of any person or which gives rise after Completion to a charge on or to a power to sell, mortgage or charge any of the Shares or assets of any member of the Company’s Group; and

(d)	in determining for the purposes of this Tax Covenant whether a charge on or power to sell, mortgage or charge any of the Shares or assets of any member of the Company’s Group exists at any time the fact that any inheritance tax is not yet payable or may be paid by instalments shall be disregarded and such inheritance tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises and the provisions of section 213 of the IHTA 1984 shall not apply;

“Liability for Taxation” means:

(a)	any liability of any member of the Company’s Group to make a payment of Taxation whether or not the same is primarily payable by any member of the Company’s Group and whether or not any member of the Company’s Group has or may have any right of reimbursement against any other person or persons;

(b)	the Loss of any Relief where such Relief was treated as an asset of any member of the Company’s Group in the Completion Accounts or was taken into account in computing any deferred Tax asset which appears in the Completion Accounts or where such Relief was taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Completion Accounts (or which but for such Relief would have appeared in the Completion Accounts) in which case the amount of the Liability for Taxation shall be the amount of Taxation which would (on the basis of tax rates current at the date of such Loss) have been saved but for such Loss assuming for this purpose that the relevant member of the Company’s Group had sufficient profits or was otherwise in a position to use the Relief;

(c)	the Loss of any right to repayment of Taxation (including any repayment supplement) which was treated as an asset in the Completion Accounts of any member of the Company’s Group in which case the amount of the Liability for
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Taxation shall be the amount of the right to repayment and any related repayment supplement; and

(d)	the set-off or use against gross receipts, income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before Completion of a Buyer’s Relief in circumstances where, but for such set-off or use, a member of the Company’s Group would have had a liability to make a payment of or in respect of Taxation for which the Buyer would have been able to make a claim against the Sellers under this Tax Covenant in which case the amount of the Liability for Taxation shall be the amount of Taxation saved by the relevant member of the Company’s Group as a result of such set-off or use;

“Loss” means the unavailability, non-existence, reduction, modification, loss, counteraction, nullification, disallowance, withdrawal or clawback for whatever reason;

“Relief” means any loss, relief, allowance, credit, exemption or set-off in respect of Taxation or any deduction in computing gross receipts, income, profits or gains for the purposes of Taxation (including any interest and/or repayment supplement in respect of such Tax);

“Seller Associate” means:

(a)	a Seller;

(b)	any company or person (other than any member of the Company’s Group) that may be treated for the purposes of any Taxation at any time (whether before, on or after Completion) as being associated with the Sellers (or any of them); and

(c)	any company or person (other than any member of the Company’s Group) that may be treated for the purposes of any Taxation as being at any time prior to Completion associated with any member of the Company’s Group;

“Tax” or ”Taxation” means:

(a)	all forms of direct and indirect taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties (including stamp duties), imposts, contributions, levies, tax assessment duties, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other measure (including without limitation national insurance and social security contributions and any other payroll taxes and including local authority rates) however imposed (whether by way of a withholding or deduction for on an account of tax or otherwise); and

(b)	any penalty, fine, surcharge, interest, charges or costs payable in connection with any Taxation within sub-paragraph (a) above;

“Taxation Authority”  means HM Revenue & Customs, the Inland Revenue, Customs & Excise, the Department for Work and Pensions and any other Governmental Authority or other authority whatsoever competent to impose any Taxation whether in the United Kingdom or elsewhere;

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“Taxation Statute”  means any Law wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, bylaws or other subordinate legislation made under the relevant statute or statutory provision and any Law or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;

“Tax Claim”  means any assessment, self-assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that any member of the Company’s Group or the Buyer is or may be subject to a Liability for Taxation or other liability in respect of which the Sellers are or may be liable under this Tax Covenant; and

“VAT”  means value added tax whether of the UK or elsewhere and any equivalent tax on sales or turnover and any tax supplementing or replacing the same.

1.3	The headings and sub-headings are for convenience only and shall not affect the construction of this Tax Covenant.

1.4	References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.5	Any reference to something occurring in the ordinary course of business shall not include:

(a)	anything that involves, or leads directly or indirectly to, any liability of any member of the Company’s Group to Tax that is, or but for an election would have been, the primary liability of, or properly attributable to, or due from another person (other than a member of the Purchaser’s Tax Group or any other member of the Company’s Group);

(b)	anything that relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms;

(c)	anything that relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any connected-party debt or any member of the Company’s Group becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

(d)	anything which relates to any scheme, transaction or arrangement designed primarily or wholly or containing steps or stages primarily or wholly for the purpose of avoiding a Liability for Taxation;

(e)	anything that involves, or leads to, a change of residence of the Company for Tax purposes; or
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(f)	any liability arising as a result of the failure to properly deduct or account for Tax, or to comply with the provisions of any Tax legislation or subordinate legislation (including regulations) and any act, omission or transaction that gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Tax.

1.6	Any stamp duty which is charged on any document, or in the case of a document which is outside the UK, any stamp duty which would be charged on the document if it were brought into the UK, which is necessary to establish the title of any member of the Company’s Group to any asset, and any interest fine or penalty relating to such stamp duty, shall be deemed to be a liability of the relevant member of the Company’s Group to make an actual payment of Taxation in consequence of an Event arising on the last day on which it would have been necessary to pay such stamp duty in order to avoid any liability to interest or penalties arising on it.

2.	Covenant

The Sellers covenant with the Buyer that, subject to the provisions of this Tax Covenant, the Sellers shall be jointly and severally liable to pay to the Buyer an amount equal to:

2.1	any Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by any member of the Company’s Group on or before Completion;

2.2	any Liability for Taxation falling within sub-paragraph (d) of that definition (the set-off or use of a Buyer’s Relief);

2.3	any Liability for Taxation which arises at any time (being a liability for any Group Company to account for income tax or National Insurance contributions) in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities or in respect of any acquisition, holding or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003), in each case, where the acquisition of the security or the grant of the option or other right to acquire the security occurred exclusively before Completion;

2.4	any Liability for Taxation that arises at any time under Part 7A of ITEPA 2003 including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of any member of the Company’s Group, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Sellers or an associate of any of the Sellers;

2.5	any IHT Liability;

2.6	any Liability for Taxation, including liability for payments in respect of Tax, that arises solely due to the relationship for Tax purposes before Completion of any member of the Company’s Group with any person other than a Buyer Associate, whether arising before or after Completion;
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2.7	any Liability for Taxation of any member of the Company’s Group which arises either before or after Completion in consequence of any liability to account for income tax or NICs (or social security contributions or any other payroll taxes) arising in respect of any payments made prior to Completion to Veselin Ivanov and/or Muhammad Fadhli and/or Brian Meads who have been engaged by the Company as self-employed consultants;

2.8	any Liability for Tax that is a liability of the Company to account for income tax or NICs arising in respect of any payments to the Sellers under this agreement that shall include, for the avoidance of doubt, any payments in the nature of deferred consideration (whether and without limitation satisfied in cash, shares or loan notes);

2.9	all legal and accounting costs and expenses properly and reasonably incurred and payable by any member of the Company’s Group or the Buyer in connection with any action taken to avoid resist or settle any Tax Claim, Liability for Taxation or other liability under this paragraph 2 or otherwise taking or defending any action under this Tax Covenant.

3.	LIMITATION OF SELLERS’ LIABILITY

3.1	The covenant given by paragraph 2 above shall not cover any Liability for Taxation or under the Tax Warranties:

(a)	to the extent that provision or reserve in respect thereof (other than a deferred taxation provision) is made in the Completion Accounts or the Accounts;

(b)	to the extent recovery (less costs and expenses) has been made by the Buyer under any other provision of this Agreement in respect of the same loss, damage or deficiency;

(c)	to the extent that such Liability for Taxation arises or is increased as a result only of any change in Law (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after the date of Completion with retrospective effect;

(d)	to the extent that such liability arises as a result of a change after Completion in any accounting policy of any member of the Company’s Group (other than any change necessary to comply with the Law or intended to bring the accounting policy into line with generally accepted accounting practice as at Completion);

(e)	to the extent that such Liability for Taxation would not have arisen but for a voluntary act or transaction of the Buyer or any member of the Company’s Group after the date hereof otherwise than in the ordinary course of business and otherwise than as compelled by Law or pursuant to a legally binding obligation created on or before the date hereof and where the Buyer knew (or ought reasonably to have known) that such action or transaction would give rise to such liability;

(f)	to the extent that such liability would not have arisen or would have been reduced but for a failure or omission on the part of the Buyer or any member of the Company’s Group after Completion to make any election, claim, surrender
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or disclaimer, or give any notice or consent, in relation to Taxation, the anticipated making giving or doing of which was taken into account in computing any provision or reserve for Taxation in preparing the Completion Accounts, provided that sufficient information in respect of the making or giving of which was notified by the Sellers in writing to the Buyer within a reasonable time before the date for doing so;

(g)	to the extent that any Relief (other than a Buyer’s Relief) is made available to any member of the Company’s Group at no cost and is or may be actually used by the Company or any member of the Company’s Group to set against or otherwise mitigate the Liability for Taxation, and for the purposes of this paragraph 3.1(g) it shall be assumed that such a Relief (other than a Buyer’s Relief) is or may be actually used to the extent that such use is allowed by law and to the extent that it is reasonable to do so, provided that the Relief in question shall be disregarded for the purposes of this exclusion if the use of such Relief to eliminate or reduce the Liability for Taxation would result in any Buyer’s Relief otherwise being lost;

(h)	to the extent that such liability arises directly or indirectly as a result of the cessation of, or any change in the nature or conduct of, any business carried on by a member of the Company’s Group occurring after Completion;

(i)	to the extent that such liability arises or is increased due to the fact that any instalment of corporation tax (within the meaning of CTA 2010) paid prior to Completion pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) is insufficient or such liability comprises interest or penalties arising by virtue of an underpayment of tax prior to Completion, where the payments made prior to Completion (or the decision to make no payment at all) would not subsequently have proved to have been insufficient but for the profits and gains earned by the Group Company after Completion proving to be greater than those reasonably expected (based on a bona fide estimate) at the date of the relevant instalment payment to be earned, accrued or received by the Group Company after Completion;

(j)	to the extent that such liability arises by virtue of any claim, election, surrender or disclaimer made after Completion by or on behalf of the Buyer (including the disclaimer of the whole or part of any Relief) other than where the making, giving or doing of such thing is taken into account in the preparation of the Completion Accounts (comprising the consolidated statements of the financial position of the Company and the US Subsidiary); or

(k)	to the extent that such liability has been made good by insurers or otherwise compensated for without cost to the Buyer or any Buyer Associate; or

(l)	to the extent that such liability arises or is increased as a consequence of any failure by the Buyer or (after Completion) by a member of the Company’s Group to comply with its obligations under paragraph 8 (Conduct of Claims) or paragraph 7 (Tax Returns); or

(m)	to the extent that such Liability for Taxation arises as a result of an Event occurring or income, profits or gains earned, received or accrued in the ordinary course of business between the Completion Accounts Date and Completion,
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provided that the profits in question have not been distributed by way of dividend by the Company as at Completion.

4.	PAYMENT DATE AND INTEREST

4.1	Where the Sellers are liable to make any payment under paragraph 2, the due date for the making of that payment by way of cleared immediately available funds (the “Due Date”) shall be the date falling 3 Business Days after the Buyer has served a notice on the Sellers demanding that payment or, if later:

(a)	in a case that involves a Liability for Taxation falling within sub-paragraph (a) of that definition (an actual payment of Taxation) 5 Business Days prior to the last date on which the Taxation in question has to be paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

(b)	in any case that involves a Liability for Taxation falling within sub-paragraph (b) of that definition (the Loss of any Relief), 5 Business Days prior to the last date upon which Taxation is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs (assuming for this purpose that any member of the Company’s Group had sufficient profits or was otherwise in a position to use the Relief); or

(c)	in any case that involves a Liability for Taxation falling within sub-paragraph (c) of that definition (the Loss of any right to repayment of Taxation), the date falling 3 Business Days after the Buyer notifies the Sellers that the loss of the right to repayment has occurred; or

(d)	in any case that involves a Liability for Taxation falling within sub-paragraph (d) of that definition (the set-off or use of a Buyer’s Relief), the date upon which the Taxation saved by any member of the Company’s Group would have been required to be paid to the relevant Taxation Authority.

4.2	Any dispute as to the amount specified in any notice served on the Sellers under sub-paragraph 4.1 or as to the Due Date shall, unless the parties agree otherwise, be determined by the auditors of any member of the Company’s Group for the time being, acting as expert and not as arbitrator (the costs of that determination being shared equally by the Sellers and the Buyer).

4.3	If any sum required to be paid by the Sellers under this Tax Covenant is not paid on the Due Date, then, except to the extent that the Sellers’ liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sum shall bear interest (which shall accrue after as well as before any judgment for the same) at the rate of 4 per cent per annum over the base rate from time to time of Barclays Bank plc or (in the absence thereof) at such similar rate as the Buyer shall select. The interest will accrue from day to day on the basis of the actual number of days elapsed and a 365-day year.

5.	Recovery from other persons

5.1	Where the Buyer or any member of the Company’s Group is or becomes entitled to recover from some other person not being a Buyer Associate (but including any
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Taxation Authority) any amount which is referable to a Liability for Taxation which has resulted in a payment being made by the Sellers under this Tax Covenant, the Buyer shall or shall procure that the relevant member of the Company’s Group shall:

(a)	notify the Sellers of its entitlement; and

(b)	if required by the Sellers and, subject to the Buyer and any member of the Company’s Group being indemnified by the Sellers against any Taxation that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the relevant member of the Company’s Group takes all reasonable endeavours to enforce that recovery, provided that the Buyer and any member of the Company’s Group shall not be required to take any action either (i) against any current employees of the Group Companies, which have not given a contractual right to any member of the Company’s Group to do so, or (ii) which, in the Buyer’s reasonable opinion, is likely to be materially prejudicial to its or any member of the Company’s Group’s commercial relationship with that or any other person.

5.2	If the Buyer or any member of the Company’s Group recovers any amount referred to in this paragraph 6 then the Buyer shall account to the Sellers for the lesser of:

(a)	any amount recovered (including any related interest or related repayment supplement) less any Taxation suffered (or that would be suffered ignoring the availability of any Buyer’s Relief) in respect of that amount and less any costs and expenses incurred in recovering that amount (save to the extent that that amount has already been made good by the Sellers under this Tax Covenant or under the Sale Agreement); and

(b)	the amount paid by the Sellers under paragraph 2 in respect of the Liability for Taxation in question.

6.	Overprovisions and Savings

6.1	If the auditors of any member of the Company’s Group for the time being (the “Auditors”) (at the Sellers’ request and expense) determine in writing:

(a)	that any provision for Taxation in the Completion Accounts (other than a provision for deferred Taxation) is an overprovision (an “Overprovision”) except where that overprovision arises due to:

(A)	a change in law;

(B)	a change in the accounting bases on which the Company values its assets; or

(C)	a voluntary act or omission of the Buyer,

that, in each case, occurs after Completion;

(b)	that any Liability for Taxation which has resulted in a payment being made by the Sellers under this Tax Covenant has given rise to a repayment of any Taxation or a Relief for the Buyer or any member of the Company’s Group
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which is attributable to the Liability for Taxation in question and which would not otherwise have arisen (a “Saving”);

then the Overprovision or Saving will be dealt with in accordance with this paragraph 7.

6.2	The amount of the Overprovision or Saving (as determined by the Auditors) less any costs incurred by any member of the Company’s Group or the Buyer in obtaining the Overprovision or Saving:

(a)	shall first be set-off against any payment then due from the Sellers under this Tax Covenant;

(b)	to the extent that there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of such excess; and

(c)	to the extent that such excess as referred to in paragraph (b) above is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Sellers under this Tax Covenant.

6.3	Where any determination in relation to an Overprovision or Saving has been made, the Sellers or the Buyer may request the Auditors (at the expense of the party making the request) to review such determination in the light of all relevant circumstances including facts which have become known only since such determination and to determine whether such determination remains correct and whether the amount that was the subject of such determination should be amended. If the Auditors determine that the amount should be amended, an adjusting payment shall be made as soon as practicable by the Sellers or (as the case may be) to the Sellers.

7.	Corporation Tax Returns

7.1	Subject to sub-paragraph 7.2 and to sub-paragraph 7.4, for all accounting periods ended on or prior to Completion, the Sellers or their duly authorised agents shall, at the Company’s sole cost and expense (to the extent that an appropriate provision has been made in the Completion Accounts for the preparation of such returns), prepare the tax returns and computations of any member of the Company’s Group for accounting periods ending on or before Completion (the “Pre Completion Returns”) and shall prepare all related documentation and correspondence and shall have conduct of the negotiation and agreement of the Pre Completion Returns.

7.2	The Sellers shall or shall procure that their duly authorised agents shall:

(a)	submit any Pre Completion Return which has not before Completion been submitted to the applicable Taxation Authority to the Buyer at least 30 days before the date upon which it is required to be filed with the applicable Taxation Authority without incurring interest and penalties;
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(b)	submit copies of all other correspondence and other documents that are to be submitted to any Taxation Authority in connection with the Pre Completion Returns to the Buyer at least 10 Business Days before submission;

(c)	take account of all reasonable comments made by the Buyer in relation to the Pre Completion Returns, correspondence and other documents;

(d)	not without the prior written consent of the Buyer (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to any Taxation Authority or agree any matter with any Taxation Authority;

(e)	keep the Buyer fully and promptly informed of the progress of any negotiations with any Taxation Authority; and

(f)	take all reasonable steps and use its best endeavours to ensure that the Pre Completion Returns are prepared and agreed with the applicable Taxation Authority as soon as possible.

7.3	The Buyer shall procure that the Pre Completion Returns and other documentation mentioned in sub-paragraph 7.1 shall, subject to sub-paragraph 7.2 to the extent not authorised signed or submitted before Completion, be authorised, signed and submitted to the applicable Taxation Authority without amendment or with such amendments as the Buyer reasonably considers to be necessary and shall give the Sellers or their agents all such assistance as may reasonably be required (at the Sellers’ cost and expense) to agree the Pre Completion Returns with the applicable Taxation Authority PROVIDED THAT the Buyer shall not be obliged to incur any material cost or expense in doing so or to take any such action in relation to any Pre Completion Return that is not full, true and accurate in all respects.

7.4	The Sellers rights under this paragraph 7 shall cease if in the reasonable opinion of the Buyer:

(a)	the Sellers are in material non-remediable breach of their obligations under sub-paragraph 7.2 or are in material remediable breach and fail to remedy such breach within 14 days following service by the Buyer of a written notice specifying the breach and requiring it to be remedied; or

(b)	any Pre Completion Return or other document prepared by or on behalf of the Sellers pursuant to sub-paragraph 7.2 is false, misleading, incomplete or inaccurate in any material respect.

7.5	The Buyer or its duly authorised agents shall prepare the tax returns and computations for all accounting periods which end after Completion (including for the avoidance of doubt the accounting period which starts before and ends after Completion).

7.6	For the avoidance of doubt, this paragraph 7 shall not apply or shall cease to apply to any matter that is or becomes the subject of a Tax Claim and that is therefore governed by paragraph 8 of this Tax Covenant.
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8.	Disputes and Conduct of Tax Claims

8.1	If the Buyer or any member of the Company’s Group shall receive notice of or become aware of a Tax Claim, the Buyer shall give or shall procure that notice in writing is given to the Sellers as soon as reasonably practicable and in the case of any Tax Claim in respect of which appeal or response is subject to a time limit, within 20 Business Days of such limit.

8.2	Subject to sub-paragraph 8.3, if the Sellers shall indemnify the relevant member of the Company’s Group and/or (as the case shall require) the Buyer to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Buyer shall and shall procure that the relevant member of the Company’s Group shall take such action as the Sellers may reasonably request by notice in writing given to the relevant member of the Company’s Group and the Buyer to avoid, dispute, defend, resist, appeal, compromise or settle such Tax Claim.

8.3	The Sellers’ rights under this paragraph 8 shall cease and the Buyer shall have the conduct of a Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle any Tax Claim on such terms as the Buyer or the relevant member of the Company’s Group may in its discretion consider fit if:

(a)	the Sellers do not request that the Buyer or the relevant member of the Company’s Group take any action under sub-paragraph 8.2 of this Tax Covenant (or if the Sellers fail to indemnify the Buyer and the relevant member of the Company’s Group to the Buyer’s reasonable satisfaction) within a period of time and which period shall not:

(i)	exceed a period of 21 days commencing with the date of the notice given pursuant to sub-paragraph 8.1 to the Sellers; or

(ii)	end later than 5 Business Days prior to the last date on which an appeal may be made in relation to the Dispute in question PROVIDED THAT the Sellers have had or are deemed to have had at least 5 Business Days’ notice of the Tax Claim in question;

(b)	the Sellers notify the Buyer or the relevant member of the Company’s Group to the effect that they no longer wish to pursue the Dispute;

(c)	the Sellers fail within 10 Business Days of a reasonable written request by the Buyer or any member of the Company’s Group to provide reasonable clarification of any action that any member of the Company’s Group or the Buyer is requested to take under sub-paragraph 8.2;

(d)	a Taxation Authority alleges that (prior to Completion) there was any action or omission by any member of the Company’s Group or that (at any time) there was any action or omission by the Sellers or any of them which constitutes fraudulent conduct;

(e)	the dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal or higher tribunal, unless the Sellers have obtained the
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opinion of Tax counsel of at least 5 years standing that there is a reasonable prospect that the appeal will succeed.

8.4	Subject to sub-paragraph 8.3, by agreement in writing between the Buyer and the Sellers, the conduct of a Tax Claim may be delegated to the Sellers upon such terms as may be agreed from time to time between the Buyer and the Sellers PROVIDED THAT, unless the Buyer and the Sellers specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

(a)	the appointment of solicitors or other professional advisers shall be subject to the approval of the Buyer, such approval not to be unreasonably withheld or delayed;

(b)	all communications (written or otherwise) pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer and any member of the Company’s Group for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed;

(c)	the Sellers shall take account of all reasonable comments made by the Buyer in relation to the conduct of the Dispute;

(d)	reasonable advance written notice of any meeting that is to take place with a representative or representatives of any Taxation Authority together with an outline of the issues that it is anticipated will be addressed shall be given to the Buyer and the relevant member of the Company’s Group and the Buyer shall be entitled to nominate a person or persons to attend any such meeting;

(e)	the Sellers shall keep the Buyer fully and promptly informed in writing of the progress of any Dispute and the Buyer shall be promptly sent copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of any telephone conversation with any Taxation Authority to the extent that it relates to a Dispute;

(f)	the Sellers shall take all reasonable steps and use their best endeavours to agree any Dispute with the applicable Taxation Authority within a reasonable time; and

(g)	the Sellers shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Taxation of any Buyer Associate without the prior written approval of the relevant member of the Company’s Group or the Buyer (not to be unreasonably withheld or delayed).

8.5	The Buyer shall provide and procure that the relevant member of the Company’s Group provides to the Sellers and the Sellers’ professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Sellers to take such action as is referred to in this paragraph 8.
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8.6	For the avoidance of doubt, no obligation imposed on the Buyer pursuant to this paragraph 8 shall be a condition precedent to the liability of the Sellers under this Tax Covenant and neither the Buyer nor any member of the Company’s Group shall be subject to any claim by or liability to any of the Sellers for non-compliance with any of the foregoing provisions of this paragraph 8 if (in either case) the Buyer or the relevant member of the Company’s Group has bona fide acted in accordance with the instructions of any one or more of the Sellers.

9.	General

For the purposes of determining whether a Liability for Taxation or a Relief relates to a pre or post Completion period, an accounting period of each member of the Company’s Group shall be deemed to have ended on Completion.

10.	Buyer’s covenant

10.1	The Buyer shall pay to the Sellers an amount equal to any tax liability of the Sellers relating to any of the following Events occurring or deemed to occur after Completion:

(a)	Tax levied on the Sellers under sections 710, 713 or 716 of CTA 2010 or under paragraph 54 of Schedule 7 to TIOPA 2010: or

(b)	the Company ceasing to be resident in the United Kingdom for Tax purposes,

in each case in circumstances where a member of the Company’s Group fails to pay any Tax levied by a Tax Authority for which it is liable and for which the Buyer has not made or would not have been entitled to make a claim against the Seller under this schedule if the Company had paid that liability.

10.2	Any payment made by the Buyer under paragraph 10.1 shall be made five days before the last day on which the relevant payment of Tax is due to be made to the relevant Tax Authority without incurring any liability to interest or penalties.

10.3	The Buyer shall pay to the Seller an amount equal to reasonable legal and accounting costs and expenses reasonably and properly incurred by the Seller in connection with any tax liability as described in paragraph 10.1 or any action taken under this paragraph.

11.	GROSSING UP

11.1	Any sum payable by the Sellers to the Buyer under this Tax Covenant shall be paid free and clear of any deduction or withholding whatsoever, save only as may be required by law.

11.2	If any deduction or withholding is required by law to be made from any payment by the Sellers under this Tax Covenant (other than a payment of interest made pursuant to sub-paragraph 4.3), the Sellers shall increase the amount of the payment by such additional amount as is necessary to ensure that the net amount received and retained by the Buyer (after taking account of any deduction or withholding) is equal to the amount which it would have received and retained had the payment in question not been subject to any deduction or withholding.
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11.3	If the Buyer is subject to Taxation in respect of any payment by the Sellers under this Tax Covenant (other than a payment of interest made pursuant to sub-paragraph 4.3) or if the Buyer would have been subject to Taxation but for the availability to the Buyer of any Buyer’s Relief, the Sellers shall increase the amount of the payment by such additional amount as is necessary to ensure that the net amount received and retained by the Buyer (after taking account of all Taxation) (or the net amount that would have been received and retained but for the availability of the Buyer’s Relief) is equal to the amount which it would have received and retained had the payment in question not been subject to Taxation.

11.4	This paragraph shall not apply if the payment described in paragraph 11.3 is subject to tax outside the UK.

12.	Section 431 Election

12.1	The Buyer will procure that the Company shall jointly elect with each Seller (at Completion or within 14 days thereafter) pursuant to section 431(1) of ITEPA 2003 that for the relevant tax purposes the WTG Shares acquired by each relevant Seller pursuant to this Agreement and their market value shall be treated as if they were not restricted securities and that sections 425 to 430 ITEPA are not to apply to such WTG Shares.
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Schedule 6. Intellectual Property Rights

Part 1. Registered Intellectual Property Rights owned by the Company or the US Subsidiary

The following web domain names are registered with Amazon web services:

•	commagility.com

•	commagility.co

•	comagility.com

•	mimoon.com

•	4gility.com

•	5gility.com

Please refer to the list of patents at document and their particulars at document VIII.1 of the appendix to the Disclosure Letter.

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Part 2.	Registered Intellectual Property Rights owned by a third party and used or held for use by the Company or the US Subsidiary

Neither the Company nor the US Subsidiary licenses any patents. Below are the licensed technologies we use in our products which may include registered and unregistered Intellectual Property Rights.

Technology	Provider	Format	Schedule	Data Room Document Reference
LTE UE Stack	L&T Technology Services Ltd	Source	LTE UE Stack Documentation Support Tools	7.06 L & T Software License Agreement.pdf
SDK and Run-Time Library	TI	Node License	C/C++ Compiler SDK	Evolution\IP Owned and Licensed 01050702.pdf
		Source	C/C++ Run-Time Libraries
Essential IPR embedded in the 3GPP LTE specification		No licenses acquired		It is common practice in the industry to pass on the responsibility for licensing to the end product manufacturer. Our customer software licenses all do this.
LTE PHY License Agreement	TI	Source		7.06 TI LTE License Agreement .pdf 7.06 CA TI amend #5
Backhaul and NLOS Backhaul LTE	TI	Source		7.06 TI Backhaul Contract.pdf
PICMG MMC Firmware	PigeonPoint	Source		7.06 Pigeon Point Systems
FPGA RapidIO IP Core	Xilinx	Compiled IP	Off-the-shelf license	Fee-based Xilinx LogiCORE IP
FPGA CPRI IP Core	Xilinx	Compiled IP	Off-the-shelf license	Fee-based Xilinx LogiCORE IP
LabVIEW	National Instruments	Application binary	Off-the-shelf license	Used for RF configuration in AMC-RF2x2 and AMC-D24A4-RF4

For Xilinx IP core licenses, see
https://www.xilinx.com/ipcenter/ip_license/xilinx_ip_license_agreements.htm#ip_license_agreements.

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Part 3.	Material unregistered Intellectual Property Rights owned by the Company or the US Subsidiary

The original hardware designs of the Company’s products is covered by unregistered copyright. The following table lists unregistered IPR owned by the Company, with the right first accrued at the point of design creation.

Technology	Schedule	Format
For all CommAgility Hardware Including but not limited to:- - AMC-D4F1 - AMC-V7-2C66 - AMC-RF2x2 - AMC-D24A4-RF4 - AMC-K2L-RF2 - CA-D8A4-RF4 - AMC-4C6678	Schematics	Mentor Graphics
	PCB Design Files	Mentor Graphics
	FPGA configuration	Vivado
	Board Support Package	C Source Code
	Datasheets	MS Publisher Word/PDF
	Manuals	MS Word/PDF
SmallCellPHY-TI	Software	C Source Code
	Manuals	MS Word/PDF
SmallCellPSTACK	Software	C Source Code
	Manuals	MS Word/PDF
MobilePHY	Software	C Source Code
	Manuals	MS Word/PDF
MobilePSTACK	Software	C Source Code
	Manuals	MS Word/PDF

Part 4.	Material unregistered Intellectual Property Rights owned by a third party and used or held for use by the Company or the US Subsidiary

Please refer to Part 2 which includes third party unregistered Intellectual Property Rights. In addition, the Company unavoidably uses open source software. However it separates this software from its developments and to not modify the software.

1.          uIP (micro IP) light weight Ethernet IP stack ported to CommAgility TI DSP HW without ARM cores (i.e. prior to Linux support).

AMC-V7-2C66 BSP

AMC-D24A4-RF4 (on C6678 devices) BSP

BSD license, see https://en.wikipedia.org/wiki/UIP_(micro_IP)

2.          lwIP lightweight Ethernet TCP/IP stack. Uses on CommAgility Xilinx FPGA HW with an Ethernet connection and MicrBlaze processor core.

AMC-V7-2C66 BSP

AMC-RF2x2 BSP

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Modified BSD license, see http://savannah.nongnu.org/projects/lwip/

3.          U-boot. Used as a software bootloader for Linux on the Company’s hardware featuring TI devices with ARM cores:-

AMC-D24A4-RF4 BSP

AMC-K2L-RF2 BSP

VPX-D16A4 BSP

License GNU GPL V2, see http://www.denx.de/wiki/U-Boot/

4.          Linux. Used as the OS on the Company’s and third party hardware featuring TI devices with ARM cores:-

AMC-D24A4-RF4 BSP

AMC-K2L-RF2 BSP

VPX-D16A4 BSP

SmallCellPHY-TI, SmallCellSTACK, MobilePHY, MobileSTACK.

License GNU GPL V2, see https://www.kernel.org/category/faq.html

5.          Linux GNU core utilities. Used on all products with Linux. Mixture of GNU GPL, GNU LGPL, BSD.

Please refer to the licence manifest file at document VII.F.21 of the Data Room.

6.          Texas Instruments RFSDK and MCSDK.

All the Company’s Texas Instruments based software development.

3-clause BSD licenses as follows:

“Redistribution and use in source and binary forms, with or without modification, are permitted provided that the following conditions are met:

Redistributions of source code must retain the above copyright notice, this list of conditions and the following disclaimer. Redistributions in binary form must reproduce the above copyright notice, this list of conditions and the following disclaimer in the documentation and/or other materials provided with the distribution.

Neither the name of Texas Instruments Incorporated nor the names of its contributors may be used to endorse or promote products derived from this software without specific prior written permission.

THIS SOFTWARE IS PROVIDED BY THE COPYRIGHT HOLDERS AND CONTRIBUTORS “AS IS” AND ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE DISCLAIMED. IN NO EVENT SHALL THE COPYRIGHT OWNER OR CONTRIBUTORS BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES; LOSS OF USE, DATA, OR PROFITS; OR BUSINESS INTERRUPTION) HOWEVER CAUSED AND ON

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ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, STRICT LIABILITY, OR TORT (INCLUDING NEGLIGENCE OR OTHERWISE) ARISING IN ANY WAY OUT OF THE USE OF THIS SOFTWARE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.”

7.          SCTP Lib http://www.sctp.de/sctp-download.html

eNodeB Protocol Stack test cases which are distributed

8.          OpenAES https://github.com/jhjin/OpenAES

Used for eNodeB Protocol Stack test cases

See link for license

9.          minmea https://github.com/cloudyourcar/minmea

GPS NMEA 0183 sting processing library used by eNodeB and UE Stack in ground to air solution

See https://github.com/cloudyourcar/minmea/blob/master/COPYING for licensing

10.        rapidxml http://rapidxml.sourceforge.net/

XML file parser for UE protocol stack

Boost Software License see http://rapidxml.sourceforge.net/license.txt

Part 5.	Particulars of licenses, agreements, authorisations, and permissions granted by the Company or the US Subsidiary relating to Intellectual Property Rights listed in Parts 1 to 4 of Schedule 6.

All licenses and agreements are available in the Data Room at folders VII.E, VII.E.2, II, VII.B, VII.C, VII, and VII.F.

The following particulars specifically relate to co-developed Intellectual Property Rights between the Company and the specified third party.

Technology	Provider	Format	Schedule	Data Room Document Reference
LTE UE Stack	L&T Technology Services Ltd	Source	LTE UE Stack Documentation Support Tools	7.06 L & T Software License Agreement.pdf
LTE PHY License Agreement	TI	Source		7.06 TI LTE License Agreement .pdf 7.06 CA TI amend #5

Part 6.	Particulars of agreements which restrict use by the Company or the US Subsidiary of Intellectual Property Rights listed in Parts 1 and 3 of Schedule 6.

Aeroflex Board Manufacture and Supply Agreement, May 2013, restricts supply of AMC-V7-2C6678-SFP to a list of 6 competitors named in Appendix 6 of that agreement.

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The Company uses Japanese components in most of its hardware products. Japanese suppliers have a restriction on weapons and military end use policy. For example see Murata’s policy:-

http://www.murata.com/en-eu/support/militaryrestriction.

Cards designed specifically for military end-use equipment have these components designed out, e.g. VPX-D16A4 and AMC-V7-2C66 ruggedized products.

Aeroflex Board Manufacture and Supply Agreement, May 2013, has an escrow agreement clause for the AMC-V7-2C6678-SFP, AMC-2C6678-550-SFP, and AMC-V6-SAS at the request of Aeroflex. ESCROW has not been requested by Aeroflex and as such no the Company product information is held in escrow.

TI LTE PHY License Agreement Amendment #5 Clause 7 27th May 2015 requires TI’s written approval for CommAgility to sublicense the LTE Rel.9 and Rel.10 SmallCellPHY-TI software to the Company’s customers. This approval has never been withheld.

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Schedule 7. Information technology

Part 1 - Particulars of IT System

Overview

The IT network within the Company has been developed and is maintained by two full-time IT Engineers and provides a sophisticated and fully integrated IT network to employees in both sites and to VPN users. The Company’s IT department does not contract external resources or professional services to support it.

In-house Private Server Cloud

At the heart of the Company’s IT infrastructure is a VSphere virtualization platform. This currently hosts 49 Virtual Machines (VMs) on 6 actual server platforms across the two sites. Some of these VMs are providing file service shares including Windows Server, SAP, Microsoft Exchange, Jira, Confluence, FTP services and Linux Samba shares. The remainder of these VMs facilitate Domain Controllers, test workstations, GitLab repositories, licence servers, KACE, Teamcity, certificates and web and intranet servers and other support functions to the business.

Server Backups

Cross-site server backups are conducted to endeavour to provide business continuity and mitigate data loss and this is implemented automatically with Veeam Backup & Recovery software. The back up server is located at a different location to the primary server. Project data is mirrored and backed-up between the Loughborough and Duisburg servers every weekday night.

Workstations

There are 74 workstations which mostly run Microsoft Windows 7 or Windows 10. The Company has:

•	11 x Office 365 subscriptions;

•	11 x Office 2013 Licences;

•	11 x Office 2010 Licences;

•	48 x Office 2010 Microsoft Volume Licences; and

•	40 x Office 2007 Licences.

A small number of the workstations run Linux. These workstations are used in the office and lab environment.

Dell is the preferred solutions provider and most users are issued with a Dell E-Series laptop with up to two additional screens.

All employees use Microsoft Office and the applications software inventory on these workstations includes: SAP Business One, Mentor Expedition/xDX Designer, TI’s Code Composer Studio, GitLab, TeamCity, LabView, XJTAG, Solidworks and Solidworks Flow and Microsoft Project.

Workstation Backups

Office workstations are backed-up using Acronis Backup and this runs to an automated schedule storing data on dedicated server platforms.

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Development Environment

Jira project management tool is used in all aspects of software and hardware development and support. GitLab is the repository for software and firmware and provides strict version control. In-house Wiki is provided with a Confluence site allowing project spaces to be built for each project team. Instant messaging and communication is facilitated between all team members, whatever their location using Skype.

Security

The network has been architected with security in mind. Both sites operate sophisticated firewall apparatus which can screen all traffic entering or leaving the network. The on-site Microsoft Exchange email service operates in conjunction with GFI MailEssentials screening and virus checking to protect the network from email-borne threats. Workstations are provisioned, managed and secured using KACE Endpoint Systems Management suite. This allows the IT team to push security patches and upgrades to all corporate users immediately or as required. This toolkit is also used to assure software licence compliance and inventory. All workstations are protected with Trend Worry-Free Business Security and this is centrally administered to ensure each workstation is up-to-date. Security risks are reviewed and tested periodically.

Please refer to the Company’s IT inventory at document VII.G.3 of the appendix to the Disclosure Letter.

Part 2. Particulars of IT Contracts

Corporate

Domain hosting: Amazon Web Services Wildcard Certificate hosting for commagility.com : Digicert 3 years prepaid from 12 Mar 2015

Loughborough

Telephone: Loughborough University (Data Room 8.01)
Internet: Loughborough University

Duisburg

Telephone: Immobilien Management Duisburg (Data Room 8.01)
Internet 1: Immobilien Management Duisburg (Data Room 8.01)
Internet 2: University Duisbrg Essen

US

Telephone : None Provided

Internet: Rialto Melbourne Investor LLC (Data Room 8.01)

Software

Software	Supplier	Licence(s)	Maintenance
Office 365	Bechtle	11 user subscriptions (see ‘Workstations’ above)	N/A
Veeam Backup and Recovery	Bechtle	8 socket perpetual licence	Annual maintenance expires December 2017
VMware vSphere/vCenter	Bechtle	perpetual licence	Maintenance expired.
Jira	Atlassian	250 User perpetual licence V5.2	Maintenance expired 13 Aug 2015
Confluence	Atlassian	100 user perpetual licence	Maintenance expires 7 May 2017
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Dell Kace	Bechtle	Subscription expires 10 July 2017	N/A
Microsoft Exchange.	Bechtle	2 licences.	N/A
GFI Email Protection Suite	Bechtle	250 mailbox subscription expires September 2017	N/A
Sophos Antivirus	Bechtle	subscription	N/A
LabView Developer Suite	National Instruments	subscription expires 17 September 2017	N/A
Solidworks	Solid Solutions	2 standard licences and 1 Flow licence	Maintenance expires 31 October 2017
XJTAG Developer licence	XJTAG	1 licence	Maintenance expires 2 July 2017
Mentor xPCB Layout 100	Mentor	1 licence	Maintenance expires 27 May 2017.
Mentor xDX Designer 200	Mentor	3 licences	Maintenance expires 27 May 2017.
SAP Business 1	Broadgate	9 licences	Maintenance expires Jan 2018.
Genesys RF simulation	Keysight	Lease of software expires 9 Feb 2017	N/A
Code Composer Studio 6	TI	25 floating licences	N/A
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Schedule 8. Particulars of Properties

Description of the Property	Part of Area GB together with Gas Pod, Charnwood Building, Holywell Park, Loughborough
Description of Lease	Lease dated 22 December 2015
Landlord	Loughborough University
Tenant	CommAgility Limited
Term	Term commencing 1 January 2016 and expiring 1 November 2020.
Current Use	Office space, laboratory space, cycle storage
Current level of rent per annum (exclusive of VAT)	£32,920 per annum
Next rent review date	N/A
Option to determine	The Tenant is entitled to terminate the Lease with respect to those areas in the Premises covering Part Area GB if the Tenant gives the Landlord 6 months’ written notice and, at the expiry of the notice, there is no outstanding arrears of Basic rent, Service Charge or Insurance Rent (Service Charge and Insurance Rent having been invoiced) and vacant possession has been given.

Description of the Property	Part of Area GB, Charnwood Building, Holywell Park, Loughborough
Description of Lease	Lease dated 2 November 2015
Landlord	Loughborough University
Tenant	CommAgility Limited
Term	Term commencing 2 November 2016 and expiring 1 November 2020.
Current Use	Office space, laboratory space
Current level of rent per annum (exclusive of VAT)	£14,310 per annum
Next rent review date	N/A
Option to determine	The Tenant is entitled to terminate the Lease with respect to those areas in the Premises covering Part Area GB on any anniversary of the Term if the Tenant gives the Landlord 6 months’ written notice and, at the expiry of the notice, there is no outstanding arrears of Basic rent, Service Charge or Insurance Rent (Service Charge and Insurance Rent having been invoiced) and vacant possession has been given.

Description of the Property	Office No. 718, 100 Rialto Place, Melbourne, FL 32901
Description of Lease	Lease dated October 19, 2016
Landlord	Rialto Melbourne Investor, LLC
Tenant	CommAgility Inc.
Term	Term commencing November 1, 2016, and continuing on a month-to-month basis until either party provides the other party with 30 days’ prior written notice to vacate.
Current Use	Office space
Current level of rent (exclusive of VAT)	$625.00 per month (November 1, 2016 to October 31, 2017)
Next rent review date	1 November 2017
Option to determine	N/A
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Description of the Property	Tec-Center, Bismarckstr. 142, 47057 Duisburg
Description of Lease	Lease dated 31 March/24 March 2015 as amended 30 April/11 April 2015
Landlord	City of Duisburg
Tenant	CommAgility Limited
Term	Indefinite period. Notice period 3 month to the end of the month; notice period applies for landlord and tenant
Current Use	Office space, laboratory space
Current level of rent per annum (exclusive of VAT)	EUR 66,747.00 and EUR 4,140.00 for parking spaces.
Next rent review date	N/A
Option to determine	N/A

Description of the Property	Furnished apartment, Krummacherstrasse 24, 47051 Duisburg
Description of Lease	Lease dated 15 April 2012
Landlord	Dr. Rolf Böhnke
Tenant	CommAgility Limited
Term	Indefinite period. Notice period 3 month; notice period applies for landlord and tenant
Current Use	Accomodation
Current level of rent per annum (exclusive of VAT)	EUR 3,600.00.
Next rent review date	N/A
Option to determine	N/A
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Schedule 9. Earn-out Payments

Part 1

1.	Definitions

2017 EBITDA: EBITDA for the First Earn-out Year.

2018 EBITDA: EBITDA for the Second Earn-out Year.

Earn-out Payments: has the meaning set out in paragraph 2.1 of this Schedule.

EBITDA: means EBITDA of the Company and the US Subsidiary as determined in accordance with paragraph 7 of this Schedule.

2017 Earn-out Payment: the Earn-out Payment in respect of the First Earn-out Year.

2018 Earn-out Payment: the Earn-out Payment in respect of the Second Earn-out Year.

Earn-out Period: the First Earn-out Year or the Second Earn-out Year, as the case may be.

Earn-out Year: means the First Earn-out Year and/or the Second Earn-out Year.

First Earn-out Year: the Financial Year beginning on 1 January 2017 ending on 31 December 2017.

Earn-out Statement: has the meaning set out in paragraph 3.2(b) of this Schedule.

Expert: a member of an independent firm of chartered accountants of international repute appointed in accordance with paragraph 4 of this Schedule to resolve any dispute arising between the parties in connection with the preparation of any Earn-out Statement or the calculation of the corresponding Earn-out Payment in relation to a Financial Year.

Financial Year: each and any financial year (within the meaning of section 390 of the Companies Act 2006) of the Company and the US Subsidiary.

Objection Notice: has the meaning set out in paragraph 3.3 of this Schedule.

Reference Accounts: in relation to each Earn-out Period, the audited consolidated accounts of the Company and the US Subsidiary for such Earn-out Period and prepared in accordance with UK GAAP in force for that Financial Year and otherwise in accordance with this Schedule.

Resolution Notice: has the meaning set out in paragraph 3.6 of this Schedule.

Review Period: has the meaning set out in paragraph 3.3 of this Schedule.

Second Earn-Out Year: the Financial Year beginning on 1 January 2018 and ending on 31 December 2018.

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2.	Earn-out Payments

2.1	As additional consideration for the Sale Shares, the Buyer shall make the following payments to the Sellers, which shall be apportioned between the Sellers as set out opposite their respective names in Schedule 1 (together the “Earn-out Payments”, each an “Earn-out Payment”):

(a)	A 2017 Earn-out Payment of up to £10,000,000 (ten million pounds), based on 2017 EBITDA being greater than £2,000,0000 (two million pounds) in the First Earn-out Year, calculated by reference to the indicative table setting out the methodology for calculating the 2017 Earn-out Payment and the 2018 Earn-out Payment included at Part 2 of this Schedule, as further described in paragraphs 2.2 to 2.5 (inclusive) of this Schedule; and

(b)	A 2018 Earn-out Payment of up to £10,000,000 (ten million pounds) LESS the value of the 2017 Earn-out Payment (if any), based on 2018 EBITDA being between greater than the EBITDA figure actually achieved in the First Earn-out Year (and in any event greater than £2,000,0000 (two million pounds)) in the Second Earn-out Year calculated by reference to the indicative table setting out the methodology for calculating the 2017 Earn-out Payment and the 2018 Earn-out Payment included at Part 2 of this Schedule as further described in paragraphs 2.2 to 2.5 (inclusive) of this Schedule.

2.2	As indicated in the table at Part 2 of this Schedule, each incremental increase in EBITDA of up to £100,000 shall be multiplied by the appropriate multiplier set out adjacent to that increment in the table in calculating each Earn-out Payment.

2.3	For the avoidance of doubt, each £1 of EBITDA in respect of the First Earn-out Year and the Second Earn-out Year shall be included in the calculation of the relevant Earn-out Payment and not just complete increments of £100,000.

2.4	In respect of the Second Earn-out Year, the 2018 Earn-out Payment shall, if the 2018 EBITDA is greater than £2,000,000 and greater than the 2017 EBITDA, be calculated:

(a)	first by reference to the table at Part 2 of this Schedule, disregarding any 2017 Earn-out Payment; and

(b)	second, by deducting from the amount so determined the value of the 2017 Earn-out payment.
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2.5	The following are illustrative examples of the calculation of the Earn-out Payments, which are included as an aide to interpretation only:

2017 EBITDA	2017 Earn-out Payment	2018 EBITDA	2018 Earn-out Payment
£1,800,000	zero (as EBITDA below £2,000,000)	£1,900,000	zero (as EBITDA below £2,000,000)
£1,800,000	zero (as EBITDA below £2,000,000)	£2,500,000	£1,000,000 less zero = £1,000,000
£1,800,000	zero (as EBITDA below £2,000,000)	£3,792,500	£4,600,000 plus (£92,500*3) less zero = £4,600,000 plus £277,500 less zero = £4,877,500
£3,000,000	£2,500,000	£2,500,000	zero (as 2018 EBITDA lower than 2017 EBITDA)
£3,000,000	£2,500,000	£3,100,000	£2,800,000 less £2,500,000 = £300,000
£3,000,000	£2,500,000	£4,015,860	£5,500,000 plus (£15,860*3.5) less £2,500,000 =£5,500,000 plus £55,510 less £2,500,000 = £3,055,510
£4,375,100	£6,550,000 plus (£75,100*3.5) = £6,550,000 plus £262,850 = £6,812,850	£4,690,000	£7,600,000 plus (£90,000*3.5) less £6,812,850 = £7,600,000 plus £315,000 less £6,812,850 = £1,102,150
£4,375,100	£6,550,000 plus (£75,100*3.5) = £6,550,000 plus £262,850 = £6,812,850	£5,002,000	£9,000,000 plus (£2,000*2) less £6,812,850 = £9,000,000 plus £4,000 less £6,812,850 = £2,191,150
£5,700,000	£10,000,000 (maximum)	£7,000,000	zero (as maximum earned in 2017)
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2.6	Subject always to paragraph 6 of this Schedule 9 (Set-Off Rights) the Buyer shall pay the amount due (if any) in respect of each Earn-out Payment in cash (and through the issue of a loan note if applicable):

(a)	by the later of:

(i)	5 Business Days following the date that the parties agree in writing that the relevant Earn-out Payment is agreed; or

(ii)	31 March in the Financial Year that follows the relevant Earn-out Period; or

(b)	if an Objection Notice is served in accordance with paragraph 3.3 of this Schedule the Buyer shall pay such amount of the relevant Earn-out Payment as is not in dispute between the parties by the date referred to at paragraph 2.6(a) and shall pay the balance (if any) of the relevant Earn-out Payment within 10 days of the parties:

(i)	agreeing in writing all disputed matters concerning the relevant Earn-out Statement and the calculation of the corresponding Earn-out Payment; or

(ii)	receiving notice of the Expert’s determination of the relevant Earn-out Payment in accordance with paragraph of this Schedule.

2.7	To the extent that the 2017 Earn-out Payment exceeds the 2017 EBITDA and/or the 2018 Earn-out Payment exceeds the 2018 EBITDA (in either such case an “Earn-out Surplus”), the Buyer may, by notice in writing to the Sellers’ Representative delivered with the draft Earn-out Statement referred to in paragraph 3.2 below elect to satisfy the Earn-out Surplus by issuing the Sellers with a loan note (which shall carry an interest rate of 5% and a redemption period of 2 years (in relation to the 2017 Earn-out Payment) and 1 year (in relation to the 2018 Earn-out Payment)) issued by WTG to the Sellers for the full amount of the Earn-out Surplus in proportion to their respective entitlements to the relevant Earn-out Payment, subject only to the Sellers’, the Buyer and WTG agreeing to the terms of such loan note (provided always that the terms referred to above relating to interest and redemption shall be deemed to be agreed). For the avoidance of doubt, the balance of the Earn-out Payment (excluding the Earn-out Surplus) shall be made in cash in accordance with paragraph 2.6.

2.8	EBITDA results will be calculated in accordance with UK GAAP (in a manner consistent with past practice of the Company in the normal course of business) save where specific accounting policies and procedures have been specified in paragraph 7 of this Schedule (in which case those specific policies and procedures shall apply and not UK GAAP).

3.	Earn-out Statement and agreeing the Earn-out Payments

3.1	In relation to each Earn-out Period, the Buyer shall procure that the Reference Accounts for that Earn-out Period are prepared and audited as soon as practicable and in any event within 90 days of the last day of the relevant Earn-out Period.
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3.2	Within 10 Business Days of completion of the audit of the Reference Accounts in respect of an Earn-out Period, the Buyer shall deliver to the Sellers:

(a)	a copy of the relevant Reference Accounts; and

(b)	a statement prepared by the Buyer’s accountants (“Earn-out Statement”) setting out:

(i)	its calculation of the EBITDA for that Earn-out Period;

(ii)	any adjustments made to the Reference Accounts or any figures stated therein in preparing the Earn-out Statement, including, without limitation, those made to reflect the specific accounting policies and procedures set out in paragraph 7 of this Schedule; and

(iii)	its calculation of the resulting Earn-Out Payment (if any) payable in respect of that Earn-out Period.

(c)	if the Buyer elects to satisfy an Earn-out Surplus by the issue of a loan note by WTG in accordance with paragraph 2.7:

(i)	written notice of that election; and

(ii)	a draft of the loan note instrument pursuant to which such loan notes are proposed to be issued together with details of any other terms or restrictions to which such loan notes would be subject.

3.3	The Sellers shall, within 10 Business Days from receipt of the Reference Accounts and the Earn-out Statement for an Earn-out Period (“Review Period”), deliver to the Buyer a written notice stating whether they agree with the Earn-out Statement and the Buyer’s calculation of the Earn-out Payment. In the case of any disagreement, the notice (“Objection Notice”) shall specify the areas disputed by the Sellers and describe, in reasonable detail, the basis for the dispute.

3.4	If the Sellers fail to deliver an Objection Notice during the Review Period they shall, with effect from the expiry of the Review Period, be deemed to agree the Earn-out Statement and the amount of Earn-out Payment specified in it.

3.5	During each Review Period, the Buyer shall upon reasonable notice and during normal business hours, permit the Sellers (and their agents or advisers) to review such books and records of the Company and the US Subsidiary as the Sellers (or their agents or advisers) may reasonably require for the purpose of reviewing the Earn-out Statement and the Buyer’s calculation of the corresponding Earn-out Payment.

3.6	If the Sellers serve an Objection Notice in accordance with paragraph 3.3 of this Schedule, the parties shall seek in good faith to resolve the disputed matters and agree the amount of the Revenue and the Earn-out Payment for the relevant Earn-out Period as soon as reasonably possible. If the parties are unable to reach
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agreement within 15 Business Days of the service of the Objection Notice, then at any time following the expiry of such period either party may, by written notice to the other (“Resolution Notice”), require the disputed matters to be referred to an Expert for determination in accordance with paragraph 4 of this Schedule.

3.7	Each party shall bear and pay its own costs incurred in connection with the preparation, review and agreement of each Earn-out Statement and the calculation of each Earn-out Payment.

4.	Expert determination

4.1	If a Resolution Notice is served by either party, the parties shall use all reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Expert and to agree terms of appointment with the Expert as soon as reasonably possible. Neither party shall unreasonably withhold its agreement to the terms of appointment proposed by the Expert or the other party.

4.2	If the parties fail to agree on an Expert and his terms of appointment within ten (10) Business Days of either party serving details of a proposed Expert on the other, either party shall be entitled to request the President for the time being of the Institute of Chartered Accountants of England and Wales to appoint the Expert and to agree his of terms of appointment on behalf of the parties.

4.3	Except for any procedural matters, or as otherwise expressly provided in this Schedule, the scope of the Expert’s determination shall be limited to determining the unresolved matters in the Objection Notice relating to:

(a)	whether the Earn-out Statement has been prepared, and the corresponding calculation of the Earn-out Payment has been made, in accordance with the requirements of this Schedule;

(b)	whether any errors have been made in the preparation of the Earn-out Statement and the corresponding calculation of the Earn-out Payment; and

(c)	any consequential adjustments, corrections or modifications that are required for the Earn-out Statement to have been prepared, and the corresponding calculation of the Earn-out Payment to have been made, in accordance with the requirements of this Schedule.

4.4	The parties shall co-operate with the Expert and shall provide (and in the case of the Buyer shall procure that the Company and each of the US Subsidiary provides) such assistance and access to such documents, personnel, books and records as the Expert may reasonably require for the purpose of making his determination.

4.5	The parties shall be entitled to make submissions to the Expert and each party shall, with reasonable promptness, supply the other party with all such information and access to its documentation, books and records as the other party may reasonably require in order to make a submission to the Expert in accordance with this paragraph.
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4.6	To the extent not provided for in this paragraph 4, the Expert may in his reasonable discretion determine such other procedures to assist with the conduct of his determination as he considers just or appropriate including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

4.7	Unless otherwise agreed by the parties, the Expert shall be required to make his determination in writing (including the reasons for his determination) and to provide a copy to each party as soon as reasonably practicable and in any event within thirty (30) Business Days of his appointment.

4.8	The Expert shall act as an expert and not as an arbitrator. Save in the event of manifest error or fraud the Expert’s determination of any matters referred to him in accordance with this Schedule shall be final and binding on the parties.

4.9	If an appointed Expert dies or becomes unwilling or incapable of acting, or does not deliver his determination within the period required by this paragraph 4:

(a)	the parties shall use all reasonable endeavours to agree the identity and terms of appointment of a replacement Expert;

(b)	if the parties fail to agree and appoint a replacement Expert within ten (10) Business Days of a replacement being proposed in writing by one party, then either party may apply to the President for the time being of the Institute of Chartered Accountants of England and Wales to discharge the appointed Expert and to appoint a replacement Expert; and

(c)	this paragraph 4 shall apply in relation to each and any replacement Expert as if he were the first Expert appointed.

4.10	Each party shall act reasonably and co-operate to give effect to the provisions of this paragraph 4 and shall not do anything to hinder or prevent the Expert from reaching his determination.

4.11	Each party shall bear its own costs in relation to the reference to the Expert. The Expert will direct that his fees shall be borne by the parties on the general principle that costs should follow the event on a proportionate basis, except where it appears to the Expert that, in the circumstances, this is not appropriate in relation to the whole or part of such costs.

5.	Conduct of business during the Earn-out Period

5.1	In order to protect and safeguard the Sellers’ potential entitlement to the Earn-out Payments, the Buyer covenants with the Sellers that, during the Earn-out Period:

(a)	the Buyer will act in good faith towards the Sellers having regard to the interest of the Sellers in relation to the Earn-out Payments;

(b)	the business of the Company shall be under the day to day management of Paul Moakes, Edward De Salis Young, Simon Pack and Martin Hollingshead (for as long as each of them continues to be an employee of the Company);
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(c)	the Buyer will maintain sufficient working capital in the Company to allow it to operate normally. The Buyer may move cash out of the Company to other WTG Group companies, including by way of loans, provided that this does not create insolvency or working capital constraints which interfere in the normal course of Company’s business;

(d)	the Sellers are supplied with:

(i)	monthly financial reports;

(ii)	quarterly financial statements; and

(iii)	a quarterly earn-out statement reflecting the latest Earn-Out Payment projections;

5.2	The Sellers agree that the Buyer will be allowed to undertake any and all actions necessary to run the business.

5.3	If the Buyer or any member of the Buyer’s Group proposes to do or impose on the Company any deliberate act which will or would reasonably be expected to have a negative effect on the 2017 EBITDA and/or the 2018 EBITDA of not less than £25,000 then the Buyer may only carry out such act if one of the following applies:

(a)	the written consent of the Sellers’ Representative has been given; or

(b)	if the Buyer elects the acceleration of the Earn-out Payments by paying in full of the maximum possible Earn-out Payment (being £10,000,000 less the amount of any Earn-out Payment already made), or as otherwise agreed in writing with the Sellers; or

(c)	if the following process is followed:

(i)	the Buyer shall give the Sellers’ Representative at least 10 Business Days’ prior written notice before carrying out the act in question, including details of any mitigating actions and/or adjustments it proposes to make to the calculation of the 2017 EBITDA and/or the 2018 EBITDA to compensate for the proposed act or omission (a “Buyer Adjustment Notice”);

(ii)	the Sellers’ representative may, within 10 Business Days of receiving a Buyer Adjustment Notice provide the Buyer with a notice in writing stating his good-faith estimate of the adjustments required to be made to the calculation of the 2017 EBITDA and/or the 2018 EBITDA to compensate for the proposed act or omission (a “Seller Adjustment Notice”) AND if he fails to give notice under this paragraph (ii) above he shall be deemed to consent to the proposed act and accept the mitigating actions and/or adjustments (if any) proposed by the Buyer, in each case as set out in the Buyer Adjustment Notice;

(iii)	if the Sellers’ Representative delivers a Seller Adjustment Notice in accordance with paragraph (ii), the Buyer and the Sellers shall have a period of 5 Business Days in which they will negotiate in good faith to agree the amount of a write back (of an amount necessary to
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compensate for the adverse impact on EBITDA) into the relevant Earn-out Statement in respect of the First Earn-out Year and/or the Second Earn-out Year (as appropriate). If the Buyer and Sellers cannot agree on the amount of such adjustment, within those 5 Business Days of the delivery of a Seller Adjustment Notice, the matter shall be referred to the decision of an Expert in accordance with the provisions of paragraph 4 of this Schedule 9 as if the proposed adjustment were a Resolution Notice; and

(iv)	for the avoidance of doubt so long as the process outlined above is followed there shall be no requirement for the Buyer to wait for completion of the process before carrying out the relevant act.

5.4	The Buyer and Sellers agree, without limitation, that the following actions impact the Earn-out calculations and would require one of the steps referred to at paragraph 5.3(a), 5.3(b) or 5.3(c) to be followed:

(a)	the disposal (by any means) outside of the ordinary course of business of any material part of the assets or material undertaking of the Company and/or the US Subsidiary as carried on at Completion, including, by way of example, the sale of the Company IPR or similar material assets of the Company;

(b)	the termination of the employment of any of the Sellers by the Company by any means unless for gross misconduct entitling summary dismissal without compensation pursuant to the relevant Employment Agreement or criminal acts;

(c)	a reduction-in-force of headcount by 15% or more in any fiscal year from the headcount at the beginning of that fiscal year imposed upon the business unit by the Buyer (excluding retirement/resignation in the ordinary course);

(d)	any actions to integrate the sales channel, engineering teams or any other significant portions of the business or operations of the Company (such that the acts reduce or diminish the Company’s level of or access to resources) with the business or operations of the WTG Group;

(e)	the diversion or redirection of the business carried on by, or the custom of any customer or client of the Company and/or the US Subsidiary at Completion away from the Company and/or the US Subsidiary unless such diversion or redirection is accompanied by and conditional upon inter-company accounting which, in the reasonable opinion of the Sellers’ Representative and the Buyer, compensates the full amount of the effect on EBITDA;

(f)	any step for the winding up or dissolution of, or appointment of an administrator, receiver or receiver and manager, to the Company and/or the US Subsidiary or any part of their assets or undertaking, or any similar or analogous process unless the Company and/or the US Subsidiary (as applicable) becomes unable to pay its debts as they fall due;

(g)	any restriction imposed on the Sellers by the Buyer in connection with the use of the Company’s name, but not including any changes to branding, marketing or communications which relate solely to the use of any of Buyer’s brands or
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corporate trading names alongside and with the Company name in websites, marketing materials, emails, tradeshows, or business cards;

(h)	any transfer to the Company and/or the US Subsidiary of any onerous or unprofitable activity, undertaking or obligation of the Buyer or any member of the Buyer’s Group or for which the Buyer or any member of the Buyer’s Group receives a benefit unless such transfer is accompanied by and conditional upon inter-company accounting which, in the reasonable opinion of the Sellers’ Representative and the Buyer, compensates the full amount of the effect on EBITDA;

(i)	the imposition of any management or service charge on the Company and/or the US Subsidiary by the Buyer or any member of its Group unless such imposition is accompanied by and conditional upon inter-company accounting which, in the reasonable opinion of the Sellers’ Representative and the Buyer, compensates the full amount of the effect on EBITDA;

(j)	the acquisition by the Company and/or the US Subsidiary (by any means) of any share or loan capital or other interest in any corporate body, partnership or other venture;

(k)	the giving of any guarantee, indemnity or other agreement by the Company/or the US Subsidiary to secure or incur financial or other obligations relating to the obligations of any other person.

5.5	The Buyer and Sellers agree, without limitation, that the following actions would not impact the Earn-out calculations and would not require one of the steps referred to at paragraph 5.3(c) to be followed: the integration of IT and accounting systems; administrative process; accounting process, finance and financial reporting; IT systems; internal controls, and other corporate governance functions, including reporting lines in relation to such functions.

5.6	The Sellers agree that they shall operate the business in accordance with good industry practice during the Earn-out Period and use their reasonable endeavours to allocate such expenditure as is reasonable to ensure the business operates in manner which is compliant with all tax, legal, regulatory and commercial licensing arrangements which are relevant to the business.

6.	set-off rights

6.1	If, on or at any time prior to the date that the Earn-Out Payments fall due (each an “Earn-out Payment Date” or together the “Earn-out Payment Dates”), a Due Amount is outstanding, the Buyer shall be entitled to satisfy all (to the extent possible) or part of the Sellers’ liability to pay the Due Amount by way of set-off against either one or both of the Earn-Out Payments, and to treat its obligation to make the relevant Earn-Out Payment(s) as being reduced pro tanto by the amount so set off.

6.2	If on any Earn-out Payment Date there is an Outstanding Claim, the Buyer shall be entitled (at its sole discretion) to withhold from the Earn-out Payment an amount equal to the Estimated Liability (if any) or, if the Earn-out Payment is lower than the
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Estimated Liability, the full amount of the Earn-out Payment (“Earn-Out Reserved Sum”) and shall pay the balance of the Earn-out Payment in accordance with paragraph 6.3 of this Schedule. For the avoidance of doubt, no amount may be withheld pursuant to this paragraph 6.2 in respect of an Outstanding Claim in respect of which no Estimated Liability has been agreed by the Buyer and the Sellers or opined by Counsel in accordance with the definition of Estimated Liability set out in clause 1.1

6.3	Where an Earn-Out Reserved Sum has been withheld by the Buyer pursuant to paragraph 6.2 in respect of an Outstanding Claim, upon that claim becoming a Resolved Claim the Buyer shall:

(a)	be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the Seller’s liability to pay the Due Amount in respect of the relevant Resolved Claim by way of set-off against the corresponding Earn-Out Reserved Sum, and to treat its obligation to pay the Earn-Out Reserved Sum as being reduced pro tanto by the amount so set off; and

(b)	to the extent that the Due Amount is less than the Earn-out Reserved Sum pay to the Sellers the balance of the corresponding Earn-Out Reserved Sum (if any) after the Buyer has exercised its rights pursuant to paragraph 6.3(a) in accordance with the proportions set out in Schedule 1. Such payment shall be made by the Buyer within 5 Business Days of the Outstanding Claim becoming a Resolved Claim.

6.4	Nothing in this paragraph 6 shall prejudice, limit or otherwise affect:

(a)	any right or remedy the Buyer may have against the Sellers from time to time, whether arising under this Agreement or any of the documents executed pursuant to this agreement; or

(a)	the Buyer’s right to recover against the Sellers, whether before or after any Earn-out Payment is made in accordance with this agreement,

save to the extent that any such right or remedy, or Losses relating thereto, has been satisfied by the application of this paragraph 6.

6.5	The amount of a Earn-Out Reserved Sum withheld by the Buyer in accordance with this paragraph 6 shall not be regarded as imposing any limit on the amount of any claims under this agreement or any of the documents executed pursuant to this agreement.

6.6	If a Due Amount is not satisfied in full by way of set-off under paragraph 6.1 or 6.3, nothing in this agreement shall prevent any right of the Buyer to recover the balance of the Due Amount from the Sellers (to the extent not so satisfied) in accordance with the terms of this Agreement.

6.7	In the event that the Company’s agreement with Texas Instruments Incorporated (“TI”) relating to the Company’s use of TI’s Release 10 Intellectual Property is terminated by TI then the Sellers agree that the Buyer’s obligation to pay and the Seller’s right to receive any unearned Earn-out Payments shall immediately lapse
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unless the Company is lawfully able to continue to use the Release 10 Intellectual Property of Texas Instruments for the remainder of the Earn-out Period on materially the same terms and which allow such Release to be used in a manner which is consistent with past practice and in accordance with the Company’s business requirements in relation thereto, and for these purposes “unearned Earn-out Payments” shall mean any Earn-out Payment in respect of an Earn-out Year which has not ended at the time of such termination. For the avoidance of doubt, any Earn-out Payment in respect of an Earn-out Year which has ended on the date of termination shall remain payable by the Buyer notwithstanding that it has not been paid, or has not been agreed or determined pursuant to this Schedule 9.

7.	ACCOUNTING POLICIES AND PROCESSES

7.1	There will be no capitalization of R&D expenses for the purposes of calculating the 2017 EBITDA and/or the 2018 EBITDA;

7.2	Deferred revenue recognition will assign fair value measurement, consistent with UK GAAP and past practice of the Company in the UK (so the amounts assigned to software will be consistent with the Company’s existing price lists and previous sales), of any multiple element arrangements such that, there will be deferred revenue liabilities recorded for any undelivered elements of a contract, specifically, software development requirements which require additional R&D and software customization requirements which require additional costs and R&D. Fair value will be assigned and separate revenue recognition for the following, to the extent included in the contract:

(a)	the software license;

(b)	obligations related to software development or next generation releases, or customization requirements; and

(c)	continued support or maintenance.

7.3	Any adjustments which have been agreed or determined in accordance with paragraph 5.3(c) of this Schedule 9.

7.4	The Sellers acknowledge the need for:

(a)	a qualified Chief Financial Officer and agrees to work with Buyer for the recruitment, selection, and employment of a full time and permanent Chief Financial Officer; and

(b)	legal counsel involvement in customer contract drafting, negotiation and execution.

Accordingly the Sellers agree that the costs of the above matters will be included in the Earn-out Payments calculations up to a maximum of £200,000 over and above the original 2017/2018 budgeted plan costs of £22,759. For the avoidance of doubt, the cost of UK regulatory compliance and legal representation (for matters other than those referred to above) are considered to be part of the ordinary course of business and will be fully recognized in the earn-out calculations with no cap.

7.5	The Sellers and Buyer agree:
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(a)	to follow the accounting principles of matching, whereby the business unit which recognizes revenue will also recognize the direct costs of that revenue. So, in the instance whereby the Company or the US Subsidiary is assisted in winning and recognizing new business through the Buyer’s direct and indirect channels, the cost of that new business in the form of commission payments will be recognized by the Company or the US Subsidiary through intercompany accounts (if paid directly by the Buyer or any member of its Group), or directly by the Company or the US Subsidiary (if paid direct) and recognised in the relevant Earn-out Statement;

(b)	that no indirect corporate overhead allocations relating to the US operations of the Buyer’s Group (which have no benefit to the Company) such as that related to public company costs, filing costs, executive management, or compliance are to be recognized in the Earn-out Statement calculations;

(c)	no time keeping for R&D time and inquiries are to be included in intercompany accounting for purposes of the Earn-out Statement calculations, unless, Tim Whelan and Edward de Salis Young agree in writing before-hand either on a project scope and cost or in respect of a sufficiently material level of on-going and/or ad hoc time and inquiries, which in either such case would then be included in intercompany charges and the Earn-out Statement calculations;

(d)	any employees hired in the US for the benefit of the Company or the US Subsidiary (with the approval of the Sellers) will be included as an appropriate intercompany cost transfer and recognized in the Earn-out Statement calculations;

(e)	all T&E costs are to be borne by each side respectively, with the Company’s T&E costs being reflected in the Earn-Out Payment calculations;

(f)	to the extent that EBITDA is reduced by any payment of the Employee Loyalty Bonus, such reduction will be reversed in the Earn-out Statement; and

(g)	to the extent that EBITDA is reduced by any matter giving rise to an Indemnity Claim, the reduction will be reversed in the Earn-out Statement to the extent of any payment by the Sellers pursuant to such Indemnity Claim.

7.6	The full amount of the PKF Fee will be added back to EBITDA.

7.7	To the extent that any act or acts of the Buyer or any member of the Buyer’s Group which would have required one of the steps referred to at paragraph 5.3(a), 5.3(b) or 5.3(c) of this Schedule to be followed but for the requirement in paragraph 5.3 for such act to have a negative effect on the 2017 EBITDA and/or the 2018 EBITDA of not less than £25,000 have, in the aggregate, had a negative effect on the 2017 EBITDA and/or the 2018 EBITDA of not less than £50,000, there shall be added back to the relevant EBITDA an amount equal to such negative effect. For the avoidance of doubt, no act in respect of which any of the steps referred to at paragraph 5.3(a), 5.3(b) or 5.3(c) was taken shall be included in such aggregate calculation.
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Part 2

Indicative Table of 2017 Earn-out Payment and

2018 Earn-out Payment

EBITDA	Total Increment	Increment	Mutiplier	Eo Amt	EO 1+2 Total
(,000)	(,000)	(,000)		(,000)	(,000)
£2,000
£2,100	£100	£100	2.00	£200	£200
£2,200	£200	£100	2.00	£200	£400
£2,300	£300	£100	2.00	£200	£600
£2,400	£400	£100	2.00	£200	£800
£2,500	£500	£100	2.00	£200	£1,000
£2,600	£600	£100	3.00	£300	£1,300
£2,700	£700	£100	3.00	£300	£1,600
£2,800	£800	£100	3.00	£300	£1,900
£2,900	£900	£100	3.00	£300	£2,200
£3,000	£1,000	£100	3.00	£300	£2,500
£3,100	£1,100	£100	3.00	£300	£2,800
£3,200	£1,200	£100	3.00	£300	£3,100
£3,300	£1,300	£100	3.00	£300	£3,400
£3,400	£1,400	£100	3.00	£300	£3,700
£3,500	£1,500	£100	3.00	£300	£4,000
£3,600	£1,600	£100	3.00	£300	£4,300
£3,700	£1,700	£100	3.00	£300	£4,600
£3,800	£1,800	£100	3.00	£300	£4,900
£3,900	£1,900	£100	3.00	£300	£5,200
£4,000	£2,000	£100	3.00	£300	£5,500
£4,100	£2,100	£100	3.50	£350	£5,850
£4,200	£2,200	£100	3.50	£350	£6,200
£4,300	£2,300	£100	3.50	£350	£6,550
£4,400	£2,400	£100	3.50	£350	£6,900
£4,500	£2,500	£100	3.50	£350	£7,250
£4,600	£2,600	£100	3.50	£350	£7,600
£4,700	£2,700	£100	3.50	£350	£7,950
£4,800	£2,800	£100	3.50	£350	£8,300
£4,900	£2,900	£100	3.50	£350	£8,650
£5,000	£3,000	£100	3.50	£350	£9,000
£5,100	£3,100	£100	2.00	£200	£9,200
£5,200	£3,200	£100	2.00	£200	£9,400
£5,300	£3,300	£100	2.00	£200	£9,600
£5,400	£3,400	£100	2.00	£200	£9,800
£5,500	£3,500	£100	2.00	£200	£10,000
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Schedule 10. Completion Working Capital and Completion Net Debt

Part 1. General

1.	BASIS OF PREPARATION OF THE COMPLETION ACCOUNTS AND COMPLETION - STATEMENT

1.1	The Completion Accounts are to be drawn up in accordance with the bases that appear, and in the order shown, below:

(a)	to the extent it gives rise to a treatment which complies with UK GAAP, on a basis consistent with and using the same accounting principles, policies, practices and bases applied by the Company in the preparation of the Accounts provided that:

(i)	there will be no capitalization of R&D expenses;

(ii)	deferred revenue recognition will assign fair value measurement, consistent with past practice of the Company in the UK (so the amounts assigned to software will be consistent with the Company’s existing price lists and previous sales), of any multiple element arrangements such that, there will be deferred revenue liabilities recorded for any undelivered elements of a contract, specifically, software development requirements which require additional R&D and software customization requirements which require additional costs and R&D. Fair value will be assigned and separate revenue recognition for the following, to the extent included in the contract:

(1)	the software license;

(2)	obligations related to software development or next generation releases, or customization requirements; and

(3)	continued support or maintenance;

(b)	to the extent not covered by paragraph 1.1(a) in accordance with UK GAAP.

1.2	The Completion Statement has been be derived from the Completion Accounts.

1.3	The Completion Statement specifies (i) Completion Working Capital (ii) Cash (iii) Debt Cash (iv) Working Capital Cash and (v) Indebtedness and (vi) the Completion Net Debt or the Completion Net Cash.

2.	DELIVERY OF THE COMPLETION STATEMENT

2.1	The draft Completion Accounts and draft Completion Statement and the draft Reconciliation Statement prepared by the Sellers are set out in Part 2 of this Schedule 10.

2.2	The Buyer must within 45 days (“Objection Period”) notify the Sellers either that it agrees with the Completion Accounts, the draft Completion Statement and the draft Reconciliation Statement or it disputes the Completion Accounts, the draft Completion Statement and/or the draft Reconciliation Statement, explaining in reasonable detail the
108

matters it disagrees with and the adjustments it considers should be made (“Dispute Notice”).

2.3	If the Buyer has notified the Sellers that it agrees with the Completion Accounts, the draft Completion Statement or if it has not delivered a Dispute Notice relating to the Completion Accounts or the draft Completion Statement to the Sellers during the Objection Period, the Completion Accounts and the draft Completion Statement will be final and binding on the Buyer and the Sellers.

2.4	If the Buyer has notified the Sellers that it agrees with the draft Reconciliation Statement or if it has not delivered a Dispute Notice relating to the draft Reconciliation Statement to the Sellers during the Objection Period, the draft Reconciliation Statement will be final and binding on the Buyer and the Sellers.

2.5	The costs of preparing the Completion Accounts, the Completion Statement and the Reconciliation Statement will be borne by the Sellers, and the Buyer will bear the costs of its review of the Completion Accounts, the Completion Statement and the Reconciliation Statement.

2.6	If the Buyer serves a Dispute Notice, the Buyer and the Sellers must use their reasonable endeavours to reach agreement as to the matter or matters in dispute within 20 Business Days of the date of delivery of such Dispute Notice (“Resolution Period”).

2.7	If, before the expiry of the Resolution Period, agreement is reached between the Buyer and the Sellers as to all matters in dispute, the Sellers must, within 5 Business Days of such agreement being reached, procure the delivery to the Buyer of a revised draft of the statement(s) in dispute incorporating such agreed adjustments. The revised Completion Statement or Reconciliation Statement (as appropriate) will be final and binding on the Buyer and the Sellers from the date of its delivery to the Buyer.

2.8	The Buyer and the Sellers shall use all reasonable endeavours to procure that all working papers and other information as may be reasonably required by any of them shall be made available and shall generally provide such assistance to each other (and to the Expert pursuant to paragraph 3) as may be necessary for the preparation and agreement of the Completion Statement and Reconciliation Statement.

3.	REFERENCE TO EXPERT

3.1	In respect of any matters included in the Dispute Notice on which no agreement is reached within the Resolution Period, such matters will be referred, on the application of either the Buyer or the Sellers, to the Expert for determination. The Expert will act as an expert and not as an arbitrator.

3.2	If the Buyer and the Sellers are unable to agree on an Expert within 5 Business Days, either the Buyer or the Sellers may request the president for the time being of the Institute of Chartered Accountants in England and Wales to appoint an accountant of repute and with relevant experience as the Expert.

3.3	The Expert’s decision will be communicated in writing to the Sellers and the Buyer. Within 5 Business Days of the Expert’s decision, the Sellers must send to the Buyer a revised Completion Statement and/or Reconciliation Statement (as appropriate) incorporating such adjustments (if any) as have been determined by the Expert and that
109

Completion Statement and/or Reconciliation Statement will be final and binding on the Buyer and the Sellers from the date of its delivery to the Buyer.

3.4	Each party shall bear its own costs in relation to the reference to the Expert. The Expert will direct that his fees shall be borne by the parties on the general principle that costs should follow the event on a proportionate basis, except where it appears to the Expert that, in the circumstances, this is not appropriate in relation to the whole or part of such costs.

4.	ADJUSTMENT OF PURCHASE PRICE FOR COMPLETION STATEMENT

4.1	The Purchase Price shall be:

(a)	in respect of working capital as at 31 December 2016:

(i)	increased by the amount by which the Completion Working Capital exceeds the Net Working Capital PEG; or

(ii)	reduced by the amount by which the Completion Working Capital is less than the Net Working Capital PEG; and

(b)	in respect of cash/debt as at 31 December 2016:

(i)	increased by the Completion Net Cash (if Completion Cash exceeds Indebtedness); or

(ii)	reduced by the Completion Net Debt (if Indebtedness exceeds Completion Cash),

provided that no adjustment shall be made to the Purchase Price unless the £100,000 thresholds referred to at paragraph 4.2 below have been passed.

4.2	On the Adjustment Date:

(a)	if following the adjustments referred to at paragraph 4.1 of this Schedule 10, the Purchase Price is to be increased by a sum which is in excess of £100,000 (a “Completion Accounts Price Increase”), the Buyer shall (subject to paragraph 5 below pay to the Sellers (in the proportions set out opposite the Sellers’ names in Schedule 1) an amount equal to the whole of the Completion Accounts Price Increase (and, for the avoidance of doubt not, not just the excess above £100,000) by way of telegraphic transfer to the Sellers’ Solicitors (who are authorised by the Sellers’ to accept the same), by way of an increase in the Purchase Price in accordance with clauses 3.1(e) and 4.4(c) of this Agreement; or

(b)	if following the adjustments referred to at paragraph 4.1 of this Schedule 10, the Purchase Price is to be reduced by a sum which is in excess of £100,000 (a “Completion Accounts Price Decrease”):

(i)	the Buyer’s liability to pay the Deferred Payment pursuant to clause 4.4(b) shall be reduced:
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(A)	on a £ for £ basis by an amount equal to the whole of the Completion Accounts Price Decrease (and, for the avoidance of doubt not, not just the excess above £100,000); and

(B)	on the basis that the payment made on each Deferred Payment Date is reduced by one-quarter of the aggregate Completion Accounts Price Decrease; and

(ii)	to the extent that the aggregate of any Completion Accounts Price Decrease and any Reconciliation Statement Price Decrease exceed the Deferred Payment, the Sellers shall pay to the Buyer an amount equal to the shortfall, by way of a reduction in the Purchase Price.

5.	ADJUSTMENT OF PURCHASE PRICE FOR RECONCILIATION STATEMENT

5.1	The Purchase Price shall be reduced by:

(a)	the amount of any Leakage; and

(b)	the aggregate amount of the Extraordinary Payments.

(the aggregate of such amounts being a “Reconciliation Statement Price Decrease”)

5.2	On the Adjustment Date:

(a)	the Buyer’s liability to pay the Deferred Payment pursuant to clause 4.4(b) shall be reduced:

(i)	on a £ for £ basis by an amount equal to any Reconciliation Statement Price Decrease; and

(ii)	on the basis that the payment made on each Deferred Payment Date is reduced by one-quarter of the aggregate Reconciliation Statement Price Decrease; and

(b)	to the extent that the aggregate of any Reconciliation Statement Price Decrease and any Completion Accounts Price Decrease exceeds the Deferred Payment, the Sellers shall pay to the Buyer an amount equal to the shortfall, by way of a reduction in the Purchase Price

6.	SET-OFF

6.1	Where a payment is due from the Sellers to the Buyer pursuant to paragraph 4 of this Schedule 10, the Buyer may (at its sole discretion) satisfy all (to the extent possible) or part of the shortfall amount by payment out of the Deferred Payment (in accordance with the provision of clause 6) or any Earn-out Payments (in accordance with the provisions of Schedule 9).
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6.2	If, on or at any time prior to the Adjustment Date, a Due Amount is outstanding, the Buyer shall be entitled to satisfy all (to the extent possible) or part of the Seller’s liability to pay the Due Amount by way of set-off against any Completion Accounts Price Increase, and to treat its obligation to make the Completion Accounts Price Increase as being reduced pro tanto by the amount so set off.

6.3	If on the Adjustment Date there is an Outstanding Claim, the Buyer shall be entitled (at its sole discretion) to withhold from the Completion Accounts Price Increase an amount equal to the Estimated Liability (if any), or if the Completion Accounts Price Increase is lower than the Estimated Liability, the full amount of the Completion Accounts Price Increase (“Price Increase Reserved Sum”), and shall pay the balance of the Completion Accounts Price Increase in accordance with paragraph 4.2(a) of this Schedule 10. For the avoidance of doubt, no amount may be withheld pursuant to this paragraph 6.3 in respect of an Outstanding Claim in respect of which no Estimated Liability has been agreed by the Buyer and the Sellers or opined by Counsel in accordance with the definition of Estimated Liability set out in clause 1.1.

6.4	Where a Price Increase Reserved Sum has been withheld by the Buyer pursuant to paragraph 6.3 in respect of an Outstanding Claim, upon that claim becoming a Resolved Claim the Buyer shall:

(a)	be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the Seller’s liability to pay the Due Amount in respect of the relevant Resolved Claim by way of set-off against the corresponding Price Increase Reserved Sum, and to treat its obligation to pay the Price Increase Reserved Sum as being reduced pro tanto by the amount so set off; and

(a)	to the extent that the Due Amount is less than the Price Increase Reserved Sum pay to the Sellers the balance of the corresponding Price Increase Reserved Sum (if any) after the Buyer has exercised its rights pursuant to paragraph 6.4(a) in accordance with the proportions set out in Schedule 1. Such payment shall be made by the Buyer within 5 Business Days of the Outstanding Claim becoming a Resolved Claim.

6.5	Nothing in this paragraph 6 shall prejudice, limit or otherwise affect:

(a)	any right or remedy the Buyer may have against the Sellers from time to time, whether arising under this agreement or any of the documents executed pursuant to this agreement; or

(b)	the Buyer’s right to recover against the Sellers, whether before or after any Completion Accounts Price Increase is made in accordance with this agreement,

save to the extent that any such right or remedy, or Losses relating thereto, has been satisfied by the application of this paragraph 6.

6.6	The amount of any Price Increase Reserved Sum withheld by the Buyer in accordance with this paragraph 6 shall not be regarded as imposing any limit on the amount of any claims under this agreement or any of the documents executed pursuant to this agreement.
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6.7	If a Due Amount is not satisfied in full by way of set-off under paragraph 6.2 or 6.4, nothing in this agreement shall prevent any right of the Buyer to recover the balance of the Due Amount from the Sellers (to the extent not so satisfied) in accordance with the terms of this Agreement.
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Part 2.	Completion Accounts and Statement and Reconciliation Statement

Project Penrose

Completion Accounts Balance sheet - 31 Dec 2016

Project Penrose
Balance Sheet (£’000)	Dec-16

Tangible assets	223
IP	314
FIXED ASSETS	537

CURRENT ASSETS
Stock	834
Debtors Control Account	3,308
Prepayments	12
Loans to CA Inc	2
Corporation Tax - UK	103
Cash at bank	1,886
6,145

CURRENT LIABILITIES
Creditors Control Account	728
Accruals	51
GRNI	(20)
VAT	175
PAYE and NI	78
Payroll liabilities	56
Corporation Tax - DE	12
Deferred tax	24
Deferred revenue	266
1,371

TOTAL ASSETS LESS CURRENT LIABILITIES	5,312

LONG TERM LIABILITIES
Deferred Purchase Liability	328

NET ASSETS	4,984

CAPITAL AND RESERVES
Reserves	4,604
Profit and loss account period	380

TOTAL CAPITAL AND RESERVES	4,984

Check	(0)
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Project Penrose

Completion Statement

		£

(i)	Completion Working Capital	2,820,329

(ii)	Cash	(101,095)

(iii)	Debt Cash	1,237,325

(iv)	Working Capital Cash	750,000

(v)	Indebtedness	(1,237,325)

(vi)	Completion Net Cash	648,905

(vii)	Purchase Price Adjustment	1,099,235
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Project Penrose

Cash reconciliations

Summary

£GBP
1 Lloyds Current account	2,933,429.98
2 Lloyds Euro a/c	24,919.12
3 Lloyds USD a/c	415,361.44
4 Co-Op Bank Current Ac	98,273.06
5 Deutsche Bank EUR a/c	148,520.56
Total	3,620,504.16

Cash reconciliations:

1 Lloyds Current account
				£GBP
Lloyds bank current ac	Per Statement				2,974,699.95
Lloyds bank current ac	Per SAP				2,933,429.98
Variance					(41,269.97)

Difference being:
PAYE payment 17.2.17					41,269.97
Variance				-	0

2 Lloyds Euro a/c
		EUR	FX		£GBP
Lloyds bank current ac EURO	Per Statement	30,382.90	1.16		26,118.32
Lloyds Euro a/c	Per SAP	28,987.90	1.16		24,919.12
Variance		1,395.00			(1,199.20)

Difference being:
Payment to Fadhli (Supplier payment)		1,395.00	1.16		1,199.20
Revised variance		-			-

3 Lloyds USD a/c
		USD	FX		£GDP
Lloyds USD a/c	Per Statement	617,471.02	1.25		493,976.82
Lloyds USD a/c	Per SAP	519,201.80	1.25		415,361.44
Revised variance		(98,269.22)			(78,615.38)

Difference being:
Payment to Ramco (supplier payment)		98,269.22	1.25		78,615.38
Revised variance		-			-

4 Co-Op Bank Current Ac
					£GBP
Co-Op Bank Current Ac	Per SAP				98,273.06
Co-Op Bank Current Ac	Per Statement				98,273.06
Variance					-

5 Deutsche Bank EUR a/c
		EUR	FX		£GBP

Deutsche Bank EUR a/c	Per Statement	173,088.27	1.17		148,520.56
Deutsche Bank EUR a/c	Per SAP	173,088.27	1.17		148,520.56
Variance		-			-
116

SIGNATURE PAGE

SIGNED as a DEED but not delivered until the date set out on page 1 by PAUL MOAKES in the presence of:	/s/ Paul Moakes

Witness Signature:	/s/ Hollie Whyman

Witness Name:	Hollie Whyman

Witness Address:	9-13 St. Andrew Street London EC4A 3AF
Occupation:	Trainee Solicitor

SIGNED as a DEED but not delivered until the date set out on page 1 by EDWARD DE SALIS YOUNG in the presence of:	/s/ Edward de Salis Young

Witness Signature:	/s/ Hollie Whyman

Witness Name:	Hollie Whyman

Witness Address:	9-13 St. Andrew Street London EC4A 3AF
Occupation:	Trainee Solicitor

SIGNED as a DEED but not delivered until the date set out on page 1 by SIMON PACK by his attorney Edward de Salis Young under a Power of Attorney dated 15 February 2017 in the presence of:	/s/ Edward de Salis Young

Witness Signature:	/s/ Hollie Whyman

Witness Name:	Hollie Whyman

Witness Address:	9-13 St. Andrew Street London EC4A 3AF
117

Occupation:	Trainee Solicitor

SIGNED as a DEED but not delivered until the date set out on page 1 by MARTIN HOLLINGSHEAD in the presence of:	/s/ Martin Hollingshead

Witness Signature:	/s/ Hollie Whyman

Witness Name:	Hollie Whyman

Witness Address:	9-13 St. Andrew Street London EC4A 3AF
Occupation:	Trainee Solicitor
118

SIGNED as a DEED but not delivered until the date set out on page 1 on behalf of Wireless Telecommunications Group, Inc. by Timothy Whelan, a director in the presence of:	/s/ Timothy Whelan

Witness Signature:	/s/ Dale A. Long

Witness Name:	/s/ Dale A. Long

Witness Address:	25 Eastmans Rd., Parsippany, NY

Occupation:	Controller

SIGNED as a DEED but not delivered until the date set out on page 1 on behalf of WIRELESS TELECOM GROUP INC. a company incorporated in New Jersey by Timothy Whelan being a person who, in accordance with the laws of that territory, is acting under the authority of the company
in the presence of:	/s/ Timothy Whelan

Witness Signature:	/s/ Dale A. Long

Witness Name:	/s/ Dale A. Long

Witness Address:	25 Eastmans Rd., Parsippany, NY

Occupation:	Controller
119